United States
Securities and Exchange Commission
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Notice of Annual Meeting of Shareholders and Proxy Statement
To the Shareholders of 1st Source Corporation:
The Annual Meeting of Shareholders of 1st Source Corporation will be held virtually via live webcast at www.virtualshareholdermeeting.com/SRCE2026, on April 23, 2026, at 8:00 a.m. Eastern Daylight Time, for the purpose of considering and voting upon the following matters:
1.    Election of Directors. Election of four directors for terms expiring in 2029. (Pages 3-5)
2.    Advisory Approval of Executive Compensation. Approval, on a non-binding advisory basis, of the compensation of 1st Source Corporation’s executive officers disclosed in this proxy statement. (Pages 43-44)
3.    Approval of the Amended 1982 Executive Incentive Plan. (Pages 44-48)
4.    Approval of the Amended Strategic Deployment Incentive Plan. (Pages 48-50)
5.    Approval of the Amended 1982 Restricted Stock Award Plan. (Pages 50-53)
6.    Ratification of the appointment of Forvis Mazars, LLP as 1st Source Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2026. (Pages 53-54)
7.    Other Business. Such other matters as may properly come before the meeting or any adjournment thereof.
Shareholders of record at the close of business on February 12, 2026, are entitled to vote at the meeting.
By Order of the Board of Directors,
Brian S. Duba
Secretary

South Bend, Indiana
March 13, 2026

Please date and sign the proxy and return it promptly. If you do attend the meeting, you may, nevertheless, vote in person and revoke a previously submitted proxy.

1st SOURCE CORPORATION
P.O. Box 1602 ● South Bend, Indiana 46634
PROXY STATEMENT
This Proxy Statement is furnished in connection with the 2026 Annual Meeting of Shareholders of 1st Source Corporation (“1st Source” or “the Company”).
When and where is the Annual Meeting? April 23, 2026, at 8:00 a.m. Eastern Daylight Time (“EDT”). The 2026 Annual Meeting will be held virtually via live webcast at www.virtualshareholdermeeting.com/SRCE2026. To participate in the virtual Annual Meeting, you must log-in using the 16-digit control number included on your notice of Internet availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials. You may begin to log into the meeting platform beginning at 7:30 a.m. EDT on April 23, 2026. Shareholders should give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting. If you experience any technical difficulties during the meeting, a toll-free number will be available on our virtual shareholder meeting site for assistance.
Shareholders will also be able to vote and submit questions during the virtual meeting using the directions on the meeting website that day. All shareholders will need their control number to vote or ask questions. Whether or not shareholders plan to attend the virtual Annual Meeting, 1st Source urges all shareholders to vote in advance of the meeting by one of the methods described in these proxy materials for the Annual Meeting.
Who may vote at the meeting? Shareholders of record at the close of business on February 12, 2026, will be eligible to vote at the Annual Meeting. If shares are held in “street name,” shareholders must obtain a legal proxy from their broker to vote in person.
Why did I receive a notice regarding the Internet availability of proxy materials instead of paper copies of the proxy materials? We are using the SEC notice and access rule that allows us to furnish our proxy materials over the Internet to our shareholders instead of mailing paper copies of those materials to each shareholder. As a result, beginning on or about March 13, 2026, we sent our shareholders (other than those who had previously requested to receive only printed copies of our proxy materials) by mail or email a notice containing instructions on how to access our proxy materials over the Internet and vote online. This notice is not a proxy card and cannot be used to vote your shares. If you received a notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice or on the website referred to in the notice.
If I am the record holder of my shares, how do I vote? You may vote by:
•Internet: Go to www.proxyvote.com to transmit your voting instructions.
•Telephone: Use any touch-tone telephone to call 1-800-690-6903 and follow the instructions to transmit your voting instructions.
•Mail: Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.
•Voting online at the meeting after logging in using the instructions above.
Although you may vote by mail, we ask that you vote instead by Internet or telephone, which saves us postage and processing costs.
If you are a beneficial owner and a broker or other fiduciary is the record holder, then you received access to these proxy materials from the record holder. The record holder should have given you instructions for directing how the record holder should vote your shares. It will then be the record holder’s responsibility to vote your shares for you in the manner you direct.
How many shares are outstanding? There were 25,207,759 shares of our common stock outstanding on the record date. The voting securities of 1st Source consist only of Common Stock. Each shareholder is entitled to one vote for each share. Cumulative voting is not authorized.
What is the required vote? Director nominees will be elected upon receipt of a plurality of the votes cast. The advisory vote on executive compensation, the ratification of the appointment of the independent auditors, and the votes on the Amended 1982 Executive Incentive Plan, the Amended Strategic Deployment Incentive Plan, and the Amended 1982 Restricted Stock Award Plan will each be approved if the votes cast in favor exceed those cast against. The Company knows of no other proposals expected to be presented at the meeting other than the six proposals described herein. Additional proposals, if any, would be approved if votes in favor of such proposal exceed those cast against.
How are abstentions and “non-votes” counted? Abstentions on properly executed proxy cards and shares not voted by brokers and other entities holding shares on behalf of beneficial owners (“broker non-votes”) will be counted for determining a quorum at the meeting. However, abstentions and broker non-votes will not affect the voting results on those matters for which the shareholder has abstained or the broker has not voted.
Who is soliciting proxies? This solicitation is being made by the Board of Directors of 1st Source. The cost of solicitation of proxies will be borne by 1st Source.
How will proxies be solicited? In addition to the use of mails, proxies may be solicited through personal interview, electronic media, telephone, and facsimile by directors, officers and regular employees of 1st Source without additional remuneration therefor.
How may I revoke my proxy? Shareholders may revoke their proxies at any time prior to the meeting by giving written notice to Brian S. Duba, Secretary, 1st Source Corporation, Post Office Box 1602, South Bend, Indiana 46634, or by voting in person at the meeting. If you hold your shares in the name of your broker or other fiduciary and desire to change your instructions on how to vote your shares, you will need to contact that party.
When were these materials provided? The approximate date for making available this Proxy Statement and the form of proxy to shareholders is March 13, 2026.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
Beneficial owners of more than 5% of the Common Stock outstanding at February 12, 2026:

	Voting Authority			Investment Authority			Total Beneficial Ownership
Name and Address	Sole	Shared	None	Sole	Shared	None	Amount	% of Class

Christopher J. Murphy III (1) Carmen C. Murphy (2) 100 North Michigan Street South Bend, IN 46601	1,184,690	—	—	1,184,690	69,806	—	4,366,608	17.32%
	3,112,112	—	—	3,112,112	69,806		4,366,608	17.32%

O.C. Carmichael III (3) 3212 W End Avenue Suite 500 Nashville, TN 37203	1,294,313	19,516	—	1,294,313	19,516	—	1,313,829	5.21%

Dimensional Fund Advisors LP (4) 6300 Bee Cave Road, Building One Austin, TX, 78746	1,550,651	—	—	1,579,147	—	—	1,579,147	6.26%

BlackRock, Inc. (5) 50 Hudson Yards New York, NY 10001	1,476,975	—	—	1,514,625	—	—	1,514,625	6.01%

The Vanguard Group (6) 100 Vanguard Blvd. Malvern, PA 19355	—	147,673	—	—	1,316,642	—	1,316,642	5.22%
(1)Mr. Murphy has sole voting and dispositive power over (i) 489,533 shares held in a revocable trust or held directly by Mr. Murphy; (ii) 6,352 shares held by Mr. Murphy in an IRA; (iii) 125,893 shares held in a corporation for which Mr. Murphy serves as president; (iv) 66,023 shares held by Mr. Murphy in the Company’s 401(k) Plan; and (v) 496,889 shares held in two limited partnerships for which Mr. Murphy serves as the general partner. Mr. Murphy and Carmen C. Murphy also share voting and dispositive power over 69,806 shares held in a family foundation. In addition to the shares set forth in the above table, 3,112,112 shares for which Ms. Murphy has sole voting and dispositive may be attributed to Mr. Murphy as her spouse. Mr. Murphy disclaims beneficial ownership of such shares, and the inclusion of such shares does not constitute an admission of beneficial ownership by Mr. Murphy for purposes of Section 13(d) or Section 13(g) of the Exchange Act, or for any other purpose.
(2)Ms. Murphy has sole voting and dispositive power over (i) 765,938 shares held in a revocable trust; (ii) 584,600 shares held in a limited liability company for which Ms. Murphy serves as the president and voting member; and (iii) 1,761,574 shares held in irrevocable trusts. Christopher J. Murphy III and Ms. Murphy share voting and dispositive power over 69,806 shares held in a family foundation. In addition to the shares set forth in the above table, 1,184,690 shares for which Mr. Murphy has sole voting and dispositive power may be attributed to Ms. Murphy as his spouse. Ms. Murphy disclaims beneficial ownership of such shares, and the inclusion of such shares does not constitute an admission of beneficial ownership by Ms. Murphy for purposes of Section 13(d) or Section 13(g) of the Exchange Act, or for any other purpose.
(3)As reported in Form 13G filed March 12, 2025. Of the shares reporting herein, (i) 739,777 shares are held in various trusts for the benefit of Mr. Carmichael’s children for which Mr. Carmichael serves as trustee and has sole voting and dispositive power; and (ii) 19,516 shares are held directly by Mr. Carmichael’s spouse, as to which Mr. Carmichael may be deemed to be attributed shared voting and dispositive power with his spouse.
(4)As reported in Form 13G filed February 9, 2024, Dimensional Fund Advisors LP, in its role as investment advisor for various clients, has sole dispositive and/or voting power of the shares.
(5)As reported in Form 13G filed April 17, 2025, BlackRock, Inc., in its role as a parent holding company, has sole dispositive and/or voting power of the shares.
(6)As reported in Form 13G filed January 30, 2026, The Vanguard Group, in its role as investor advisor for various clients, has shared dispositive and/or voting power of the shares.
INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON
The Board of Directors knows of no matters to come before the Annual Meeting other than the matters referred to in this Proxy Statement. However, if any other matters should properly come before the meeting, the persons named in the enclosed proxy intend to vote in accordance with their best judgment. No director, nominee for election as director, or executive officer of 1st Source has any special interest in any matter to be voted upon other than election to the Board of Directors except that our executive officers named herein may be deemed to have a substantial interest in the approval by shareholders of the amended 1982 Executive Incentive Plan, Strategic Deployment Incentive Plan and 1982 Restricted Stock Award Plan by virtue of having received or being eligible to receive awards under such plans and may be considered to have an interest generally in the outcome of the advisory vote on executive compensation. Directors have indicated that they intend to vote for all directors as listed in Proposal Number 1 and for Proposal Numbers 2, 3, 4, 5 and 6.

PROPOSAL NUMBER 1: ELECTION OF DIRECTORS
The Board of Directors is divided into three (3) groups of directors whose terms expire at different times. At the 2026 Annual Meeting, four directors are to be elected for terms expiring in 2029 or until the qualification and election of a successor. In accordance with the Indiana Business Corporation Law, directors will be elected by a plurality of the votes cast, which means that the director nominees who receive the highest number of votes “for” their election are elected. Instructions to withhold authority will result in a nominee receiving fewer votes but will not count as votes “against” the nominee. Abstentions and shares not voted by brokers are not considered “votes cast.”
Our bylaws provide that a nominee for reelection who fails to receive a majority of the votes cast shall tender his or her resignation for the Board’s consideration. The Board of Directors, in its sole discretion, will then decide whether or not it is appropriate to accept the resignation.
The following information is submitted for each nominee as well as each director and each non-director executive officer continuing in office.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH NOMINEE.
The four director nominees named herein are incumbent directors and the Board has determined that the continued service of the incumbent nominees and of the remaining incumbent directors whose terms expire in later years is in the best interests of the Company. The Board has also determined that all directors have demonstrated the ability and willingness to participate in and contribute to the Board and its committee activities. Each is actively involved in civic, community and business affairs. Such involvement is noted below with a representative sample of the boards or organizations with which they are involved.

DIRECTOR NOMINEES

Terms Expiring in April, 2026 (April, 2029 if reelected)

Name: Christopher J. Murphy III

Age: 79

Principal Occupation(1): Executive Chairman, 1st Source Corporation and 1st Source Bank (since 2025); prior thereto, Chairman of the Board and Chief Executive Officer, 1st Source Corporation (since 2024); and Chairman of the Board, President, and Chief Executive Officer. Also, prior thereto, Chairman of the Board, 1st Source Bank (since 2022); and Chairman of the Board, President, and Chief Executive Officer.

Year In Which Directorship Assumed: 1972

Beneficial Ownership of Equity Securities(2)(3)
    Common Stock: 4,366,608
    % of Class: 17.32%

●	Over 53 years of banking and business experience, including serving as a Director and/or President and Chief Executive Officer of both 1st Source Corporation or 1st Source Bank for 53 years. Mr. Murphy contributes long-term perspective, current knowledge, and extensive contacts in all communities in which the Company does business. Prior to 1st Source, Mr. Murphy worked at Citibank, and while in college, for the Office of the Comptroller of the Currency, U.S. Department of the Treasury.

●	Extensive knowledge of 1st Source and 1st Source Bank and general knowledge in the finance/banking industry, investments, insurance, venture capital, and real estate investments.

●	Serves as a director of Aunalytics, Inc., representing 1st Source’s investment in this provider of managed data center, data analysis, cloud and other technology related services.

●	Serves or has served on numerous local, regional and national for profit and not-for-profit boards including those of the Federal Reserve Bank of Chicago, the Medical Education Foundation (serves as the citizen’s advisory board of Indiana University Medical School at Notre Dame), and the Indiana State Chamber of Commerce (emeritus). Previously served on the Board and Audit Committee of Beacon Health System, as Chairman of the Board of Regents of the Indiana Academy, and on the board of the Indiana Commission for Higher Education.

●	B.A. in Government from the University of Notre Dame, a J.D. from the University of Virginia Law School and an M.B.A. from the Harvard University School of Business.

Name: Timothy K. Ozark

Age: 76

Principal Occupation(1): Chairman, TKO Finance Corporation (lender to financial services and manufacturing companies); formerly Chairman and Chief Executive Officer, Aim Financial Corporation (mezzanine funding and leasing)

Year In Which Directorship Assumed: 1999

Beneficial Ownership of Equity Securities(2)
    Common Stock: 50,436
    % of Class: «

●	46 years of financial experience, including 34 years as founder, Chairman and Chief Executive Officer of Aim Financial Corporation, a mezzanine lender to privately held companies. Mr. Ozark also is President and CEO of TKO Finance Corporation, a lender to financial services and manufacturing companies. Mr. Ozark is also Lead Director of White Lodging Corporation, one of America’s leading hotel developers. From 1980 to 1983, Mr. Ozark served as Executive Vice President of Great American Management Services, Inc. a wholly owned subsidiary of American Financial Corporation of Cincinnati, Ohio which specialized in equipment leasing and lending. From 1984 to 1992, Mr. Ozark served as CEO and President of Meridian Leasing Corporation, one of North America’s largest privately held leasing companies.

●	Expertise in mezzanine funding, lending-leasing and general knowledge of business, finance, and real estate investing. Contributes long-term perspective in all of these areas.

●	Qualifies as an audit committee financial expert under SEC guidelines.

●	Serves as a member of the Visiting Committee to the Division of Biological Sciences and the Pritzker School of Medicine for The University of Chicago and on the board of directors for a number of privately held companies.

●	B.S. in Business Administration from the University of Minnesota and an M.B.A. from St. Cloud State University.

●	Served as an officer in the United States Marine Corps from 1968-1974.

Name: Todd F. Schurz

Age: 65

Principal Occupation(1): Senior Advisor and former President and Chief Executive Officer, Schurz Communications, Inc. (communications, broadband and cloud services)

Year In Which Directorship Assumed: 2020

Beneficial Ownership of Equity Securities(2)
    Common Stock: 14,296
    % of Class: «

●	34 years of financial experience, including 15 years as President and Chief Executive Officer and 3 years as President and Chief Operating Officer of Schurz Communications, Inc. (SCI), a diversified, privately-owned communications company, with six broadband companies and managed cloud services companies. SCI has a presence in 13 states, including Indiana and Michigan, as well as Great Britain and Romania. Prior to joining SCI, Mr. Schurz was President and Editor of Associated Desert Shoppers in Palm Desert, California from 1991 to 1995. From 1995 to 2000, he was President, Editor and Publisher of the South Bend Tribune. He then served as SCI’s Vice President of Technology from 2000 to 2005 and as President and General Manager of WSBT Television from 2002 to 2005 before becoming President and Chief Operating Officer of SCI in 2005. He currently serves as the Chair of SCI’s Board.

●	Serves as an independent director of Herschend Enterprises, a themed entertainment company. Mr. Schurz is also an independent board advisor to EBSCO Industries and serves on the University of Notre Dame College of Arts & Letters Advisory Council.

●	Previously served on the boards of Mutual Insurance Company Limited, News Media Alliance, American Press Institute (API), and the CBS Television Network Affiliates Association. Mr. Schurz is also a former Chair of the Memorial Hospital Board, Beacon Health Foundation, the Chamber of Commerce of St. Joseph County, Hoosier State Press Association Foundation, the Poynter Institute’s National Advisory Board, and the coordinating committee for the Regional Approach to Progress.

●	Expertise in media, marketing and communications and general knowledge of business and finance. Contributes long-term perspective in all of these areas.

●	Qualifies as an audit committee financial expert under SEC guidelines.

●	B.A. in History and Economics from Brown University and an M.B.A. from the Wharton School at the University of Pennsylvania.

Name: Andrea G. Short

Age: 63

Principal Occupation(1): President and Chief Executive Officer, 1st Source Corporation (since 2025); prior thereto, President (since 2024); Executive Vice President (since 2022); and Executive Vice President, Treasurer and Chief Financial Officer (since 2013). Also, Chief Executive Officer, 1st Source Bank (since 2025); Prior thereto, President and Chief Executive Officer (since 2022); President (since 2021); and Executive Vice President, Treasurer and Chief Financial Officer (since 2013)
Year in Which Directorship Assumed: 2023
Beneficial Ownership of Equity Securities(2)
    Common Stock: 100,586
    % of Class: «

●	Over 41 years of banking and business experience, including serving as a Director of 1st Source Corporation and 1st Source Bank and/or President and/or Chief Executive Officer, Treasurer and Chief Financial Officer of both 1st Source Corporation and 1st Source Bank and other positions for 27 years. Ms. Short contributes long-term perspective, current knowledge, and contacts in all communities in which the Company does business. Prior to 1st Source, Ms. Short worked at Crowe LLP and First of America Bank (now PNC).

●	Extensive knowledge of 1st Source and 1st Source Bank and general knowledge in the finance/banking industry.

●	Serves on numerous boards including those of the Medical Education Foundation, the South Bend Elkhart Regional Partnership and ProSight Financial Association.

●	B.A. in Business from Alma College and a graduate of the Harvard University, Graduate School of Business Administration, Advanced Management Program, the Northwestern University Business School's Senior Marketing Program and the University of Chicago’s Booth School of Business Chicago Management Program.

OTHER INCUMBENT DIRECTORS

Terms Expiring in April, 2027

Name: Melody Birmingham

Age: 54

Principal Occupation(1): Executive Vice President and Group President, NiSource Utilities (natural gas and electric distribution); prior thereto, Executive Vice President, Chief Innovation Officer, NiSource Inc.; Senior Vice President, Chief Administrative Officer, Duke Energy; and Senior Vice President, Chief Procurement Officer, Duke Energy.

Year In Which Directorship Assumed: 2018

Beneficial Ownership of Equity Securities(2)
    Common Stock: 7,984
    % of Class: «

●	Over 32 years as a seasoned executive and board-level leader including leadership and experience in financial stewardship, enterprise risk management, and large-scale operations across the electric, natural gas, and automotive manufacturing sectors. She serves as Executive Vice President of NiSource, Inc. and Group President of NiSource Utilities, with full profit-and-loss responsibility for six regulated electric and natural gas operating companies serving more than four million customers across six states. In this capacity, Ms. Birmingham provides executive leadership for financial performance, capital deployment, long-term strategy, stakeholder engagement, and operational execution in a highly regulated environment. Ms. Birmingham oversees Federal, State, and Local Government Affairs, Rates and Regulatory Strategy, Growth, Supply Chain, Sustainability, and Environmental.

●	Expertise in financial planning and analysis, budgeting, cost discipline, capital investment governance, and regulatory recovery, as well as leadership of complex rate cases and infrastructure investment programs. Also brings deep expertise in financial reporting, internal controls, enterprise risk management, and regulatory compliance. Her leadership spans oversight of cybersecurity, operational resilience, safety, and business continuity, along with governance of large-scale capital programs and enterprise-wide risk mitigation.

●	Qualifies as an audit committee financial expert under SEC guidelines.

●	Currently serves on the volunteer boards for the One Columbus Partnership and the Columbus Symphony and Orchestra.

●	B.S. in Organizational Leadership and Supervision from Purdue University, an M.B.A. from Strayer University, an Honorary Doctorate in Humane Letters from Saint Mary of the Woods College and successful completion of the Advanced Management Program at Harvard University.

Name: Tracy D. Graham

Age: 52

Principal Occupation(1): Managing Partner of Graham-Allen Partners, LLC, a private investment company focused on building enterprise data and technology businesses, and Chief Executive Officer of Aunalytics, Inc, (a provider of enterprise cloud, analytics, and other technology related services); Director and Chairman of the Board of Directors, LCI Industries

Year In Which Directorship Assumed: 2021

Beneficial Ownership of Equity Securities(2)
    Common Stock: 12,933
    % of Class: «

●	30 years of experience in the information technology industry as entrepreneur and executive. Mr. Graham is the Founder and Managing Partner of Graham-Allen Partners, a private equity firm that specializes in investing in, and building, technology and technology-enabled companies. He leverages his long history of successfully acquiring and operating businesses to provide strategic and operational support to a growing portfolio of small and middle-market companies. He is currently focused on leveraging analytics and artificial intelligence to help companies evolve via digital transformation. Prior to Graham-Allen Partners, Mr. Graham co-founded GramTel, Inc. (a managed data center provider). Prior to founding GramTel, he founded Internet Services Management Group, where he led the company to become the second largest privately held Internet service provider in the United States (acquiring and integrating 23 companies). Mr. Graham contributes long-term perspective, current knowledge and extensive contacts in the state in which the Company is located.

●	Unique expertise in enterprise technology, cyber security, cloud, data center and Internet services and data analytics and artificial intelligence.

●	Qualifies as an audit committee financial expert under SEC guidelines.

●	Member of 1st Source Bank Board of Directors since 2012. Member of 1st Source Corporation Board of Directors from 2012 to 2014.

●	Currently serves on the board of LCI Industries, and is a member of the Board of Trustees of the University of Notre Dame.

●	Bachelor of Arts in Sociology from the University of Notre Dame and attended the Indiana University Graduate School of Education.

Name: Mark D. Schwabero

Age: 73

Principal Occupation(1): Retired Chairman, Chief Executive Officer and Director, Brunswick Corporation (2018); Director and Chairman of the Board of Directors, Methode Electronics, Inc.

Year In Which Directorship Assumed: 2004

Beneficial Ownership of Equity Securities(2)
    Common Stock: 28,830
    % of Class: «

●	Nearly 43 years of total experience in the automotive, marine and commercial vehicle/manufacturing industries, the last 33 of which as a senior executive. Mr. Schwabero had been with Brunswick Corporation for the 15 years preceding his retirement in 2018. He became Chairman and Chief Executive Officer in February 2016 after having served as President and Chief Operating Officer of Brunswick Corporation and prior thereto as President of Mercury Marine.

●	Detailed knowledge of the transportation, recreational and marine industries as well as long-term perspective in manufacturing and general management expertise. Public company experience.

●	Named by CEO Today Magazine as one of the top 100 CEOs in America for U.S. based companies for 2018.

●	Qualifies as an audit committee financial expert under SEC guidelines.

●	Former director of National Exchange Bank & Trust.

●	Serves on the Advisory Committee of The Ohio State University Center for Automotive Research.

●	Past Chairman of the National Marine Manufacturers Association.

●	B.S. and M.S. in Industrial and Systems Engineering from The Ohio State University.

Name: Ronda Shrewsbury

Age: 60

Principal Occupation(1): President and Chief Executive Officer, RealAmerica, LLC (real estate development and property management)

Year In Which Directorship Assumed: 2021

Beneficial Ownership of Equity Securities(2)
    Common Stock: 12,921
    % of Class: «

●	Over 34 years of experience in multifamily, commercial, land and office development serving as President of RealAmerica Companies for 31 years. As the primary owner and founder, Ms. Shrewsbury provides strategic direction and vision for four Women Business Enterprise-certified, vertically integrated companies. She holds an active Indiana Principal Brokers License and seeks opportunities to live out her passion of providing quality, supportive housing. Ms. Shrewsbury contributes long-term perspective, current knowledge and extensive contacts in the state in which the Company is located.

●	Extensive knowledge of real estate development, design, construction, and management of affordable, market-rate, commercial, senior living, and self-storage properties. Expertise in tax credit financing, historic tax credits, HUD and other financing products for new construction, adaptive reuse, historic rehab and preservation developments.

●	Qualifies as an audit committee financial expert under SEC guidelines.

●	Founder of Legacy25, a non-profit organization dedicated to providing support and services for affordable housing communities. Serves as Past President and founding member of the Indiana Affordable Housing Council and Chair of the Governmental Affairs Committee.

●	Serves as immediate Past Chair of the Board of the Indianapolis Zoo, and other philanthropic boards. Her past service includes multiple leadership roles in the Young Presidents Organization including as Chapter Chair in Indiana and Illinois, Central U.S. Regional Board and International Forum Committee and on the board of the Near North Development Corporation.

●	B.S. in Finance/Real Estate from Indiana University School of Business.

Terms Expiring in April, 2028

Name: John F. Affleck-Graves

Age: 75

Principal Occupation(1): Professor Emeritus, University of Notre Dame; prior thereto, Chaired Professor of Finance and Executive Vice President and Chief Financial Officer, University of Notre Dame.

Year In Which Directorship Assumed: 2019

Beneficial Ownership of Equity Securities(2)
    Common Stock: 20,250
    % of Class: «

●	Mr. Affleck-Graves served as Executive Vice President and Chief Financial Officer of the University of Notre Dame from 2004 to June 2019. Prior to that he had served as Vice President and Associate Provost for the University and served on the Notre Dame faculty from 1986 to 2000 (the final three years as Chairman of the Department of Finance and Business Economics). He spent one year at Florida State University as the Patty Hill Eminent Scholar in Finance and returned to Notre Dame in 2001.

●	Also serves as a director of Aunalytics, Inc., a provider of managed data center, data analysis, cloud and other technology related services.

●	Author of over 50 finance research articles including several in the leading finance and accounting academic journals.

●	Contributes expertise in financial analysis, statistical analysis and Economic Value Added analysis.

●	Qualifies as an audit committee financial expert under SEC guidelines.

●	Former chair of the Regional Development Authority for the north central region of Indiana.

●	Bachelor’s and Master’s degrees in finance and Doctoral degree in mathematical statistics from the University of Cape Town.

Name: Daniel B. Fitzpatrick

Age: 68

Principal Occupation(1): Chairman, President and Chief Executive Officer, Quality Dining, Inc. (quick service and casual dining restaurant operator)

Year In Which Directorship Assumed: 1995

Beneficial Ownership of Equity Securities(2)
    Common Stock: 49,079
    % of Class: «

●	44 years of business experience as the founder, Chairman, President and Chief Executive Officer of Quality Dining, Inc. As head of a locally headquartered, multi-concept restaurant company with operations located in three states, Mr. Fitzpatrick contributes long-term perspective, current knowledge, and extensive contacts in communities in which the Company does business.

●	Expertise in the restaurant industry and general knowledge of food services retailing.

●	Qualifies as an audit committee financial expert under SEC guidelines.

●	Serves as Lead Director.

●	Serves as Past Chairman of the Holy Cross College Board of Trustees and is a board member for St. Joseph the Protector Foundation, both in South Bend. Mr. Fitzpatrick has served with nearly two dozen other community organizations.

●	B.A. in Business Administration from the University of Toledo.

Name: Christopher J. Murphy IV(4)

Age: 56

Principal Occupation(1): Owner and Chief Executive Officer, Catharsis Productions, LLC (training programs)

Year In Which Directorship Assumed: 2011

Beneficial Ownership of Equity Securities(2)
    Common Stock: 148,574
    % of Class: «

●	26 years of business experience as co-founder, owner and Chief Executive Officer of Catharsis Productions, LLC.

●	Contributes general business knowledge, long-term perspective and expertise in entrepreneurship, government contracting and creative marketing and development expertise.

●	Although not eligible to serve on the Audit Committee, meets the criteria to be an audit committee financial expert under SEC guidelines.

●	Served as co-chairperson of MEN (Men Endorsing Non-Violence) Illinois state subcommittee and served as board member for Interaction (non-profit organization.)

●	B.A. in Liberal Studies, Communications and Theatre and an M.B.A. from the University of Notre Dame.

Name: Isaac P. Torres

Age: 58

Principal Occupation(1): President and Chief Executive Officer, InterCambio Express, Inc. (Internet-based money transfer service)

Year In Which Directorship Assumed: 2022

Beneficial Ownership of Equity Securities(2)
    Common Stock: 10,978
    % of Class: «

●	Over 26 years of experience in an Internet-based industry as founder, President and Chief Executive Officer of InterCambio Express, Inc. InterCambio Express has its USA headquarters in Elkhart, Indiana and a Mexican subsidiary located in Puebla, Mexico. Prior to founding InterCambio Express, Inc., Mr. Torres served as Chief Financial Officer of the German transnational company Hoechst AG (now Sanofi-Aventis) and as a senior auditor for Price Waterhouse Coopers. Mr. Torres contributes long-term perspective, current knowledge and extensive contacts in the state in which the Company is located as well as internationally.

●	Expertise in Internet-based industries and international payments systems as well as extensive skills in finance, accounting and international business.

●	Attained CAMS (Certified Anti-Money Laundering Specialist) certification.

●	Qualifies as an audit committee financial expert under SEC guidelines.

●	Active in the community serving on boards including the Indiana University Board of Trustees, Community Foundation of Elkhart County, Women’s Care Center, and RISE-Moxie.

●	Bachelor’s degree in Accounting from The National Autonomous University of Mexico - UNAM (Universidad Nacional Autónoma de Mexico) and an M.B.A. from Indiana University.

			Beneficial Ownership of Equity Securities(2)
Name	Age	Title	Common Stock	% of Class

Executive Officers of the Company (Non-Directors)

Brett A. Bauer	54	Executive Vice President, Treasurer and Chief Financial Officer, 1st Source Corporation and 1st Source Bank (since 2025); prior thereto, Senior Vice President, Treasurer and Chief Financial Officer, 1st Source Corporation and 1st Source Bank (since 2021); prior thereto, Vice President and Chief Investment Officer of the Funds Management Division of 1st Source Bank (since 2012)	30,711	«

Jeffrey L. Buhr	66	Executive Vice President and Chief Credit Officer, 1st Source Bank (since 2014)	74,160	«

Kevin C. Murphy(4)	51	Executive Vice President, 1st Source Corporation and President, 1st Source Bank (since 2025); prior thereto, Executive Vice President and Chief Digital Officer, 1st Source Bank (since 2022) and Senior Vice President and Group Head, Digital & Electronic Banking, IT & Marketing Strategy (since 2020)	155,908	«

All Directors and Executive Officers as a Group (15 persons)			5,084,254	20.17%
« Represents holdings of less than 1%.
(1) The principal occupation represents the employment for the last five years for each of the named directors and executive officers. Directorships presently held or held within the last five years in other corporations with publicly registered securities are also disclosed.
(2) Based on information furnished by the directors and executive officers as of February 12, 2026.
(3) See footnote (2) to the Voting Securities and Principal Holders Thereof table above.
(4) Christopher J. Murphy IV and Kevin C. Murphy are Mr. and Mrs. Murphy III’s sons.

TRANSACTIONS WITH RELATED PERSONS
The Audit, Finance and Risk Committee of 1st Source’s Board of Directors is responsible, under the terms of that Committee’s charter, for reviewing and disclosure of related party transactions that are material to 1st Source’s consolidated financial statements or otherwise require disclosure under Item 404 of SEC Regulation S-K.
Banking Transactions — Directors and officers of 1st Source and their affiliates were customers of, and had transactions with, 1st Source and its subsidiaries in the ordinary course of business during 2025. Such transactions were in compliance with applicable federal and state laws and regulations in all significant respects. Additional transactions are expected to take place in the ordinary course of business in the future. All outstanding loans and commitments were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Company and did not involve more than the normal risk of collectability, or present other features unfavorable to the Company. Credit underwriting procedures followed were no less stringent than those for comparable transactions with borrowers not related to the Company.
1st Source’s Loan Policy requires prior approval by a majority of the Board of Directors of any extension of credit to an executive officer, director, principal shareholder or persons related to any of the foregoing if aggregate extensions of credit to such executive officer, director, principal shareholder or other person exceeds $500,000. The aggregate of loans to an executive officer may not exceed $100,000 excluding loans 1) to finance the education of the executive officer’s children, 2) to purchase, construct, maintain or improve a residence owned by the executive officer and secured by a first lien, or 3) secured by a perfected security interest in bonds, notes, certificates of indebtedness or other obligations fully guaranteed by the United States, cash or a cash-equivalent. Loans to executive officers are 1) reported to the 1st Source Board at its next regularly scheduled meeting, 2) preceded by the submission of a current personal financial statement, and 3) made subject to the condition that the loan will become due if the executive officer becomes indebted to any other financial institution or financial institutions in an aggregate amount greater than $100,000 (excluding the types of loans noted in 1), 2) and 3) in the preceding sentence). Finally, within 10 days of the date that the aggregate indebtedness to other financial institutions exceeds $100,000 (again excluding the types of loans noted in 1), 2) and 3) above), an executive officer must make a written report to the Board disclosing same.
Other Transactions — The Company has previously reported its investment in Aunalytics, Inc. Aunalytics is a managed data center, network interconnection cooperative servicing business, data hosting and data and cloud analysis service provider in 1st Source Bank’s headquarters region. 1st Source Bank is a customer of Aunalytics and the Bank’s primary operating system hardware is located in the data center owned and operated by Aunalytics. In 2025, 1st Source Bank paid an aggregate of $3,935,683 for services provided by Aunalytics.
Mr. Murphy III is a Director of Aunalytics representing 1st Source’s interests. Mr. Affleck-Graves also is a director of Aunalytics. Mr. Graham is a principal in Aunalytics and is Aunalytics’ CEO.

BOARD COMMITTEES AND OTHER CORPORATE GOVERNANCE MATTERS
In January 2004, the Board of Directors adopted and has since periodically updated the 1st Source Corporate Governance Guidelines. The Corporate Governance Guidelines are designed to ensure and document the Company’s high standards for corporate governance. The Corporate Governance Guidelines are in accordance with the listing rules of the NASDAQ Stock Market and rules of the SEC. The Corporate Governance Guidelines are available on the Company’s website at www.1stsource.com.
Director Independence — The Board assesses each director’s independence in accordance with the Corporate Governance Guidelines. The Corporate Governance Guidelines define an independent director as one who has no relationship to the Company that would interfere with the exercise of independent judgment in carrying out responsibilities as a director of the Company and who is otherwise “independent” under the listing rules of the NASDAQ Stock Market. The Board has determined, after careful review, that the following nine of the twelve current members of the Board are independent directors: Mr. Affleck-Graves, Ms. Birmingham, Mr. Fitzpatrick, Mr. Graham, Mr. Ozark, Mr. Schurz, Mr. Schwabero, Ms. Shrewsbury and Mr. Torres.
Board Committees — 1st Source and 1st Source Bank share the following permanent committees made up of board members of both organizations. Executive, Governance and Nominating, Audit, Finance, and Risk, and Executive Compensation and Human Resources Committee members are appointed annually after the Annual Meeting of Shareholders. Current member composition of these committees is as follows:

Director	Independent	Executive Committee	Governance and Nominating Committee	Audit, Finance and Risk Committee	Executive Compensation and Human Resources Committee	Loan and Funds Management Committee(1)	Trust and Investment Committee(1)	Digital and Technology Committee(1)
John F. Affleck-Graves	Yes	X	X	X	X	X		X
Melody Birmingham	Yes		X	X	Chair	X		X
Daniel B. Fitzpatrick	Yes	X	Chair	X	X	X
Tracy D. Graham	Yes	X		X			X	X
Christopher J. Murphy III	No	Chair				X
Christopher J. Murphy IV	No	X					X
Timothy K. Ozark	Yes		X	X	X	X		Chair
Todd F. Schurz	Yes	X	X	X	X		Chair	X
Mark D. Schwabero	Yes		X	X	X		X
Andrea G. Short	No						X
Ronda Shrewsbury	Yes			X	X	Chair
Isaac P. Torres	Yes	X		Chair	X		X	X

(1) The Loan and Funds Management Committee, the Trust and Investment Committee and the Digital and Technology Committee are committees of the Board of Directors of 1st Source Bank.

Functions and 2025 meetings for each committee are as follows:

Committee		Functions	2025 Meetings

Executive(1)	●	Act for the Board of Directors between meetings subject to certain statutory limitations.	—
	●	Give guidance to management regarding actions taken as part of its strategic operating or budget plans.
	●	Provide guidance on acquisitions, divestures or other transactions.

Governance and Nominating(1)(2)	●	Provide oversight for effective governance of the Company.	4
	●	Identify and monitor the appropriate structure of the Board.
	●	Select Board members for committee assignments.
	●	Identify, evaluate, recruit and select qualified candidates for election, re-election or appointment to the Board.
	●	Oversee executive management succession process.
	●	See also “Governance and Nominating Committee Information” below.

Audit, Finance and Risk(1)(2)	●	Select the Company’s independent registered public accounting firm.	5
	●	Review the scope and results of the audits by the internal audit staff and the independent registered public accounting firm.
	●	Review the adequacy of the accounting and financial controls and the risk management process and present the results to the Board of Directors with respect to accounting practices and internal procedures.
	●	Make recommendations for improvements in internal procedures.
	●	In addition to financial reporting risks and controls, review and oversight of risk and controls for other operational and compliance risk categories with the potential to cause significant financial loss, consumer harm, regulatory criticism, and/or reputational damage to the Company.
	●	Review and oversight of management’s implementation and maintenance of the Company’s Enterprise Risk Management Program consistent with the Company’s strategies, the Board’s risk appetite, and the board-approved Enterprise Risk Management Policy.
	●	See also “Report of the Audit, Finance and Risk Committee” below.

Executive Compensation and Human Resources(1)(2)	●	Determine compensation for executive management, review performance of the Chief Executive Officer and oversee the Company’s stock and other incentive compensation plans.	4
	●	Oversee and approve establishment and administration of wage and benefit policies for the Company and its subsidiaries.
	●	Review human resources guidelines, policies and procedures.
	●	See also the “Executive Compensation and Human Resources Committee Report” below.

Digital and Technology	●	Review and oversight of significant investments in support of the Company’s technology and digital strategies and operations.	3

	●	Review and evaluation of risks of and/or controls for the Company’s practices, management and performance of technology operations, information security, cybersecurity and data privacy.

	●	Review and oversight of the Company’s strategy regarding material emerging technology and/or cybersecurity issues, trends, laws, and regulations.

	●	Review of the risks of and/or controls for the Company’s third-party technology strategies.

Loan and Funds Management	●	Oversee and approve establishment and administration of the credit policy for the Bank.	12
	●	Review Bank lending activities, including approvals of loans to new or existing customers of total commitments in excess of stated amounts.
	●	Oversee and approve quarterly reviews of the adequacy of the allowance for loan and lease losses and loan concentrations as compared to established limits.
●
Review the Bank’s Funds Management Division in its investment activities, relationships with securities dealers, relationships with other depository institutions, administration of 1st Source’s asset/liability management and liquidity functions and other similar activities related to managing market, interest rate and liquidity risks.

Trust and Investment	●	Exercise general supervision over the fiduciary activities of the Wealth Advisory Services Group and the Retirement Plan Services Division.	4
	●	Assign the administration of those fiduciary powers to such officers, employees and committees as the Committee deems appropriate.
	●	Review the actions of individuals or committees used by the Bank in the exercise of the fiduciary powers and services offered to clients.
	●	Oversee and approve establishment and administration of appropriate policies, practices and controls to promote high quality fiduciary administration.
	●	Oversee appropriate policies and procedures to ensure the Bank makes appropriate investments.

(1) The charter of the committee is available at www.1stsource.com.
(2) The Committee is comprised entirely of independent directors.

Board Leadership Structure — Under 1st Source’s Corporate Governance Guidelines, the Governance and Nominating Committee is responsible for reviewing and making recommendations to the Board regarding the Board’s leadership structure, including whether one individual should serve as Chairman of the Board and Chief Executive Officer and whether the Board should have a Lead Director. The Governance and Nominating Committee reviews the structure of the Board on at least an annual basis and monitors and makes recommendations to the Board on an ongoing basis on other matters concerning Board policies and corporate governance. Additionally, the Executive Compensation and Human Resources Committee of the Board reviews the performance of the Chief Executive Officer on an annual basis. In 2025, as part of 1st Source’s ongoing succession planning, the Board and the Committee promoted Ms. Short to Chief Executive Officer of 1st Source and Mr. Murphy retained his role as Executive Chairman. The Board believes it is in the best interest of 1st Source to have Mr. Murphy serve as Executive Chairman. The reasons for this include:
•The importance of mentorship, continuity and succession planning all of which are promoted by Mr. Murphy remaining as a full-time executive in the Executive Chairman role.
•Mr. Murphy’s past performance and his continuing ability to serve;
•Mr. Murphy’s extensive specialized knowledge regarding 1st Source’s challenges and opportunities as well as his large ownership position;
•The composition of the Board includes a majority of independent directors, providing an appropriate amount of independent board oversight; and
•The Board has an independent Lead Director.
The incumbent chairman of the Governance and Nominating Committee, Mr. Fitzpatrick, presently serves as the Lead Director under the Corporate Governance Guidelines. The Lead Director will normally chair any meetings of the Board at which the Chairman or Vice Chairman (if there is one) of the Board is not present or from which, for whatever reason, each has recused himself. The Lead Director has the power to call meetings of the Board of Directors and to set agendas for meetings. The Lead Director also chairs the executive sessions of the independent directors, which occurred at each Board meeting in 2025.
Board Role in Risk Oversight — The Board exercises oversight of the risk management of 1st Source through the functions of its committees as described above. Additionally, the Board receives quarterly reports from management on major risks and controls that are identified and evaluated by several executive level management committees of 1st Source Bank and overseen by the Strategic Deployment Committee, an executive-level management committee chaired by Ms. Short.
Corporate Responsibility and Sustainability — We appreciate the continued growing investor interest in corporate responsibility and sustainability. This perspective is aligned with the way we have always viewed our corporate purpose and the keys to our success. Simply stated, our long-term success is built and dependent on the long-term, sustainable success of all who live, work, and do business in the communities we serve. It has long been our mission to help individuals, institutions, businesses and communities achieve security, build wealth and realize their dreams. How well we deliver on our mission will determine how well we create and preserve long-term, sustainable value for our shareholders. Put another way, the interests of our long-term shareholders are wholly aligned with the needs and interests of our clients, colleagues, vendors, regulators, and the communities we serve.
While we are proud of our corporate responsibility and sustainability related practices, we also know that our work for the common interests of our stakeholders, particularly those individuals, businesses, not-for-profits and communities we serve as clients, is never finished. Rather, this requires a commitment that extends well beyond the present to living our shared values, to understanding societal needs and impacts of our actions better and making continuous improvements for delivering on our mission.
Here are some of the ways we address important corporate responsibility and sustainability issues for the benefit of our stakeholders:
Our People — At December 31, 2025, we had approximately 1,190 colleagues on a full-time equivalent basis. As a service-driven business, our long-term success depends on our people. And as we have grown, the importance of our talent strategy has intensified. We are committed to a multi-dimensional approach to talent and culture.
Talent, Human Development, Culture, and Opportunity — We believe in having a workforce of colleagues across the business that reflect the people in the markets we serve. We also believe in the development of people into increasing levels of responsibility, authority, and position based on their mastery of the areas for which they are responsible and from their demonstration of their belief in our collective values and delivering on our mission. Our culture is what unifies our colleagues across our diverse business model, ensures we are best positioned to serve our diverse clients and propels our continuous evolution. We also believe a critical driver of our future growth is the ability to grow leaders. We provide developmental opportunities for our colleagues at all levels through a robust set of formal and informal programs.
•For the fourth consecutive year, all new employees completed a series of facilitated training sessions on fair treatment of all people within six months of hire.
•In 2025, the Company was recognized by Forbes as One of America’s Best Banks and Best Midsize Employers.
•1st Source University enables colleagues to build skills and knowledge in multiple facets of our business. We provide developmental opportunities for our colleagues at all levels through a robust set of formal and informal programs.
•In 2025, 1st Source colleagues completed over 37,900 training modules consisting of over 950 different courses covering topics such as bank systems, products, regulations, leadership development, relationship building, cybersecurity, customer service, communication, and fair treatment of all people.
•The 1st Source L.E.A.D. program is a set of immersive experiences and collaborative interactions, developing leadership capability over a twelve-month period. The program is built around a series of best-in-class leadership principles.
•The 1st Source Engaging Manager program is a development program designed to help managers achieve their purpose—to develop and lead engaging teams. It focuses on strategies for maximizing the talents of each individual, strengthening team effectiveness, and building high performing teams that deliver on the 1st Source mission to help our clients achieve security, build wealth, and realize their dreams.
•The Commercial Banker Development Program is a rotational program for recent college graduates designed to expose participants to fundamentals of commercial banking.

•The Tuition Reimbursement Program reflects our culture of continuous learning. In 2025, we reimbursed over $114,000 to colleagues for tuition at 13 different Colleges and Universities with an average of approximately $4,230 per colleague who used the benefit.
•To encourage our colleagues to build careers delivering the highest levels of outstanding client service at 1st Source Bank, we have mastery career paths for critical roles including personal and commercial banking, management and pre-management, and customer service. In 2025, 67 career paths were offered via our Learning Management System. Our colleagues completed 364 career paths, made progress on 322 paths, and more than 11,000 skills were developed.
•Our Personal Finance course is just one of the ways that we help our colleagues learn the 1st Source philosophy on topics including: Savings and the Emergency Fund, Budgeting, Credit and Debt, Renting and Home Ownership, Investing and Retirement, and Protecting your Assets and Charitable Giving. Our colleagues use the same learning resources provided to our clients on 1stsource.com, to better prepare them to discuss these important financial topics.
•The Business of Banking series, facilitated internally, helps colleagues learn more about the banking industry as well as different areas of 1st Source Bank. More than 40 leaders across the bank spend time discussing their departments, and how they contribute to our mission to help our clients achieve security, build wealth, and realize their dreams.
Wellness/Mental Health - 1st Source continues to work with our partners to provide a robust wellness program for colleagues, offering guidance, support, and tools to lead a healthy life. We recognize that colleagues need additional support for themselves and their families, especially in mental health. 1st Source continues to utilize our Employee Assistance Program and have professional services offered to our colleagues by having educational lunch and learns and providing resources that are posted to give support to our colleagues.
Community Engagement — Our organization is only as strong as the communities we serve. 1st Source and our colleagues are proud to support our local schools, nonprofits, and faith groups.
•In 2025, our colleagues donated approximately 13,982 hours to a total of over 560 different organizations.
•In 2025, our colleagues contributed over $197,645 to local United Way organizations.
•In 2025, 1st Source contributed over $670,000 to over 440 deserving and successful community service organizations.
Sustainability and Social Responsibility — We focus on developing business practices that protect and conserve natural resources. This includes using responsible, reputable, and monitored e-recyclers for our electronic assets. All computers, including desktops, laptops, and monitors, are properly recycled. We are also conscious of our paper usage, recognizing that we depend on printed materials for important day-to-day office work, client communications, and acquiring new clients. Increasingly, consumers demand more environmentally sustainable options and prefer online statements and correspondence rather than printed materials. Most of the paper used in our facilities is recycled through our secure shred program and in 2025 we recycled 185,317 pounds of paper. In recent years, we have transitioned away from the traditional proxy model and have utilized the notice and access or “e-proxy” model for supplying shareholder materials for our Annual Meeting. We have also utilized recycled paper to produce shareholder materials which we are required to print upon shareholder request. The paper we use to produce shareholder materials is also certified by the Forest Stewardship Council (FSC). The FSC promotes environmentally appropriate, socially beneficial, and economically viable management of the world’s forests.
Additionally, we are utilizing various sustainable practices in some of our facilities such as LED lights (68 of 78 locations), daylight harvesting sensors, programmable thermostats, 95% or higher efficiency furnace systems (48 of 65 HE HVAC locations), smart irrigation systems (30 locations), recycled mats (98% of locations), “no mow grasses,” permeable paving, rain gardens, and sustainable landscaping (65 of 68 landscaped locations). To reduce our carbon footprint, we have utilized solar panels in two of our banking centers for supplemental sustainable power. These banking centers have supplemented approximately 30% of their total electrical usage (per banking center) with renewable solar power. The Bank has implemented solar energy at a standalone ATM location which has supplemented approximately 81% of its total electrical usage.
Our colleagues have initiated additional activities ensuring that clean, healthy foods are available to anyone in the community. We have developed a close relationship with Unity Garden in South Bend in order to work with the community to provide fresh, organic vegetables, herbs, and fruit.

Integrity and Business Ethics — We are committed to doing what is right, acting with integrity, and holding ourselves accountable. We have a set of formal Moral and Ethical Standards and a Code of Conduct that provide additional clarity and focus on the ethical behavior we expect of all colleagues and members of our Board. The Code is supported by underlying policies as well as by interactive online training that all colleagues complete annually. Members of the Board also annually acknowledge their obligations under the Code of Conduct. It is critical for colleagues to understand our expectations and always do what is right. Our colleagues also need to be comfortable speaking up with no fear of retaliation if they have a concern or see something that does not seem quite right.
Our Code of Conduct requires all colleagues to adhere to our policies, recognize unethical behavior, and report suspected unethical or illegal conduct. The policy also sets additional expectations for managers to report any conduct that may violate policies. We provide for several alternative channels for the reporting of possible illegal or unethical behavior. Under the Code of Conduct, employees are invited to report any possible illegal or unethical activity to their supervisor or anyone else in the reporting line, or to the General Counsel or Chief Auditor, in all cases, without fear of recrimination or retaliation. We also have an Open-Door Policy that encourages colleagues to bring any questions or concerns to their supervisor, their supervisor’s manager, department head, the head of Human Resources or to the Employee Relations Department, without fear of recrimination or retaliation. The procedure for reporting employee concerns directly to the Chief Auditor is yet another channel for escalation of possible illegal or unethical behavior to an executive who is independent from front-line sales and service colleagues.
To further its risk oversight role, our Board adopted an Enterprise Risk Management Policy calling for a culture of honesty and transparency: “Consistent with the Company’s values, built on a foundation of integrity for generations, it is the Board’s expectation that management shall continue its commitment to a culture of transparency that encourages employees to be open, candid and fact-based in discussing risk issues, making all relevant facts and information available so the Company is able to make informed decisions.” Finally, our independent Compliance Review Program, Fair Lending Program and our Customer Complaint Management Program all serve to identify and escalate to executive management and the Board any potentially illegal or unethical behavior or unsafe and unsound practices.

Financial Inclusion & Capacity Building in Our Communities — Community leadership is a core value of 1st Source. For over 163 years, the Company has given back to our communities to help build good places to live, work, worship, raise families, and build businesses. This service to our communities is one of our principal values and has defined who we are and how we do business. To ensure our long-term success, our strategic plan includes strategies for active and effective engagement with all segments of our communities. We serve with a wide range of products and services offered to individuals and to small and medium-sized businesses throughout our footprint. Our aim is to grow our business and achieve appropriate returns for our shareholders by strengthening our communities. Here are some highlights:
•Our priority is to deliver outstanding service to all of our clients without compromising the safe and sound operation of the Company.
•We provide consumer and business products and services designed to support and strengthen all within the communities we serve.
•We give special consideration to the banking needs (including credit needs) of sustainable small businesses, low-to-moderate income individuals and neighborhoods, and community organizations that have a demonstrable positive and lasting impact on our communities.
•For the thirteenth consecutive year, we were honored to have been recognized with a gold level award from the Indiana District of the U.S. Small Business Administration (SBA). This award recognizes our efforts for delivering the greatest number of SBA loans among Indiana community banks with less than $10 billion in assets.
•We have an extensive and active financial education program designed to support our own employees and the employees of our business and not-for-profit clients. We have a dedicated Financial Education Manager as well as many colleagues who partner with these clients to provide financial education through presentations, classes, online videos and educational tools. In 2025, we gave over 150 formal presentations and reached over 4,000 employees of our clients and community members. We also provide financial education and information on our online and mobile banking platform.
•We seek to strengthen our communities by supplying financial and human resources to civic, charitable, and other demonstrably successful non-profit community service organizations throughout our footprint.
•We are committed to, and accountable for, performance under the Community Reinvestment Act (CRA). Our corporate value of supporting our communities aligns closely with the CRA which has helped us receive an ‘outstanding’ rating from the Federal Reserve Bank of Chicago for our overall CRA efforts in our most recent report. We have a dedicated CRA Officer who ensures our accountability to our clients and the people who live and work in our markets. If they are successful, so are we.
•We are also committed to, and accountable for, oversight and implementation of a compliance management system designed to ensure we are compliant with the laws and regulations to which our industry is subject and that we at all times adhere to our values in service to others of all backgrounds without regard to personal characteristics such as ethnicity, race, religious affiliation, marital status, gender, sexual orientation, or any other personal characteristics. We serve our neighbors in the heart of our local communities, and we do so through our people who embrace and are trained in accordance with our values and who in turn oversee and implement processes and technologies designed to ensure fair and responsible access to the products and services we offer.
•In 2025, 1st Source Foundation supported the United Way in its efforts to eradicate poverty in our home market and supported Habitat for Humanity building affordable housing in most of our community bank markets. The Foundation continues to support the economic development efforts of the South Bend Elkhart Regional Partnership as well as other economic development activities in markets the Company serves across northern Indiana and southwestern Michigan.
Sustainability and Social Responsibility — In 2025, we continued our focus on renewable energy sources through lending and investment partnerships with renewable energy providers. We recognize the opportunities and complexities associated with energy financing and understand the value of innovative technology that leverages the sun, wind and water. These are sustainable sources of power from an environmental and financial perspective.
We have particularly focused on solar energy projects and, since developing the line of business in 2016, we have invested $198 million and provided debt financing in 82 solar projects across 19 states with current loan and lease outstandings of $652 million. We estimate the aggregate power capacity of the operating projects avoids 406,109 metric tons of carbon greenhouse emissions or 151 million pounds of coal burned annually.
We employ a values-based, relationship-focused approach to financing solar projects and partner with strong developers who have national project pipelines. Many of the solar projects consist of single or multiple solar arrays that are interconnected with the local utility grid. We have a strategic focus in community solar projects for our energy portfolio wherein a group of subscribers, including commercial businesses, small businesses, municipalities, and residential homes, participate in the program and receive the benefits of purchasing their electricity from the community solar array. In addition to our focus on community solar projects, we also finance solar projects that provide clean energy to colleges, universities, school districts, utilities, and municipalities. Some financed solar projects include energy storage (batteries) that can improve the reliability of our nation’s energy grid.
We are committed to investing in and financing solar energy projects and are pleased with the current and ongoing environmental benefits of this portfolio that positively impact the lives of people in communities across the United States. We will continue to finance and invest in sustainable opportunities, and we will explore new opportunities to develop products and solutions that support our clients and advance sustainability.
Data Security and Privacy — Our Board of Directors has delegated primary responsibility for oversight of cybersecurity risk management to the Digital and Technology Committee of the Board. The Committee receives quarterly reports from the Chief Information Security Officer (CISO) and Chief Risk Officer (CRO), respectively, and reviews them with such officers. These reports are made available to all board members concurrently. The CRO’s report includes evaluation of the level of cybersecurity risks and strength of mitigating controls.
Our processes for assessing, identifying, and managing material risks from cybersecurity threats are based on examination guidance published by the Federal Financial Institution Examination Council (FFIEC), an interagency body established under the Financial Institutions Regulatory and Interest Rate Control Act of 1978. Consistent with FFIEC guidance, 1st Source selected and adheres to the risk management framework established by the Cybersecurity Risk Institute known as the “CRI Profile.” The CRI Profile is based primarily on the well-known National Institute of Standards and Technology’s (NIST) “Framework for Improving Critical Infrastructure Cybersecurity” and is tailored to ensure expectations of financial institution regulators are met. Our processes are designed to meet standards for all seven CRI Profile functions – governance, identification, detection, protection, response, recovery, and supply chain dependency management. In addition, we adhere to security standards set by the PCI Security Standards Council which are designed to ensure secure payments globally.

Risks from cybersecurity threats, including risks identified from previous cybersecurity incidents, have required significant investments over time in maturing our Information Security Program and attracting and retaining the personnel with requisite experience and expertise. In particular, the CISO has substantial relevant expertise in the financial services industry and formal training in the areas of information security and cybersecurity risk management. We will need to continue to make meaningful investments in cybersecurity controls for continuous improvement and maturation in response to constantly evolving cybersecurity threats. Cybersecurity threats will continue to be endemic to the financial services industry for the foreseeable future.
For additional information, see Item 1C. Cybersecurity in our 2025 Form 10-K.
Meetings of the Board of Directors and Directors’ Compensation — The Board of Directors held 6 meetings in 2025. No incumbent directors attended fewer than 75% of the aggregate total meetings of the Board of Directors and all committees of the Board of 1st Source on which he or she served.
Directors receive fees as follows:

Meeting Fees
Each meeting of Board of Directors attended	$3,000
Each meeting of Audit, Finance and Risk Committee attended	$3,000
Each meeting of Digital and Technology Committee attended	$3,000
Each meeting of Loan and Funds Management Committee attended	$2,500
Each meeting of other Board committee attended	$2,500
Annual Retainers(1):
Board member	$75,208
Committee chairs:
Audit, Finance and Risk Committee	$15,000
Executive Committee(2)	$0
Governance and Nominating Committee	$20,000
Executive Compensation and Human Resources Committee	$15,000
Loan and Funds Management Committee	$10,000
Trust and Investment Committee	$10,000
Digital and Technology	$10,000

(1) Annual retainers are generally paid in early June. Annual retainer was increased from $72,620 effective May 1, 2025.
(2) Mr. Murphy III is the Chair of the Executive Committee and receives no additional compensation for that position.
(3) Mr. Murphy III and Ms. Short only receive annual retainers.
Annual Meeting Attendance — Per the Company’s Corporate Governance Guidelines, directors are expected to attend the Annual Meeting of Shareholders. The Chairman of the Board presides at the Annual Meeting, and the Board of Directors holds one of its regular meetings in conjunction with the Annual Meeting of Shareholders. All members of the Board at the time of the Company’s 2025 Annual Meeting of Shareholders attended that meeting.
Code of Ethical Conduct — The Board of Directors has adopted a Code of Ethical Conduct for Financial Managers, which is available on the Company’s website at www.1stsource.com. The Code of Ethical Conduct for Financial Managers constitutes a code of ethics as defined in Section 406(c) of the Sarbanes-Oxley Act of 2002 and applies to the Executive Chairman, Chief Executive Officer, Chief Financial Officer, Controller and other individuals performing similar accounting or financial reporting functions for the Company.
Insider Trading Policy — The Company has adopted an Insider Trading Policy that governs the purchase, sale, and/or other disposition of the Company’s securities by directors, officers, and employees of the Company, the Bank, and their affiliates, together with their immediate family members and other persons living in their households. We believe the Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules, and regulations, and any applicable NASDAQ standards. A copy of the Insider Trading Policy is filed as Exhibit 19.1 to the Annual Report on Form 10-K for the year ended December 31, 2025.
Shareholder Communications — Communications to the Board of Directors from shareholders are welcomed. All written communications may be submitted through the Company’s website at www.1stsource.com, by e-mail at shareholder@1stsource.com, or by U.S. mail at 1st Source Corporation, 100 North Michigan Street, South Bend, Indiana, 46601, Attn: Chairman, Governance and Nominating Committee, or Attn: Corporate Secretary. The recipient of any such communication shall share it with the Chairman of the Governance and Nominating Committee who shall either (i) relay it to the full Board or an appropriate committee chairperson, or (ii) where he feels that the communication is not appropriate to relay to the Board, provide a copy of the communication and an indication of his proposed disposition to the General Counsel, or another independent director, either of whom may forward the communication to any other directors if he or she deems it prudent or appropriate to do so. The Chairman of the Governance and Nominating Committee shall forward all recommendations for Board nominees submitted by shareholders to the members of the Committee.

GOVERNANCE AND NOMINATING COMMITTEE INFORMATION
The Board of Directors formed an independent Governance and Nominating Committee in January 2004. The charter of the Governance and Nominating Committee is available at www.1stsource.com. See also the description of the Committee under “Board Committees and Other Governance Matters” above. All members of the Governance and Nominating Committee (see “Board Committees” above) comply with the independence requirements of the NASDAQ Stock Market listing rules. One of the purposes of the Governance and Nominating Committee is to identify, evaluate, recruit and select qualified candidates for election, re-election or appointment to the Board. The Governance and Nominating Committee may use multiple sources for identifying and evaluating nominees for directors, including referrals from current directors and executive officers and recommendations by shareholders. Candidates recommended by shareholders will be evaluated in the same manner as candidates identified by any other source. In order to give the Governance and Nominating Committee adequate time to evaluate recommended director candidates, shareholder recommendations should be submitted in writing no earlier than 120 days and no later than 90 days prior to the next Annual Meeting to be held on or before April 22, 2027. Nominations should be addressed to the attention of the Chairman, Governance and Nominating Committee, c/o 1st Source Corporation.
The Governance and Nominating Committee will select new or incumbent nominees or recommend to the Board replacement nominees considering the following criteria:
•Qualifications, including judgment, skill, capability, conflicts of interest, business experience and technical, professional, and educational background;
•Personal qualities and characteristics, accomplishments and reputation in the business community;
•Whether the nominee currently lives in one of the Company’s markets;
•Current knowledge and contacts in the communities or industries in which the Company does business;
•Current knowledge in one or more of the Company’s lines of business;
•Public company experience;
•Ability to qualify as an audit committee financial expert under SEC guidelines;
•Ability and willingness to commit adequate time, or in the case of incumbent directors, past participation and contribution, to Board and committee matters;
•Whether the nominee’s knowledge and experience are complementary to, or duplicative of, that of the other members of the Board;
•If applicable, whether the nominee would be deemed “independent” under listing rules of the NASDAQ Stock Market and SEC rules;
•Whether the nominee is qualified and likely to remain qualified to serve under the Company’s By-laws and Corporate Governance Guidelines;
•Diversity of personal characteristics and background consistent with the Company’s heritage and record, since the Company’s inception in 1971 of maintaining both ethnic and gender diversity among membership of the respective boards of directors of the Company and its subsidiary bank;
•Whether the nominee is under the age of 72; and
•Such other factors the Committee deems relevant.
The Governance and Nominating Committee assesses its own performance, including its effectiveness in achieving a diverse Board, and reviews its charter and recommends any proposed changes every other year coincident with the bi-annual self-assessment of the full Board.

REPORT OF THE AUDIT, FINANCE AND RISK COMMITTEE
The Audit, Finance and Risk Committee oversees 1st Source’s financial reporting process on behalf of the Board of Directors, retains and oversees the Company’s independent registered public accounting firm, and approves all audit and non-audit services provided by the independent registered public accounting firm. In addition to financial reporting risks and controls, the Committee oversees risks and controls for other operational and compliance risk categories with the potential to cause significant financial loss, consumer harm, regulatory criticism, and/or reputational damage. The Committee also oversees management’s implementation and maintenance of the Company’s Enterprise Risk Management Program consistent with the Company’s strategies, the Board’s risk tolerance, and the Board-approved Enterprise Risk Management Policy. The Board of Directors has adopted a charter for the Audit, Finance and Risk Committee to set forth its authority and responsibilities. All of the members of the Committee are independent as defined in the listing rules of the NASDAQ Stock Market and SEC rules and also qualify as audit committee financial experts, as defined in the rules of the SEC.
The Committee reviewed the audited financial statements in the Annual Report with management. The Committee also reviewed the financial statements with 1st Source’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Committee also considered, with the independent registered public accounting firm, the firm’s judgments as to the quality, not just the acceptability, of 1st Source’s accounting principles and such other matters as are required to be discussed with the Committee under PCAOB Auditing Standard No. 16, “Communication with Audit Committees.” In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from management and 1st Source, including the matters in the written disclosures required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence,” and considered the compatibility of non-audit services provided by the independent registered public accounting firm to 1st Source with the firm’s independence.
In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2025, for filing with the SEC.

Audit, Finance and Risk Committee
John F. Affleck-Graves
Melody Birmingham
Daniel B. Fitzpatrick
Tracy D. Graham
Timothy K. Ozark
Todd F. Schurz
Mark D. Schwabero
Ronda Shrewsbury
Isaac P. Torres, Chairman
COMPENSATION DISCUSSION & ANALYSIS
Compensation Oversight
The Executive Compensation and Human Resources Committee of the Board of Directors, comprised entirely of independent directors, administers the Company’s executive compensation program. The responsibilities of the Executive Compensation and Human Resources Committee are described in its charter and include:
•Reviews Chief Executive Officer’s recommendations for compensation for the other Named Executive Officers (the executives required by SEC rules to be named in this proxy statement, or “NEOs”) and either approves or adjusts it and reviews and approves metrics and policy guidelines for salary and incentive compensation for other senior management personnel;
•Review performance and determines compensation of the Chief Executive Officer;
•Oversee and approve establishment and administration of wage and benefit policies for the Company including an annual salary and performance grid for all employees;
•Review general human resources guidelines, policies and procedures;
•Oversee the Company’s stock and benefit plans;
•Review incentive plans and attest that they do not encourage inappropriate risk taking; and
•Conduct an annual self-assessment.
The Committee also reviews market data and peer and industry information periodically and considers the recommendations of the Chief Executive Officer with regard to cash and stock incentives under the Company’s Executive Incentive Plan and the other incentive plans for officers in the Company as described below.
Compensation Philosophy and Program
The Company’s compensation philosophy rests on the core principle that its executive officers and key employees are all in partnership with each other and with the Company’s shareholders to achieve success over the long term. Guided by this core principle, the Company’s compensation program can be summarized as follows:
•The Company succeeds best over the long-term when the executive officers and key employees are motivated to work together in this partnership as long-term owners themselves. The Company’s compensation program is designed to compensate executive officers and key employees fairly and continuously reinforce a partnership of long-term owners responsive to our markets and compliant with local, state and federal regulations.
•The program is designed to encourage consistent high-level performance with particular emphasis on building long-term customer relationships and serving well its various constituencies: individuals, businesses, not-for-profits, municipal governments, communities, employees and shareholders. The Company believes that a strategic focus on building deep, long-term customer relationships is the foundation for strong, high quality, sustainable, long-term performance. Increasing such relationships over the long term optimizes shareholder value through growth of high-quality net revenues.
•The program is based on pay-for-performance with performance evaluated relative to both internal business plans and tactical and strategic objectives and to the results of the Company compared with its relevant peer groups.
•The program provides competitive compensation opportunities that are consistent with practices of our peers with adjustments made for individual variance in skill and contribution.
•The program is designed to encourage a measured approach to growth that includes necessary attention to understanding and managing the risks of the business.
•The program rewards growth of customer relationships and sound risk management through compensation that is balanced between base salaries and performance-based incentive compensation.
•The program’s incentive compensation is also balanced between cash bonuses and equity awards, with both linked to the Company’s overall performance on a short-term, intermediate-term and long-term basis.
The program also promotes long-term share ownership, with all executive officers expected to maintain a significant investment in the Company and meet stock ownership guidelines.

Company Performance
The Committee evaluated the Company’s 2025 performance during early 2026. The Company met many of its quantitative and qualitative objectives for 2025 despite a variety of economic challenges and volatility. Highlights included:
•The Company achieved net income of $158.3 million in 2025. This was a 19.3% increase from 2024 and was the highest achieved in the Company’s history.
•The Company earned $6.41 per share which was a 19.6% increase from 2024.
•The Company continued 38 years of dividend increases.
•The Company achieved a return on average assets of 1.76%. This placed it in the top 8% of all publicly-traded $3 to $10 billion peer companies as of the date of its annual review period.
•The Company grew its average loans outstanding to $6.93 billion, a 5.1% growth over the prior year.
•The Company had net loan losses of 0.06% of average net loans and leases outstanding.
•The Company ended the year with a nonperforming assets ratio of 1.10% and a reserve for loan and lease losses of 2.30%.
•The Company continued to exceed the minimum regulatory requirements for Well Capitalized banks.
•The Company was one of 16 banks to be included in the Keefe, Bruyette & Woods, Inc. (KBW) Bank Honor Roll, which consists of banking institutions that have had 10 consecutive years of increased earnings per share.
•The U.S. Small Business Administration (SBA), Indiana District recognized the Company with a Gold Level Award in the Community Lender category for the thirteenth consecutive year. The award honors 1st Source Bank for delivering the greatest number of SBA loans in Indiana in 2025 among Community Banks with less than $10 billion in assets.
•Monitor Magazine, serving the equipment financing industry, listed the Company as one of the “Best Companies in Equipment Financing” for 2024-2025. It ranked the Company as #33 among the Top 100 Equipment Finance companies in the U.S. and as #20 among the bank-affiliated finance companies.
•The Company was named by Forbes’ as one of America’s Best Banks, ranking #26 of 100. Bank Director Magazine ranked the Company #19 overall and #8 of banks between $5 billion and $50 billion in assets on their Bank Performance Scorecard.
•The Company was ranked by S&P Global Market Intelligence’s unit as #25 among the Top 50 Community Banks with $3B to $10B in assets.
•The Company was recognized by Forbes as One of America’s Best Banks and Best Midsize Employers.
•The Company was honored with the Indiana Banker’s Association’s (IBA) Commitment to Community award in the category of banks with $3 billion and above in assets.
•The Company maintained its #1 deposit share in its 16 contiguous county market.
•The Company continued development of succession management in a variety of positions.
•The Company opened a branch in Carmel, Indiana. The Company relocated its Kalamazoo and Winamac branches and completed renovations at its Kouts, Portage Avenue and Elkhart West branches.

To understand the Company’s performance in relative terms the Committee compared it to a number of other peer groups variously reflecting the Company’s geographic markets, its business line focus, and its size and complexity. These include the following bank holding companies, all of which are publicly-traded:

Midwest Peers	Location	Ticker	National C&I Peers	Location	Ticker
1st Source Corporation	South Bend, IN	SRCE	1st Source Corporation	South Bend, IN	SRCE
Byline Bancorp, Inc.	Chicago, IL	BY	BancFirst Corporation	Oklahoma City, OK	BANF
Community Trust Bancorp, Inc	Pikeville, KY	CTBI	CNB Financial Corporation	Clearfield, PA	CCNE
Enterprise Financial Group	Clayton, MO	EFSC	Cullen/Frost Bankers, Inc	San Antonio, TX	CFR
First Busey Corporation	Urbana, IL	BUSE	First Mid Bancshares, Inc.	Mattoon, IL	FMBH
First Commonwealth Financial Corp	Indiana, PA	FCF	Hancock Whitney Corporation	Gulfport, MS	HWC
First Financial Bancorp	Cincinnati, OH	FFBC	Mercantile Bank Corporation	Grand Rapids, MI	MBWM
First Financial Corporation	Terre Haute, IN	THFF	National Bank Holdings Corporation	Greenwood Village, CO	NBHC
First Merchants Corporation	Muncie, IN	FRME	Old Second Bancorp, Inc.	Aurora, IL	OSBS
German American Bancorp, Inc	Jasper, IN	GABC	Pinnacle Financial Partners	Nashville, TN	PNFP
Horizon Bancorp	Michigan City, IN	HBNC	S&T Bancorp	Indiana, PA	STBA
Lakeland Financial Corporation	Warsaw, IN	LKFN	Stock Yards Bancorp	Louisville, KY	SYBT
Merchants Bancorp	Carmel, IN	MBIN	Texas Capital Bancshares, Inc	Dallas, TX	TCBI
MidWestOne Financial Group, Inc.	Iowa City, IA	MOFG	UMB Financial Corporation	Kansas City, MO	UMBF
Nicolet Bankshares, Inc.	Green Bay, WI	NIC	Univest Corporation of Pennsylvania	Souderton, PA	UVSP
Park National Corporation	Newark, OH	PRK	Western Alliance Bancorporation	Phoenix, AZ	WAL
Republic Bancorp, Inc	Louisville, KY	RBCAA	Wintrust Financial Corporation	Lake Forest, IL	WTFC
			W.T.B. Financial Corporation	Spokane, WA	WTBFB

The Committee compared the Company’s performance for the first three quarters of 2025 to its selected peer groups using ratios including those shown below. The Company continued to show consistent financial performance equal to or superior to most peers while maintaining stable credit quality and a strongly reserved position. Peer group amounts shown are the median in the peer group and the Company’s ranking in the group is set forth below the peer group metric, with a 1 ranking indicating the best result:

	Midwest Peer Group (17 members) Sept 2025 YTD Median	National Commercial & Industrial Concentration Peer Group (18 members) Sept 2025 YTD Median	National $3 to $10 Billion Assets Peer Group (198 members) Sept 2025 YTD Median(1)	1st Source Sept 2025 YTD	1st Source Dec 2025 YTD

Return on average total assets	1.32% 3	1.18% 1	1.10% 19	1.75%	1.76%

Return on average common equity	10.24% 5	10.15% 5	10.98% 54	13.24%	13.16%

Net income growth	15.76% 9	14.86% 9	19.28% 99	15.76%	19.34%

EPS Growth	8.43% 8	10.87% 6	20.31% 58 of 99	15.89%	19.59%

Net interest margin on a tax-equivalent basis	3.76% 6	3.48% 3	3.47% 37	4.00%	4.07%

Net charge-offs to average net loans and leases outstanding	0.18% 6	0.17% 4	0.07% 100	0.08%	0.06%

Nonaccrual loans and leases, restructured loans and other real estate to loans and leases and other real estate(2)	0.90% 12	0.65% 15	0.75% 138	1.04%	1.20%

Allowance for loan and lease losses to net loans and leases outstanding	1.29% 1	1.24% 1	1.18% 7	2.32%	2.30%

Noninterest income to average assets (3)	0.86% 5	0.83% 7	0.72% 54	0.96%	0.96%

Noninterest expense to average assets (3)	2.41% 7	2.46% 6	2.39% 95	2.37%	2.39%

Efficiency ratio (3)	54.54% 3	58.28% 1	59.93% 21	49.60%	49.32%
(1) Computed based on the companies included in the September 2025 Bank Holding Company Performance Report.
(2) This is a ratio shown on the Bank Holding Company Performance Report selected to facilitate peer comparisons and different from the nonperforming assets ratio mentioned in the bullet points at the beginning of this section.
(3) Noninterest income and expense computed net of leased equipment depreciation.

The Committee also compared the Company’s total return over the past five years with the total return of the publicly-traded members of the Midwest and National Commercial & Industrial Concentration Peer Groups as well as the group of publicly-traded banking companies in Illinois, Indiana, Michigan, Ohio, and Wisconsin and all NASDAQ traded companies shown in the Annual Report:

200
150
100
50
2020
2021
2022
2023
2024
2025
100
100
100
100
145
139
126
122
139
131
120
82
148
136
120
119
168
161
154
150
187
177
174
172
1st Source
NASDAQ Index
Banking companies in Illinois, Indiana, Michigan, Ohio, and Wisconsin
Midwest and National Commercial & Industrial Concentration

* Assumes $100 invested on December 31, 2020, in 1st Source Corporation common stock, NASDAQ market index, banking companies in Illinois, Indiana, Michigan, Ohio, and Wisconsin, and the In-Market, Midwest, and National Commercial & Industrial Concentration peer group.
** The Morningstar Weighted NASDAQ Index Return is calculated using all companies which trade on the NASDAQ Stock Market. It includes both domestic and foreign companies. The index is weighted by the then current shares outstanding and assumes dividends reinvested. The return is calculated on a monthly basis.
*** The peer group is a market-capitalization-weighted stock index of 33 banking companies in Illinois, Indiana, Michigan, Ohio, and Wisconsin.
NOTE: Total return assumes reinvestment of dividends.

Components of Compensation and 2025 Compensation Decisions
The following table summarizes the components of compensation the Company provides to its NEOs and other senior management personnel:

Compensation Component	Frequency	Criteria	Form(s) of Payment	Restrictions	Term of Holding
Salary	Annual	Qualifications, responsibilities and performance	Cash	None	None

Executive Incentive Plan (EIP)	Annual	Weighted corporate, group, division, unit and individual performance goals	Cash and book value stock	None as to cash component. Book value stock subject to forfeiture over a five-year period based on employee remaining with the Company and the Company meeting EPS growth or ROA criteria	Book value stock generally required to be held until retirement. Limited exceptions for up to 50% of stock beginning seven years following lapse of forfeiture period (eight to twelve years from date of grant) but subject to minimum stock ownership requirements

Long-Term Executive Incentive Plan	Every three years	Weighted corporate financial goals for the third year of the three-year planning period and average of individual annual awards for the three-year planning period	Cash and market value stock	None as to cash component. Market value stock subject to forfeiture over a five-year period based on employee remaining with the Company and the Company remaining profitable	Subject to NEO accumulating required minimum stock holdings

Strategic Deployment Incentive Plan	Annual	Company net income and Committee’s determination of success of strategic initiatives embedded in Company’s long-term plans using specific operating and financial metrics	Cash and/or stock as the Committee determines	None	Subject to NEO accumulating required minimum stock holdings

1982 Restricted Stock Award Plan	Discretionary	Discretionary	Market value stock	Market value stock subject to forfeiture over a zero to ten-year period based on employee remaining with the Company and in some cases the attainment of individual, group or Company goals	Subject to NEO accumulating required minimum stock holdings
Each element of compensation is discussed in more detail below. The Committee reviews the salary and incentive history for each NEO.
Base Salaries
•Why we pay this component.
Annual base salaries are designed to provide 1st Source executives with a basic level of cash compensation that is competitive in view of their qualifications, responsibilities and performance. Executive salaries are administered under the 1st Source Salary Administration Program applicable to all exempt employees. Through this program, each exempt job is graded under direction of the Human Resources Division and placed in a salary range with a midpoint targeted for the 50th percentile of the market range. Management monitors and re-calibrates the job grades and salary ranges by regularly evaluating market pay for particular positions as openings occur, as jobs change or as managers raise questions about the competitiveness of the pay for certain jobs. In addition, management periodically studies the competitiveness of its salary structure (ranges and job grades) by reference to market and industry information from a variety of sources, including Pearl Meyer, Compdata Surveys, Salaries.com, Blanchard, Crowe, ABA and McLagan (now Aon Consulting, Inc.). As noted, in late 2021, the Committee sought validation and advice from Blanchard Consulting Group concerning management’s processes and information for base salaries as well as total compensation.
•How we determine the amount.
For the NEOs, the Executive Compensation and Human Resources Committee annually evaluates base salaries and total compensation by reference to the same sources used for the Company’s Salary Administration Program. It also reviews the public information available from proxy statements on compensation paid to NEOs of peer organizations. The Committee reviews information for the CEO, CFO and, to the extent peer information is available, other NEOs compared to its Midwest peer group (see list above under Company Performance), a nationwide peer group of banking companies with a concentration of commercial and industrial loans (see list above under Company Performance), a nationwide peer group of banking companies with $3 billion to $10 billion in assets, and a nationwide peer group of publicly traded banking companies of all sizes. The Committee uses the peer group data as a point of reference and one of several factors in setting base salaries and other components of compensation for the NEOs. If any component of compensation for the NEOs varies significantly from the median of those in our peer group, then the Committee considers the circumstances (e.g. tenure, experience, historical performance) and whether an adjustment to one or more components of compensation is warranted. The Committee continued to reference the Blanchard peer groups as well as the peer groups traditionally used by 1st Source as it determined base compensation changes in 2025 and awarded incentive compensation for 2025 for the named executive officers.
Increases to base salaries are considered annually. Management evaluates market conditions and proposes a salary performance grid that provides the range of authorized merit increases for each level of performance rating in each quadrant of the applicable salary ranges. The Executive Compensation and Human Resources Committee reviews, adjusts and approves the proposed grid each year. All of the NEOs, including the Chief Executive Officer, are eligible to receive annual salary increases approved under the Salary Administration Program.

An exempt employee’s base salary will increase based on his or her position in the salary range and individual performance rating determined through the annual performance review process. Performance ratings are based on a scale of 1 to 5 with a 3 rating representing performance that meets expectations.
The Committee applies the salary performance grid used for all exempt employees when determining base salary increases for Ms. Short and the other NEOs. The Committee evaluates Ms. Short’s performance each year looking at, among other factors, the Company’s return on assets, return on equity, its absolute earnings, and the overall performance of the Company relative to its annual budget plan and long-term strategic plan approved by the Board of Directors. Her responsibilities also include representing the Company to its various constituencies, ensuring the Company’s ongoing community engagement, and ensuring the development of a culture of client service, long-term financial performance, teamwork, corporate integrity, and long-term success. The Committee granted Ms. Short an increase of $115,000 in base salary for 2026 based on her 2025 performance and her promotion to Chief Executive Officer.
Mr. Murphy and Ms. Short evaluate the performance of the other NEOs besides themselves and makes recommendations for their annual increases to the Committee. The progression of increases in base salary for each of the NEOs is shown in the Summary Compensation Table below.
Annual Incentive Awards Under the Executive Incentive Plan (EIP)
•Why we pay this component.
The EIP is designed to reward the NEOs and other participants for performance with a long-term emphasis. Annual incentive awards achieve this balance with payments of both cash and stock. The annual cash awards provide participants with immediate recognition of achieving annual performance criteria. The Committee regularly approves a matching award equal to the full value of, or a portion of, the value of the cash award to be paid in the form of book value shares or market value shares so that participants become long-term investors in the Company. “Book value shares” refers to shares of common stock awarded under the EIP that may not be transferred and may only be sold to the Company at book value. The Committee has generally made annual matching awards of 50% to 100% in book value stock to provide participants with the opportunity to build and increase the value of their ownership of 1st Source during the course of a long career with the Company. The value of this stock only grows if the Company continues to perform. Also, a long-term holding requirement for those shares further establishes alignment between the long-term benefit to the participants and the interests of our shareholders. The Company has chosen book value stock as the primary form of incentive stock because book value is the one value that members of management and sales and service personnel directly affect by their individual and collective actions. Earnings of the Company are either added to the book value per share or paid out as dividends on all outstanding shares (including book value shares whether or not still subject to forfeiture). In this way, book value more closely reflects the real economic value of the Company and is not subject to fluctuations in the stock market that are unrelated to the long-term performance of the Company. Inappropriate risk-taking is discouraged through the five year forfeiture period of book value share awards because imprudent short-term risk taking would be likely to impair the long-term value of awards. Inappropriate risk-taking is further discouraged through restrictions on the sale of book value shares that, with limited exceptions, require recipients to hold the shares until retirement and then sell them back to the Company at the then book value, with the purchase price payable in installments over a five year period. The limited exceptions allow executives, subject to the Committee’s approval, to sell back to the Company up to 50% of those book value shares for which the risk of forfeiture has been lapsed for seven or more years and only for the purchase of a personal residence or second home, college education tuition or financial hardship. The Company believes that equity-based compensation using book value stock under the EIP ties participants’ economic incentives directly to the long-term, substantive and sustainable economic performance of the Company. It encourages them to make sound business decisions that will grow the Company carefully over time and strengthen its financial position and should discourage decisions designed only for short-term personal gain. This decision-making for the long-term is reinforced as these stock awards can become a significant portion of a participant’s net worth over time.
•How we determine the amount.
Awards under the EIP are determined annually following the close of the fiscal year based on performance against a series of metrics selected and weighted for each participant at the beginning of the year. The EIP offers participants the potential for an annual cash award and a long-term stock award.
▪Annual Cash Awards: Each management participant under the EIP is assigned a “partnership level” percentage that is the starting point for determining his or her annual cash award. Partnership level percentages range from 4.25% to 15% of the salary range midpoint assigned by the Committee for purposes of computing the EIP award or the base salary of a participant. For 2025, the partnership level percentage of the NEOs was 15% of base salary for Mr. C. Murphy and 10% of base salary for Ms. Short and Messrs. Bauer, Buhr and K. Murphy. The “base bonus” for each NEO participant is equal to the participant’s base salary multiplied by the relevant partnership share percentage.
That dollar amount is further adjusted up or down by the “Company Performance Factor.” Beginning in 2023, the Committee decided to use a Company Performance Factor based on the Company’s return on assets performance compared to the performance of its $3 to $10 billion peer group. The Company Performance Factor is set at 100% at the 50% percentile and then is increased by 1% for each percentile above 50% to a maximum Company Performance Factor of 125% at the 75th percentile level or above. The Company Performance Factor is reduced by 2.5% for each percentile below 50% to a minimum of 75% at the 40th percentile level. As all year-end peer group results were not available at the time the Committee made its annual awards in February 2026, the Committee used the year-to-date results as of September 30, 2025 but reserved the right to subsequently adjust the awards based on the final year-end results if it deems necessary. For September 2025 year-to-date, the Company’s reported return on assets of 1.75% resulted in the Company performing at the 92nd percentile level compared to its $3 to $10 billion peer group. This translated to a positive adjustment of 25% for the Company Performance Factor. Thus, the Company Performance Factor for 2025 was 125%.

The Committee is authorized to make adjustments to reported net income and return on assets for purposes of determining the Corporate Performance Factor and other EIP performance metrics. Historically, the Committee has done so when, in the Committee’s judgment, the reported net income included unusual or one-time items that distorted the true substantive or normalized earnings of the Company. The Committee chose to use the Company’s reported net income of $158.3 million as the starting metric. The Committee chose to exclude the Company’s losses of $8.7 million from the sale of available-for-sale securities for repositioning of the investment securities portfolio (net of $1.5 million in incremental interest income earned from these transactions and related income tax effects), and the Company’s $1 million contribution to the 1st Source Foundation, which the Committee had pre-approved. These adjustments were used as noted in the corporate-level performance goals below.

For each individual, the base bonus after adjustment for the Company Performance Factor is further adjusted up or down between 0% and 300% based upon the participant’s performance against a set of corporate, group and individual performance goals established at the beginning of the fiscal year. Target amounts are scored at 150% of weighting for staff management personnel while they are scored at 200% for sales, credit and line management personnel. For example, if the Company achieves a corporate-level goal exactly at target and the goal is weighted for the individual at 10%, a staff person’s result is scored as 15% of their base salary or salary range midpoint assigned for EIP purposes while a sales, credit or line person’s result is scored as 20% of their base salary or salary range midpoint assigned for EIP purposes. The total of the annual cash and stock awards to a single participant may not exceed $1 million.
The corporate-level financial performance goals for each of the NEOs in 2025 included a combination of the following depending upon the NEO’s role and responsibilities:

Objective	Minimum	Target	Maximum	Actual

Net income (000’s)(1)	$137,397	$139,875	$146,868	$164,813
Return on assets(1)	1.44%	1.56%	1.83%	1.84%
Exceed median ROA results for $3 to $10 billion peers(2)	60 of 110	55 of 110	37 of 110	9 of 110
Return on common equity(1) (3)	11.02%	11.22%	12.13%	13.05%
Revenue growth(1)	4.26%	5.68%	9.94%	12.68%
Expense to revenue ratio(1)	53.40%	52.35%	48.42%	49.27%
Loan growth	3.80%	5.07%	7.60%	5.10%
Core deposit growth(4)	1.82%	3.77%	5.65%	4.29%
Year-end nonperforming assets	1.26%	0.90%	0.32%	1.10%
Net charge offs and other credit-related losses to average loans, leases, repossessed assets and other real estate	0.38%	0.15%	0.08%	0.06%
Net new primary relationships	90% of Target	Target	130% of Target	21% of Target
(1) Actual amounts computed using adjustments described above.
(2) Computed as of September 30, 2025 for reasons discussed above.
(3) Computed based on common equity excluding accumulated other comprehensive loss.
(4) Core deposits are defined as total deposits excluding brokered deposits and time deposits over $250,000.
The corporate financial performance goals assigned to each of the NEOs and the weightings of corporate, group and individual performance goals for each of the NEOs were as follows:

Objective	Mr. C. Murphy	Ms. Short	Mr. Bauer	Mr. K. Murphy	Mr. Buhr
Corporate Financial Performance Goals
Net income	15%	10%	10%	5%	5%
Return on assets	10%	5%	10%	5%	10%
Exceed median ROA results for $3 to $10 billion peers	15%	10%	10%	10%	10%
Return on common equity	10%	5%	5%	—	—
Expense to revenue ratio	15%	5%	25%	10%	5%
Revenue growth	5%	10%	10%	10%	5%
Loan growth	—	10%	—	—	5%
Core deposit growth	—	15%	10%	10%	—
Year-end nonperforming assets	10%	10%	—	—	15%
Net charge offs and other credit-related losses to average loans, leases, repossessed assets and other real estate	10%	5%	—	—	15%
Net new primary relationships	10%	15%	10%	10%	5%
Group financial performance goals	—	—	10%	20%	25%
Electronic Products and Digital Adoption	—	—	—	20%	—
Total weighting	100%	100%	100%	100%	100%
Target amount scoring	200%	200%	150%	150%	200%

(1) Score based on total Company for Mr. C. Murphy and Ms. Short and on their respective reporting units for Mr. Bauer, Mr. K. Murphy, and Mr. Buhr.

In assessing performance against these performance goals, the Committee considers quantitative and qualitative factors, and ultimately uses its judgment when determining the amount and terms of individual awards. The qualitative factors the Committee considers to adjust awards include:
•The recommendations of Mr. C. Murphy and Ms. Short with respect to the achievement of group and individual performance goals of the other NEOs and all other participants in the EIP.
•An analysis of competitive marketplace compensation data as described above;
•An analysis of the Company’s performance compared to its peer groups as described above;
•An analysis of the Company’s performance compared to its overall quantitative and qualitative goals;
•The executive’s level of responsibility and ability to influence the Company’s performance;
•The executive’s level of experience, skills and knowledge;
•The need to retain and motivate highly talented executives;
•Corporate governance considerations related to executive compensation; and
•The Company’s current business environment, objectives and strategy.
For 2025, Mr. C. Murphy and Ms. Short received the award as computed based upon quantitative factors. Mr. Buhr was scored as part of sales, credit and line management personnel. Mr. Bauer and Mr. K. Murphy were scored as part of staff management personnel.
▪Annual cash awards: These are paid following the Committee’s approval of the awards. For the NEOs, the Committee approved cash awards for 2025 performance as follows:

Mr. C. Murphy	$405,150	Mr. K. Murphy	$112,350
Ms. Short	$145,150	Mr. Buhr	$120,700
Mr. Bauer	$102,250
These amounts are shown on the 2025 lines of the “Non-Equity Incentive Compensation Plan” column of the Summary Compensation Table below.
▪Annual Book Value Stock Awards: The amount of the annual cash award under the EIP is matched with an equal amount of book value stock that is subject to forfeiture ratably over a five-year period in the event the Company fails to achieve designated annual performance hurdles or the participant’s employment terminates. For 2025, the Committee chose a 3% EPS growth requirement or a 1.20% annual return on assets. The Committee believes that this combination of requirements collectively represents a reasonable hurdle for participants to motivate future performance based on, among other factors, the peer group performance documented above. The Committee also has the authority under the EIP to evaluate whether forfeiture of book value shares is inappropriate if the Company’s performance results are in the top quartile of its peer groups notwithstanding failure of the Company to achieve the performance hurdles. This additional authority gives the Committee flexibility to respond to external events or market conditions.
Mr. C. Murphy’s annual cash award is matched with an equivalent value in book value stock subject to the same performance hurdles as with all employees under the EIP. As the risk of forfeiture lapses over the five year period based on achievement of performance hurdles, he is paid the value of book value stock in cash. His book value stock awards ultimately paid in cash are shown in the “Stock Awards” column of the Summary Compensation Table in the year the awards are made, consistent with the presentation for the other NEOs. The Committee believes Mr. C. Murphy’s ownership interest in the Company is already significant and sufficiently aligned with shareholder interests that the book value share awards under the EIP can be denominated and paid in cash as the forfeiture risk lapses without impairing the objectives of the EIP.
The annual stock awards for 2025 performance were made in calendar year 2026. As required by SEC rules, the 2025 stock award amounts for the NEOs will be shown in next year’s proxy statement on the 2026 lines under the Stock Awards column of the Summary Compensation Table. The annual book value stock awards for 2024 (made in 2025) are shown on the 2025 lines of the “Stock Awards” column of the Summary Compensation Table below as required by SEC rules.
Long-Term Plan Awards Under the EIP
•Why we pay this component
In addition to the annual incentive award of cash and book value stock, the EIP also offers management participants an additional periodic award of cash and stock in the event the Company achieves longer-term performance goals. These performance goals are established periodically (usually every 3 years) as part of the Company’s ongoing long-term strategic planning process. These awards are also designed to reward consistent individual performance over the long-term as individual performance is calculated based on the participant’s average annual incentive awards under the EIP over the three-year period. These awards further reinforce alignment with the interests of our shareholders by encouraging a long-term view with sound strategic planning and risk management and providing participants with an opportunity for additional ownership of the Company but with the same market risk to which shareholders of the Company are exposed.

•How we determine the amount.
▪Calculation of Amount of the Long-Term Plan Awards: The most recent 3-year performance goal period ended in 2022 with targets set in early 2020 and awards being determined and paid in early 2023. The 2020-2022 targets, results and cash payments to the NEO’s were reported in our 2023 proxy statement.
The goals for the 2023-2025 period include the following:

	Weighting	Minimum	Target	Maximum	Actual

Return on assets	28.57%	1.25%	1.40%	1.55%	1.84%
Expense to revenue ratio	14.29%	55.00%	50.00%	45.00%	48.69%
Net charge offs and other credit-related losses to average loans, leases, repossessed assets and other real estate	14.29%	0.45%	0.30%	0.15%	0.06%
Period-end nonperforming assets	14.29%	2.00%	1.00%	0.75%	1.10%
Growth in net new primary relationships	28.57%	75% of Target	Target	149% of Target	17% of Target
(1) Three original goals — average total assets, Community Bank loans (non-Specialty Finance Group) to total loans, and percent of diverse exempt colleagues of total exempt colleagues at year-end – were not included in the final scoring for Ms. Short, Mr. Bauer, Mr. K. Murphy and Mr. Buhr and the percentages were allocated on a roughly pro rata basis to the remaining goals. The Community Bank loans (non-Specialty Finance Group) to total loans goal was included in Mr. C. Murphy’s score at his request and was scored at zero. The other two goals were not included in his score. His total award was lowered by $140,300 as a result of his separate changes.

Company performance is scored at 50% for minimum, 100% for target and 200% for maximum. The three-year awards then are calculated based upon a pre-determined mathematical formula that multiplies the Company’s weighted performance relative to its long-term goals by an assigned percentage and then by the participant’s average annual incentive award under the EIP over the three-year period. The participant may earn from 0% to 200% of his/her average annual incentive awards over the three-year period. The total of the annual cash and stock awards to a single participant may not exceed $1 million.

For the 2023-2025 period, the assigned percentages of the NEOs for purposes of the three year long-term awards are as follows:

Mr. C. Murphy	100%	Mr. K. Murphy	90%
Ms. Short	100%	Mr. Buhr	90%
Mr. Bauer	90%
Method of Payment of Periodic Long-Term Awards: The periodic long-term awards are paid with a combination of cash and market value stock, with more senior participants required to take a higher percentage of stock. The stock portion is subject to forfeiture over a five-year period based upon the participant remaining with the Company and the Company remaining profitable during the period. For Mr. C. Murphy and Ms. Short, the split for the 2023-2025 performance period was 25% cash and 75% stock. For Mr. Bauer, Mr. K. Murphy, and Mr. Buhr, the split was 30% cash, 70% stock. Cash was paid to the NEOs (and other participants) upon approval of the awards by the Committee. For Mr. C. Murphy, the stock portion of his award will be subject to the same forfeiture term but because of his existing ownership interest in the Company, the Committee approved payment to Mr. C. Murphy in cash as the five-year forfeiture period lapses. For performance during 2023 through 2025, the NEOs received periodic long-term awards as follows:

	Cash	Stock	Total		Cash	Stock	Total
Mr. C. Murphy	$179,200	$537,400	$716,600	Mr. K. Murphy	$59,400	$138,500	$197,900
Ms. Short	$73,900	$221,600	$295,500	Mr. Buhr	$65,900	$153,600	$219,500
Mr. Bauer	$47,700	$111,200	$158,900

The cash portions of the 2023-2025 awards are shown on the 2025 lines of the Non-Equity Incentive Compensation Plan column of the Summary Compensation Table. The stock portions of the 2023-2025 awards were made in calendar year 2026 and will be shown on the 2026 lines of the Stock Awards column of the Summary Compensation Table in the 2027 proxy statement as required by SEC rules.
Annual Incentive Awards Under the Strategic Deployment Incentive Plan (SDIP)
•Why we pay this component.
NEOs have an additional incentive compensation plan available to them which is designed to encourage execution of the Company’s strategic objectives on an annual and a long-term basis. NEOs and other members of senior management are eligible to participate. Mr. C. Murphy, Ms. Short and Messrs. Buhr, K. Murphy and Bauer were participants in the SDIP for 2025.
Any awards (“Awards”) made to participants under the SDIP are performance-based compensation with three dimensions. First, the SDIP is designed to encourage the participants to focus on initiatives that support the Company’s long-term strategic objectives but not at the expense of failing to meet our annual performance goals approved by the Board. Thus, there will be no Awards unless the Company achieves its minimum net income goal.

Second, the amount of the Awards is calculated as a percentage of the Company’s annual net income. Sharing a modest portion of net income with the participants who successfully lead and execute the initiatives designed to meet the Company’s long-term strategic objectives directly aligns their performance on these initiatives with the long-term interests of shareholders. The Committee sets a range for each of the participants reflected by a minimum, target and maximum percentage of net income. In setting the percentages, the Committee considers the roles and responsibilities of each participant with respect to the Company’s long-term strategic objectives.
Third, the Committee determines the final percentage of net income within the respective pre-established ranges by reference to pre-established shared and/or individual goals for the participants that support the Company’s long-term strategic objectives (“Annual Strategic Goals”). The Committee assigns Annual Strategic Goals to each of the participants at the beginning of each calendar year using objective performance targets or criteria and weightings among the Annual Strategic Goals. The Committee then uses the results achieved during the calendar year (individually or in aggregate) to determine the Award for each participant within the applicable range of percentages of net income. See “How we determine the amount” below for calculation and the payment of awards.
All determinations of eligibility, Annual Strategic Goals, financial metrics and formulas for calculation of Awards for a calendar year are established by the Committee in writing. No Award to any single participant can exceed $1 million in one calendar year. No performance measures for a participant’s Annual Strategic Goals will allow for any discretion by the Committee to increase an Award over the maximum percentage of net income determined by the Committee at the beginning of the calendar year, but the Committee does have discretion to reduce an Award below the maximum percentage of net income to any amount it believes is justified based on the actual results achieved related to the Annual Strategic Goals. The payment of any Award under the SDIP to a participant with respect to a relevant calendar year is contingent upon certification by the Committee prior to any such payment that the applicable performance measure(s) or criteria for the participant’s Annual Strategic Goals have been satisfied. All awards under the SDIP are subject to potential forfeiture and/or recovery by the Company in the event they are based upon financial results that are subsequently determined to have been overstated.
•How we determine the amount.
Under this program, awards for participants are based on the net income of the Company. The Committee set the range from 0.00% to 1.30% of net income for the total program with a target of 0.65% for 2025. All awards are subject to the Company achieving a minimum net income of $132.88 million (95% of budgeted net income). Consistent with its calculation of the EIP Corporate Performance Factor and related EIP metrics as described above, the Committee chose to use a net income amount of $164.813 million for its 2025 SDIP calculations. This amount excludes the Company’s losses of $8.7 million from the sale of available-for-sale securities for repositioning of the investment securities portfolio (net of $1.5 million in incremental interest income earned from these transactions and related income tax effects) and the Company’s $1 million contribution to the 1st Source Foundation, which the Committee had pre-approved. The Committee set the following individual award levels as a percentage of the Company’s adjusted net income:

	Minimum	Target	Maximum

Mr. C. Murphy	0%	0.21%	0.42%
Ms. Short	0%	0.13%	0.26%
Mr. K. Murphy	0%	0.10%	0.20%
Mr. Buhr	0%	0.10%	0.20%
Mr. Bauer	0%	0.11%	0.22%
For 2025, the goals and weightings were as follows:

	Weight	Min	Target	Max	Result
1. Digital Transformation	25%				39% of maximum
Goals included implementing the small business/online application, putting a solution in place for d/b/a accounts, and achieving the addition of new business clients to the Bank. The small business/online application was launched to the public on July 15, 2025 and 83% of the small deposit growth was realized.
2. Market Strategies/Deposit Growth	25%				40% of Maximum
Develop and implement strategies for growth markets. Marketing strategies were developed and put into production but automated tracking was not delivered as anticipated in 2025.
3. Execute Sales Management Software Strategic Improvements	20%				55% of Maximum

Minimum goal to implement improvements, establish standardization of use and training by September 30 was achieved. Target of increased use of data and part of max goal toward adoption of standards of use were also achieved.

4. Mastery	30%				97% of Maximum
34 colleagues achieved mastery compared to target goal of 25 and max goal of 35.

5. Qualitative goal to be judgmentally used by the Committee to adjust downward the awards under the above metrics either for the group or for each NEO individually.

The Committee assesses performance against these goals and each individual’s contributions to the achievement of the goals including the quality of teamwork exhibited and the individual’s contribution to the team. In assessing performance against these performance goals, the Committee considers quantitative factors first and may adjust downward for qualitative factors, and ultimately uses its judgment when determining the amount and terms of individual awards. The Committee did not make an adjustment for qualitative factors in 2025.

The Committee chose to pay the entire bonus amounts in cash. The annual cash awards are paid following the Committee’s approval of the awards. For the 2025 participants, the Committee approved cash awards for 2025 performance as follows:

2025 Award
Mr. C. Murphy	$415,300
Ms. Short	$257,100
Mr. K. Murphy	$197,800
Mr. Buhr	$197,800
Mr. Bauer	$217,600

Awards Under the 1982 Restricted Stock Award Plan
•Why we pay this component.
The Restricted Stock Award Plan provides for the grant of restricted shares to selected executives and other key employees of the Company as a means of inducing continued future employment and performance of such key employees. The Restricted Stock Award Plan provides that the shares shall vest over a period of time if the participant continues to serve as an employee. Additionally, the Committee may set additional vesting requirements at the time of grant based on the individual participant’s performance, the Company’s financial performance or both. If the participant does not meet or exceed his or her individual performance goal(s) for a given year, all shares so restricted with respect to that year will be forfeited. If 1st Source does not meet the financial requirements by the end of the vesting period, the shares so restricted are forfeited. The Committee retains discretion to make periodic stock awards from time to time in the future to maximize the usefulness of the Restricted Stock Award Plan in attracting, retaining and motivating key employees.
•How we determine the amount.
In 2025, Mr. C. Murphy, Ms. Short, Mr. K. Murphy and Mr. Bauer received restricted stock awards. The first 20% was to be earned subject to their remaining with the Company as of January 1, 2026 and the remaining 80% to be earned over the following five years subject to their remaining with the Company and the Company’s achieving an average return on assets or above for each of the annual periods that is equal to or greater than that achieved by banks in its comparable size group. The Committee made these awards in recognition of the executives’ increased responsibilities and past performance, as a retention incentive, and to tie their long-term financial incentives more closely to that of the Company’s shareholders. The Committee made the award after reviewing the executives’ total compensation at the time of their respective promotions and/or changed responsibilities.

Stock Ownership Guidelines
In February 2015, the Company established stock ownership guidelines for its NEOs. The Company requires the CEO to own Company stock with value at least equal to five times the CEO’s current base salary and other NEOs to own Company stock with a value at least equal to three times the NEO’s current base salary. All of the Company’s NEOs are currently in compliance with this requirement.
Hedging or Pledging Company Securities
In February 2015, the Company adopted a policy prohibiting directors, NEOs and other Senior Vice Presidents or above from pledging shares of the Company on margin, trading in derivative securities of the Company’s common stock, engaging in short sales or buying or selling put or call options on the Company’s common stock, and purchasing or selling other financial instruments designed to hedge or offset any decrease in the market value of the Company’s common stock. Shares owned by directors, NEOs and other Senior Vice Presidents in excess of those required to be owned by Company stock ownership guidelines may be used as collateral for the owner’s personal or business borrowing purposes upon notification of and prior approval by the Governance and Nominating Committee.
Most Recent Shareholder Advisory Vote
The Executive Compensation and Human Resources Committee carefully considered the results of the 2023 shareholder advisory vote on executive compensation. The CEO also reviewed and discussed the results of the vote with selected larger shareholders. The result of the advisory vote was that 89% of votes cast approved of the executive compensation of the NEOs as described in the 2023 Proxy Statement. The results indicated shareholder support for the Company’s executive compensation decisions and policies and the Committee has continued to make its compensation decisions consistent with historical practice and existing policies. The Committee also carefully considered the results of the 2023 shareholder advisory vote on the frequency of future advisory votes on executive compensation. The result of the advisory vote was that 58% of votes cast supported a vote every three years. The Committee elected to continue its practice of having a vote every three years.
Shareholders will be given an opportunity to cast an advisory vote on the Company’s executive compensation program at the 2026 annual shareholder meeting as discussed in this proxy statement.
Shareholders are also given an opportunity to cast an advisory vote on the frequency of future shareholder advisory votes on executive compensation with the next opportunity occurring in connection with the annual shareholder meeting in April 2029.

Risk Management
As discussed above, the senior executive officer compensation plans and other management incentive programs include both equity and cash components that link compensation to the Company’s overall performance on both a short-term and long-term basis, subject to forfeiture based on the senior executive officers or participating management officers failing to remain with the Company and on long-term real economic performance of the Company. As such, these plans do not encourage the senior executive officers or participating management officers to take unnecessary and excessive risks that threaten the Company. Nor do they encourage the manipulation of earnings of the Company to enhance the compensation of any employee because awards are subject to independent confirmation by the Committee and subject to many objective and discretionary factors, other than our net income, that are not susceptible of inappropriate influence by recipients.
The Committee also identified and reviewed the Company’s five business unit incentive plans, each of which rewards measurable performance in the Company’s five major product and service segments: Business Banking, Consumer Banking, Specialty Finance, Trust and Asset Management, and Insurance. Each of these incentive plans has common features that encourage high quality, long-term relationship business and discourage unnecessary or excessive risks for short-term gain. In particular, short-term cash awards generally are capped at a specific dollar amount or a percentage of a participant’s salary midpoint or base salary. In practice, actual awards generally have been much less than the maximum amount after applying the respective individual performance metrics under the plans. Annual stock awards are similarly limited to a percentage of a participant’s salary midpoint and have long-term attributes. They carry substantial risks of forfeiture over a five-year period if performance hurdles that are tied to Company performance are not cleared. They are made in book value common stock transferable only to the Company upon death, disability, normal retirement, early termination of employment, or with discretionary approval of the Committee, with less favorable payout terms upon early termination of employment. The incentive plans for lenders further mitigate excessive risks by including substantial weightings or deductions for credit quality and net charge-offs. The Committee also identified and reviewed the Company’s referral programs designed to encourage internal referrals by providing small, immaterial cash incentives to eligible participants.
These features, combined with the systems of controls in place to mitigate the risks of the products and services the Company offers, limit and discourage the taking of unnecessary or excessive risks. They also discourage and mitigate the risk of manipulation of reported earnings to enhance the compensation of any employee. None of these incentive plans or referral programs, alone or in aggregate, encourages unnecessary or excessive risks or presents significant risks to the Company as a whole.
Clawbacks
We maintain a policy providing for clawback of management compensation if it is determined to have been inappropriately awarded. Under that policy, if the Company (i) is required to prepare an accounting restatement of its financial statements due to the Company’s noncompliance with any financial reporting requirement under the securities laws, or (ii) otherwise determines that financial results or other metrics used to determine the amount of any incentive awards paid or awarded to any Participants were misstated or otherwise inaccurate, then the Committee shall, except in the case of any Participant who had no responsibility for the accounting that led to the misstatement or inaccuracy, recoup any excess incentive compensation received by any such Participant. Additionally, the Committee shall recoup all incentive compensation received by any Participant who had responsibilities for the accounting that led to the misstatement or inaccuracy or who the Committee determines committed fraud or other malfeasance while employed by the Company.
Employment Agreements Severance Provisions
Among the NEOs, the Company has entered into employment agreements with Mr. C. Murphy, Ms. Short, Mr. K. Murphy, Mr. Buhr, and Mr. Bauer. The agreements provide for severance payments in the event of the executive’s termination of employment by the Company without cause or by the executive because of good reason, including a material adverse change in his or her status such as a material diminution of responsibility or relocation. In such event, the executive would continue to receive only his or her base salary for a period of time after his or her termination. Mr. C. Murphy, Mr. K. Murphy, Ms. Short and Mr. Bauer would receive the equivalent of 36 months of base salary with the first six months payable in a lump sum. Mr. Buhr would receive the equivalent of twelve months of base salary with the first six months payable in a lump sum. The Committee believes that providing severance payments to certain executives in the event the executives terminate employment because of a material adverse change in status is necessary and fair given the critical nature of the roles of the executives. As of December 31, 2025, Mr. C. Murphy, Ms. Short, Mr. K. Murphy, Mr. Buhr, and Mr. Bauer would receive $2.58 million, $1.61 million, $1.20 million, $415,000, and $1.02 million, respectively under the agreements.
The employment agreements also provide for severance payments in the event Mr. C. Murphy, Ms. Short, Mr. K. Murphy, Mr. Buhr, or Mr. Bauer terminates his or her employment for good reason within one year of a change in control transaction. Under these circumstances, the executive would receive severance pay in cash equal to 2.99 times his or her annual base pay and target annual bonus in effect as of the date of the change in control or, if later, separation of employment. The Committee reaffirmed its long-standing view that such a “two-trigger” change in control provision for key executives is consistent with the interests of shareholders and fair protection to the executives.
Tax Deductibility of Pay
Federal income tax law caps at $1,000,000 the deductible compensation per year for each of the NEOs. In developing and implementing executive compensation policies and programs, the Executive Compensation and Human Resources Committee considers whether particular payments and awards are deductible for federal income tax purposes, along with other relevant factors. It is the general intention of the Executive Compensation and Human Resources Committee to meet the requirements for deductibility whenever possible. The Company will continue to review and monitor the deductibility of compensation and provide any necessary information on new developments in this area to the Committee.

SUMMARY COMPENSATION TABLE
The following table provides information regarding compensation earned by the Company’s Chief Executive Officer, Chief Financial Officer, and the three other executive officers employed at the end of 2025 who were the most highly compensated in 2025 among the major policy-making executives of the Company.

Name and Principal Position	Year	Salary($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation($)	All Other Compensation($)(2)	Total(6)
Christopher J. Murphy III	2025	$855,385	$1,003,281	$999,650	$190,281	$3,048,597
Executive Chairman, 1st Source Corporation	2024	836,538	326,430	687,850	184,830	2,035,648
and 1st Source Bank	2023	821,495	1,158,576	607,800	180,729	2,768,600

Andrea G. Short	2025	526,346	1,054,977	476,150	133,091	2,190,564
President and Chief Executive Officer,	2024	498,461	116,357	310,100	133,639	1,058,557
1st Source Corporation and	2023	465,392	378,734	282,650	131,178	1,257,954
Chief Executive Officer, 1st Source Bank

Kevin C. Murphy(5)	2025	396,538	872,579	369,550	43,199	1,681,866
Executive Vice President, 1st Source Corporation
and President, 1st Source Bank

Jeffrey L. Buhr	2025	411,154	103,216	384,400	53,963	952,733
Executive Vice President and Chief Credit	2024	391,154	91,490	252,100	55,474	790,218
Officer, 1st Source Bank	2023	372,115	301,313	219,350	50,280	943,058

Brett A. Bauer(6)	2025	331,923	383,993	367,550	43,579	1,127,045
Executive Vice President, Treasurer and Chief	2024	305,385	55,526	233,050	44,059	638,020
Financial Officer, 1st Source Corporation	2023	287,115	160,122	196,200	43,004	686,441
and 1st Source Bank

(1) Amounts included in Stock Awards represent the aggregate grant date fair value of all awards computed in accordance with FASB ASC Topic 718 granted during the year. These amounts generally relate to the prior year’s performance and are subject to forfeiture over the succeeding five (5) years.

(2)	Amounts included in All Other Compensation for the most recent fiscal year are as follows:

	Company Contributions to Defined Contribution Retirement Plans	Dividends on Stock Awards	Directors’ Fees	Perquisites(3)(4)	Value of Life Insurance Benefits	Other	Total
Mr. C. Murphy	$31,838	$58,470	$75,208	$20,438	$4,326	$—	$190,280
Ms. Short	31,838	20,501	75,208	«	5,544	—	133,091
Mr. K. Murphy	31,838	9,512	—	«	1,849	—	43,199
Mr. Buhr	31,838	15,457	—	«	6,668	—	53,963
Mr. Bauer	31,838	10,360	—	«	1,381	—	43,579

«	Not included - total of perquisites and benefits is less than $10,000
(3)	Mr. C. Murphy’s perquisites included annual medical exam and personal usage of the company plane. These are values at the incremental cost to the Company. For personal use of the company plane, the incremental cost is the SIFL (Standard Industrial Fare Level) cost.
(4)	Mr. C. Murphy reimbursed the Company $2,000 in 2025, $2,000 in 2024 and $2,500 in 2023 for miscellaneous incalculable personal benefits. This amount has not been deducted in computing the disclosable perquisites above.
(5)	Mr. K. Murphy was promoted to Executive Vice President, 1st Source Corporation and President, 1st Source Bank effective October 1, 2025.
(6)	There were no bonus awards, option awards or changes in pension value and non-qualified deferred compensation earnings for the named executive officers in 2025, 2024 or 2023.

2025 Grants Of Plan-Based Awards

Estimated Future Payouts Under Equity Incentive Plan

	Book Value Awards (#Shares)					Market Value Awards (#Shares)
Name	Grant Date	Threshold	Target	Maximum	Grant Date Fair Value of Stock Awards	Grant Date	Threshold	Target	Maximum	Grant Date Fair Value of Stock Awards

Christopher J. Murphy III	2/21/25(1)	—	8,309	—	$45.31	9/23/25(2)	—	10,000	—	$62.68
Andrea G. Short	2/21/25(1)	—	2,660	—	45.31	9/23/25(2)	—	10,000	—	62.68
Andrea G. Short	9/23/25(2)		6,179		49.79
Kevin C. Murphy	2/21/25(1)	—	1,966	—	45.31	9/23/25(2)	—	12,500	—	62.68
Jeffrey L. Buhr	2/21/25(1)	—	2,278	—	45.31	—	—	—	—	—
Brett A. Bauer	2/21/25(1)	—	1,558	—	45.31	9/23/25(2)	—	5,000	—	62.68
Note: There were no non-equity incentive plan awards with future payouts made during 2025. Also, there were no other stock awards or option awards made during 2025.
(1)					Annual Executive Incentive Plan award for 2024 subject to forfeiture over a five-year period based on the executive remaining with the Company and the Company achieving annual financial performance hurdles as discussed above under “Annual Incentive Awards Under the EIP.”
(2)					Awards made after reviewing the executives’ total compensation at the time of their respective promotions and/or changed responsibilities. The first 20% was to be earned subject to their remaining with the Company as of January 1, 2026, and the remaining 80% to be earned over the following five years subject to their remaining with the Company and the Company’s achieving an average return on assets or above for each of the annual periods that is equal to or greater than that achieved by banks in its comparable size group.
Narrative Disclosure To Summary Compensation Table And Grants Of Plan-Based Awards Table
Employment Agreements:
Ms. Short and Messrs. C. Murphy, K. Murphy and Bauer each entered into an employment agreement effective October 1, 2025. Mr. Buhr entered into an employment agreement effective May 23, 2017.
Mr. C. Murphy’s agreement provides for a $750,000 base salary at January 1, 2026, with annual increases as the Committee may deem appropriate each year, and bonus payments (paid in cash or stock at Mr. C. Murphy’s election) under the Executive Incentive Plan and the Strategic Deployment Incentive Plan. Under the other four agreements, Ms. Short, Mr. K. Murphy, Mr. Buhr, and Mr. Bauer receive base salaries of $650,000, $450,000, $415,000, and $400,000 respectively, at January 1, 2026, with increases thereafter as may be determined by 1st Source, and cash and stock bonuses determined under the Executive Incentive Plan and the Strategic Deployment Incentive Plan.
Mr. C. Murphy’s and Mr. K. Murphy’s agreements expire on December 31, 2028. Ms. Short’s agreement expires on December 31, 2030. Mr. Buhr’s, and Mr. Bauer’s agreements expire on December 31, 2026. Ms. Short’s agreement will expire unless she and the Company agree to extend the agreement. The others will continue to be extended from year-to-year unless either party gives a notice of non-renewal to the other. The term of Mr. C. Murphy’s, Mr. K. Murphy’s, and Ms. Short’s agreements will end on December 31 of the third year following the year in which any notice of non-renewal is given. The term of the agreements with Mr. Buhr and Mr. Bauer will end on December 31 of the same year in which any non-renewal notice is given.
In the event of an executive’s death, the executive’s beneficiaries would receive a payment in the amount of twice the executive’s current base salary (reduced to 65%, 45% and 30% of this amount at ages 65, 70 and 75, respectively) up to a maximum of $750,000 under a group term life insurance policy provided by the Company.
The employment agreements also include restrictive covenants which require, among other things, that the executives not compete with 1st Source in bank or bank-related services within the geographic region in which full-service retail branches of 1st Source Bank or any affiliate are located for a period of 24 months following termination of employment. The agreements also prohibit the executives from ever divulging confidential information or trade secrets after termination of employment.
In the event an executive’s employment is terminated because of disability and in addition to other disability programs in effect for all officers of 1st Source, the executive will receive twelve months of base salary, with the first six months payable in a lump sum and the balance paid in monthly installments beginning on the first day of the seventh month following the date of termination.
See Compensation Discussion & Analysis above for discussion of certain severance benefits provided for under the employment agreements.
Bonus Plan:
See discussion above in the Compensation Discussion & Analysis
The amounts shown in the Stock Awards column of the Summary Compensation Table represent the aggregate grant date fair value of all awards granted during the fiscal year computed in accordance with FASB ASC Topic 718. The amounts shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table represent the annual and long-term cash awards under the EIP and the SDIP Plan. Estimated future payout amounts for 2025 stock awards and the corresponding grant date fair values are shown in the Grants of Plan-Based Awards Table.
Recipients of unvested book value and market value shares granted under the EIP and the SDIP Plan receive dividends at the same time and in the same amount as all other holders of 1st Source common stock.

The relative amounts of salary and bonus are discussed above under “Components of Compensation and 2025 Compensation Decisions.”

Outstanding Equity Awards At Fiscal Year-End 2025

	Stock Awards(4)

Name	Number of Shares of Stock That Have Not Vested(1)(2)	Market Value of Shares of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested(1)(2)	Equity Incentive Plan Awards: Payout or Market Value of Unearned Shares That Have Not Vested(1)(3)

Christopher J. Murphy III
Book Value Shares			27,955	$1,462,606
Market Value Shares	18,934	$1,183,186

Andrea G. Short
Book Value Shares			15,214	795,996
Market Value Shares	12,960	822,830

Kevin C. Murphy
Book Value Shares			5,044	263,902
Market Value Shares	13,254	868,004

Jeffrey L. Buhr
Book Value Shares			7,678	401,713
Market Value Shares	2,168	139,814

Brett A. Bauer
Book Value Shares			4,609	241,143
Market Value Shares	6,054	378,314

(1)		Shares vested for purposes of this table and the following table are awarded shares which are no longer subject to forfeiture under the terms of the Executive Incentive Plan or the Restricted Stock Award Plan.
(2)		Vesting dates for these awards are as follows:

	Book Value Shares	Market Value Shares
Mr. C. Murphy	12/2025 - 12/2029	12/2025 - 12/2031
Ms. Short	12/2025 - 12/2029	12/2025 - 12/2031
Mr. K. Murphy	12/2025 - 12/2029	12/2025 - 12/2031
Mr. Buhr	12/2025 - 12/2029	12/2025 - 12/2028
Mr. Bauer	12/2025 - 12/2029	12/2025 - 12/2031

Note: Shares vesting based on calendar year results (e.g., 12/2025 above is based on 2025 results) are not released until audited financial results are publicly announced early in the following year.

(3)	The values shown in respect of Book Value Shares are based on the book value of our Common Stock because that is the value that NEOs can ultimately realize from Book Value Shares absent extraordinary circumstances.
(4)	The named executive officers have no outstanding stock option awards at December 31, 2025.

Option Exercises And Stock Vested — 2025

	Stock Awards(1)
Name	Number of Book Value Shares Acquired on Vesting	Number of Market Value Shares Acquired on Vesting	Value Realized on Full Vesting(2)

Christopher J. Murphy III	9,436	5,536	$750,737
Andrea G. Short	2,896	3,743	362,714
Kevin C. Murphy	1,314	1,434	149,744
Jeffrey L. Buhr	2,467	1,175	180,376
Brett A. Bauer	1,282	1,689	164,379

(1)	The named executive officers did not exercise any stock option awards during 2025.
(2)	The values shown in respect of Book Value Shares are based on the book value of our Common Stock because that is the value that NEOs can ultimately realize from Book Value Shares absent extraordinary circumstances.

CEO Pay Ratio Disclosure
The 2025 compensation disclosure ratio of the annual total compensation of the Company’s Chief Executive Officer and the median annual total compensation of all other Company employees is as follows:

Annual total compensation of Andrea G. Short, Chief Executive Officer(1) (A)	$2,190,564
Median annual total compensation of all employees (excluding Ms. Short)(2) (B)	$69,754
Ratio of (A) to (B)	31.4 to 1

(1) From Summary Compensation Table. This includes $934,452 due to stock grants made in conjunction with Ms. Short’s promotion to Chief Executive Officer.
(2) Median employee selected from all employees as of December 31, 2025, on the basis of annual total compensation reported for tax purposes. Compensation was annualized for all employees not employed for the full year of 2025. Annual total compensation for the median employee was computed in the same manner as that of NEOs included in the Summary Compensation Table.
PAY VERSUS PERFORMANCE (PVP)
Required Tabular Disclosure of PVP

										Value of Initial Fixed $100 Investment Based On

	Summary Compensation Table Total for Principal Executive Officer (PEO)		Compensation Actually Paid to PEO (3)		SUPPLEMENTAL Adjusted Compensation Actually Paid to PEO (3a)		Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs (4)	SUPPLEMENTAL Adjusted Average Compensation Actually Paid to Non-PEO NEOs (4a)	Company Total Shareholder Return (TSR)	Peer Group TSR (5)	Net Income	Company Selected Measure (CSM): Return on Assets
Year	First CEO (1)	Second CEO (2)	First (CEO) (1)	Second CEO (2)	First (CEO) (1)	Second (CEO) (2)
2025	$3,048,597	$2,190,564	$3,223,034	$2,260,398	$3,390,880	$2,355,785	$1,253,882	$1,290,994	$977,935	$177	$174	$158,277	1.76%
2024	2,035,648	N/A	2,186,396	N/A	2,518,654	N/A	819,697	858,280	937,159	161	150	132,623	1.52%
2023	2,768,600	N/A	2,880,632	N/A	2,392,416	N/A	958,560	980,986	877,751	148	120	124,927	1.48%
2022	2,364,896	N/A	2,335,804	N/A	2,418,465	N/A	858,843	857,332	859,071	139	120	120,509	1.49%
2021	2,010,211	N/A	2,170,717	N/A	2,796,186	N/A	722,088	785,171	863,006	126	139	118,534	1.53%
(1) Amounts reported in this column and others related to the “First CEO” are for Christopher J. Murphy III, who served as Chief Executive Officer of the Company until his transition to Executive Chairman on October 1, 2025. The dollar amounts reported in this column are the amounts of total compensation reported for Christopher J. Murphy III for each corresponding year in the “Total” column of the Summary Compensation Table (“SCT”) as set forth in the definitive proxy statement of the Company covering the fiscal year indicated, as filed with the SEC.
(2) Amounts reported in this column and others related to the “Second CEO” are for Andrea G. Short, who succeeded Christopher J. Murphy III as Chief Executive Officer of the Company upon Christopher J. Murphy III’s transition to Executive Chairman. The dollar amounts reported in this column are the amounts of total compensation reported for Andrea G. Short for 2025 in the “Total” column of the Summary Compensation Table (“SCT”) as set forth in this proxy statement. See “Executive Compensation - Executive Compensation Tables - Summary Compensation Table for 2025.”
(3) The dollar amounts reported in these columns represent the amount of “compensation actually paid” to Christopher J. Murphy III and Andrea G. Short, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Christopher J. Murphy III and Andrea G. Short during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Christopher J. Murphy III’s and Andrea G. Short’s total compensation for each year to determine the compensation actually paid: Deductions are grant-date fair values of equity awards shown in the SCT.

Year*	Salary	Bonus and Non-Equity Incentive Compensation	Other Compensation	SCT Total	Deductions from SCT Total	Additions to SCT Total	CAP
First CEO
2025	$855,385	$2,002,931	$190,281	$3,048,597	$(1,003,281)	$1,177,718	$3,223,034
2024	836,538	1,014,280	184,830	2,035,648	(326,430)	477,178	2,186,396
2023	821,495	1,766,376	180,729	2,768,600	(1,158,576)	1,270,608	2,880,632
2022	810,000	1,397,304	157,592	2,364,896	(449,554)	420,462	2,335,804
2021	808,269	1,062,804	139,138	2,010,211	(235,254)	395,760	2,170,717

Second CEO
2025	$526,346	$1,531,127	$133,091	$2,190,564	$(1,054,977)	$1,124,811	$2,260,398
*Supporting detail for the additions for each year is provided in the supplemental tables indicated for each year below.
(3a) The Committee believes the CAP amounts are distorted from a pay vs. performance standpoint due to the required timing for inclusion of the annual and long-term EIP equity components as well as the inclusion of the long-term cash award. Thus the Committee has redistributed these amounts to calculate supplemental adjusted CAP amounts for the PEO as follows.

SUPPLEMENTAL
Year*	Salary	Bonus and Non-Equity Incentive Compensation	Other Compensation	SCT Total	Reclass Current Year LTEIP Cash Award**	Less: Prior Year EIP/LTEIP Equity Awards	Current Year EIP Equity Award	Prorated Current Year LTEIP Equity Award**	Other Additions to CAP Total	SUPPLEMENTAL Adjusted CAP
First CEO
2025	$855,385	$2,002,931	$190,281	$3,048,597	$(113,674)	$(376,481)	$405,150	$196,505	$230,783	$3,390,880
2024	836,538	1,014,280	184,830	2,035,648	60,884	(326,430)	376,450	182,585	189,517	2,518,654
2023	821,495	1,766,376	180,729	2,768,600	52,789	(1,157,576)	326,400	158,310	243,893	2,392,416
2022	810,000	1,397,304	157,592	2,364,896	(156,584)	(449,554)	408,550	280,249	(29,092)	2,418,465
2021	808,269	1,062,804	139,138	2,010,211	102,792	(235,254)	449,554	308,376	160,507	2,796,186

Second CEO
2025	$526,346	$1,531,127	$133,091	$2,190,564	$(45,820)	$(120,525)	$145,150	$84,202	$102,214	$2,355,785
*Supporting detail for the additions for each year is provided in the supplemental tables indicated for each year below.
**2023 to 2025 allocated amounts based on 2023-2025 annual awards.
(4) To calculate Compensation Actually Paid (CAP) the following amounts were deducted from and added to the average non-PEO NEO’s Summary Compensation Table (SCT) total compensation. Deductions are grant-date fair values of equity awards shown in the SCT. Supporting detail for the additions are detailed in the supplemental tables indicated for each year. Non-PEO NEO’s for 2025 were Mr. Buhr, Mr. Bauer, and Mr. K. Murphy. Non-PEO NEO’s for 2021, 2022, 2023, and 2024 were Ms. Short, Mr. John B. Griffith (former Executive Vice President of 1st Source Corporation and 1st Source Bank), Mr. Buhr and Mr. Bauer.

Year*	Salary	Bonus and Non-Equity Incentive Compensation	Other Compensation	SCT Total	Deductions from SCT Total	Additions to SCT Total	CAP
2025	$379,872	$827,096	$46,914	$1,253,882	$(453,263)	$490,375	$1,290,994
2024	405,769	342,234	71,694	819,697	(86,347)	124,930	858,280
2023	384,040	505,425	69,095	958,560	(278,400)	300,826	980,986
2022	359,529	437,246	62,068	858,843	(108,555)	107,044	857,332
2021	334,423	333,720	53,945	722,088	(113,051)	176,134	785,171
*Supporting detail for the additions for each year is provided in the supplemental tables indicated for each year below.
(4a) The Committee believes the CAP amounts are distorted from a pay vs. performance standpoint due to the required timing for inclusion of the annual and long-term EIP equity components as well as the inclusion of the long-term cash award. Thus the Committee has redistributed these amounts to calculate supplemental adjusted CAP amounts for the non-PEO NEOs as follows.

SUPPLEMENTAL

Year*	Salary	Bonus and Non-Equity Incentive Compensation	Other Compensation	SCT Total	Reclass Current Year LTEIP Cash Award**	Less: Prior Year EIP/LTEIP Equity Awards	Current Year EIP Equity Award	Prorated Current Year LTEIP Equity Award**	Other Additions to CAP Total	SUPPLEMENTAL Adjusted CAP
2025	$379,872	$827,096	$46,914	$1,253,882	$(35,556)	$(453,263)	$111,767	$51,544	$49,561	$977,935
2024	405,769	342,234	71,694	819,697	18,479	(86,347)	93,413	43,079	48,838	937,159
2023	384,040	505,425	69,095	958,560	17,077	(278,400)	86,325	39,811	54,378	877,751
2022	359,529	437,246	62,068	858,843	(47,573)	(108,555)	102,263	55,604	(1,511)	859,071
2021	334,423	333,720	53,945	722,088	23,304	(113,051)	108,555	59,026	63,084	863,006
*Supporting detail for the additions for each year is provided in the supplemental tables indicated for each year below.
**2023 to 2025 amounts allocated based on 2023-2025 annual awards.
(5) The peer group is a market-capitalization-weighted stock index of all publicly-traded banking companies in Illinois, Indiana, Michigan, Ohio, and Wisconsin and is the same as the one used in the performance graph included above in the Company Performance section.

Supplemental Detail — PEO 2025. The additions to the PEO SCT total and adjusted SCT total for 2025 were computed as follows:

					SUPPLEMENTAL	SUPPLEMENTAL
	(a)	(b)	(c)	(d) = (a) + (b) + (c)	(e)	(f) = (b) + (c) + (e)
	Fair Value of Current Year Equity Awards at 12/31/25	Change in Value of Prior Years’ Awards Unvested at 12/31/25	Change in Value of Prior Years’ Awards That Vested in FY 2025	Equity Value Included in CAP	Change in Value of Current Year’s Awards Unvested at 12/31/25	Equity Value Included in Adjusted CAP
First CEO
BV Shares	$376,481	$137,718	$—	$514,199	$58,246	$195,964
MV Shares	626,800	36,719	—	663,519	(1,900)	34,819
Total	$1,003,281	$174,437	$—	$1,177,718	$56,346	$230,783

Second CEO
BV Shares	$428,177	$44,689	$—	$472,866	$34,279	$78,968
MV Shares	626,800	12,166	12,980	651,946	(1,900)	23,246
Total	$1,054,977	$56,855	$12,980	$1,124,812	$32,379	$102,214
Supplemental Detail — PEO 2024. The additions to the PEO SCT total and adjusted SCT total for 2024 were computed as follows:

					SUPPLEMENTAL	SUPPLEMENTAL
	(a)	(b)	(c)	(d) = (a) + (b) + (c)	(e)	(f) = (b) + (c) + (e)
	Fair Value of Current Year Equity Awards at 12/31/24	Change in Value of Prior Years’ Awards Unvested at 12/31/24	Change in Value of Prior Years’ Awards That Vested in FY 2024	Equity Value Included in CAP	Change in Value of Current Year’s Awards Unvested at 12/31/24	Equity Value Included in Adjusted CAP
BV Shares	$326,430	$101,116	$—	$427,546	$38,769	$139,885
MV Shares	—	49,632	—	49,632	—	49,632
Total	$326,430	$150,748	$—	$477,178	$38,769	$189,517
Supplemental Detail — PEO 2023. The additions to the PEO SCT total and adjusted SCT total for 2023 were computed as follows:

					SUPPLEMENTAL	SUPPLEMENTAL
	(a)	(b)	(c)	(d) = (a) + (b) + (c)	(e)	(f) = (b) + (c) + (e)
	Fair Value of Current Year Equity Awards at 12/31/23	Change in Value of Prior Years’ Awards Unvested at 12/31/23	Change in Value of Prior Years’ Awards That Vested in FY 2023	Equity Value Included in CAP	Change in Value of Current Year’s Awards Unvested at 12/31/23	Equity Value Included in Adjusted CAP
BV Shares	$408,566	$102,517	$—	$511,083	$63,664	$166,181
MV Shares	750,009	9,516	—	759,525	68,196	77,712
Total	$1,158,575	$112,033	$—	$1,270,608	$131,860	$243,893

Supplemental Detail — PEO 2022. The additions to the PEO SCT total and adjusted SCT total for 2022 were computed as follows:

					SUPPLEMENTAL	SUPPLEMENTAL
	(a)	(b)	(c)	(d) = (a) + (b) + (c)	(e)	(f) = (b) + (c) + (e)
	Fair Value of Current Year Equity Awards at 12/31/22	Change in Value of Prior Years’ Awards Unvested at 12/31/22	Change in Value of Prior Years’ Awards That Vested in FY 2022	Equity Value Included in CAP	Change in Value of Current Year’s Awards Unvested at 12/31/22	Equity Value Included in Adjusted CAP
BV Shares	$425,280	$(31,600)	$—	$393,680	$(24,274)	$(55,874)
MV Shares	—	26,782	—	26,782	—	26,782
Total	$425,280	$(4,818)	$—	$420,462	$(24,274)	$(29,092)
Supplemental Detail — PEO 2021. The additions to the PEO SCT total and adjusted SCT total for 2021 were computed as follows:

					SUPPLEMENTAL	SUPPLEMENTAL
	(a)	(b)	(c)	(d) = (a) + (b) + (c)	(e)	(f) = (b) + (c) + (e)
	Fair Value of Current Year Equity Awards at 12/31/21	Change in Value of Prior Years’ Awards Unvested at 12/31/21	Change in Value of Prior Years’ Awards That Vested in FY 2021	Equity Value Included in CAP	Change in Value of Current Year’s Awards Unvested at 12/31/22	Equity Value Included in Adjusted CAP
BV Shares	$249,464	$36,203	$—	$285,667	$14,211	$50,414
MV Shares	—	110,093	—	110,093	—	110,093
Total	$249,464	$146,296	$—	$395,760	$14,211	$160,507
Supplemental Detail — Non-PEO 2025. The additions to the average non-PEO SCT total and adjusted SCT total for 2025 were computed as follows:

					SUPPLEMENTAL	SUPPLEMENTAL
	(a)	(b)	(c)	(d) = (a) + (b) + (c)	(e)	(f) = (b) + (c) + (e)
	Fair Value of Current Year Equity Awards at 12/31/25	Change in Value of Prior Years’ Awards Unvested at 12/31/25	Change in Value of Prior Years’ Awards That Vested in FY 2025	Equity Value Included in CAP	Change in Value of Current Year’s Awards Unvested at 12/31/25	Equity Value Included in Adjusted CAP
BV Shares	$87,630	$26,939	$—	$114,569	$13,557	$40,496
MV Shares	365,633	5,447	4,726	375,806	(1,108)	9,065
Total	$453,263	$32,386	$4,726	$490,375	$12,449	$49,561
Supplemental Detail — Non-PEO 2024. The additions to the average non-PEO SCT total and adjusted SCT total for 2024 were computed as follows:

					SUPPLEMENTAL	SUPPLEMENTAL
	(a)	(b)	(c)	(d) = (a) + (b) + (c)	(e)	(f) = (b) + (c) + (e)
	Fair Value of Current Year Equity Awards at 12/31/24	Change in Value of Prior Years’ Awards Unvested at 12/31/24	Change in Value of Prior Years’ Awards That Vested in FY 2024	Equity Value Included in CAP	Change in Value of Current Year’s Awards Unvested at 12/31/24	Equity Value Included in Adjusted CAP
BV Shares	$86,346	$24,476	$—	$110,822	$10,255	$34,730
MV Shares	—	13,947	161	14,108	—	14,108
Total	$86,346	$38,423	$161	$124,930	$10,255	$48,838
Supplemental Detail — Non-PEO 2023. The additions to the average non-PEO SCT total and adjusted SCT total for 2023 were computed as follows:

					SUPPLEMENTAL	SUPPLEMENTAL
	(a)	(b)	(c)	(d) = (a) + (b) + (c)	(e)	(f) = (b) + (c) + (e)
	Fair Value of Current Year Equity Awards at 12/31/23	Change in Value of Prior Years’ Awards Unvested at 12/31/23	Change in Value of Prior Years’ Awards That Vested in FY 2023	Equity Value Included in CAP	Change in Value of Current Year’s Awards Unvested at 12/31/23	Equity Value Included in Adjusted CAP
BV Shares	$102,282	$23,779	$—	$126,061	$15,938	$39,717
MV Shares	176,118	4,721	(6,074)	174,765	16,014	14,661
Total	$278,400	$28,500	$(6,074)	$300,826	$31,952	$54,378

Supplemental Detail — Non-PEO 2022. The additions to the average non-PEO SCT total and adjusted SCT total for 2022 were computed as follows:

					SUPPLEMENTAL	SUPPLEMENTAL
	(a)	(b)	(c)	(d) = (a) + (b) + (c)	(e)	(f) = (b) + (c) + (e)
	Fair Value of Current Year Equity Awards at 12/31/22	Change in Value of Prior Years’ Awards Unvested at 12/31/22	Change in Value of Prior Years’ Awards That Vested in FY 2022	Equity Value Included in CAP	Change in Value of Current Year’s Awards Unvested at 12/31/22	Equity Value Included in Adjusted CAP
BV Shares	$102,693	$(6,860)	$—	$95,833	$(5,862)	$(12,722)
MV Shares	—	14,246	(3,035)	11,211	—	11,211
Total	$102,693	$7,386	$(3,035)	$107,044	$(5,862)	$(1,511)
Supplemental Detail — Non-PEO 2021. The additions to the average non-PEO SCT total and adjusted SCT total for 2021 were computed as follows:

					SUPPLEMENTAL	SUPPLEMENTAL
	(a)	(b)	(c)	(d) = (a) + (b) + (c)	(e)	(f) = (b) + (c) + (e)
	Fair Value of Current Year Equity Awards at 12/31/21	Change in Value of Prior Years’ Awards Unvested at 12/31/21	Change in Value of Prior Years’ Awards That Vested in FY 2021	Equity Value Included in CAP	Change in Value of Current Year’s Awards Unvested at 12/31/22	Equity Value Included in Adjusted CAP
BV Shares	$59,847	$7,444	$—	$67,291	$3,409	$10,853
MV Shares	62,000	43,050	3,793	108,843	5,388	52,231
Total	$121,847	$50,494	$3,793	$176,134	$8,797	$63,084
Most Important Financial Performance Measures to Determine 2025 CAP
The three items listed below represent the most important metrics we used to determine CAP for 2025 as further described above in the CD & A sections above titled “Annual Incentive Awards Under the Executive Incentive Plan (EIP), “Long-Term Plan Awards Under the EIP” and “Annual Incentive Awards Under the Strategic Deployment Incentive Plan.” These items are not ranked.
a.Net income
b.Return on assets
c.Expense to revenue ratio

Supplemental Description of Relationships Between Executive Compensation, Return and Performance
1.TSR: Company versus Peer Group

The Company has achieved Total Shareholder Return of 76.56% over the five year period ending in 2025 compared to its peer group’s return of 74.43%. The Committee believes this is attributable to its consistent financial performance equal to or superior to most peers over these periods as discussed in the Company Performance section above as well as the Company Performance section of prior proxy statements covering the prior years included above.
2.CAP versus TSR
The Company had a Total Shareholder Return of approximately 40% from year-end 2021 to year-end 2025 while CAP for the first CEO increased approximately 48% and CAP for the non-PEO NEO’s increased approximately 64% over the same period. Overall after taking into account the impact of the timing of payment of long-term EIP awards, the stock portion of annual EIP awards, and promotional/transitional stock awards on CAP, the Committee believes the changes in CAP are consistent with the TSR over this period.

The Committee believes a comparison of adjusted CAP versus TSR is more appropriate than a comparison of CAP versus TSR. As noted above the Committee believes the CAP amounts are distorted from a pay vs. performance standpoint due to the required timing for inclusion of the annual and long-term EIP equity components as well as the inclusion of the long-term cash award. Thus it has redistributed these amounts in the table below to illustrate adjusted CAP amounts. As shown in the chart below, the PEO and other NEOs’ adjusted CAP amounts are aligned with the Company’s TSR. Adjusted CAP amounts for 2021 were higher due to the higher relative performance vs. EIP goals that year. All of the PEO’s EIP goals and the majority of non-PEO NEO EIP goals are quantitative Company-level goals. Overall, adjusted CAP amounts have increased over the five-year period as has TSR.

Supplemental: Adjusted CAP vs Total Shareholder Return
Compensation Actually Paid ("CAP") $000s
Total Shareholder Return (TSR) Value of Initital Fixed $100 Investment
$3,600
$3,200
$2,800
$2,400
$2,000
$1,600
$1,200
$800
$400
$-
$220
$170
$120
$70
$20
$(30)
2021
2022
2023
2024
2025
$2,796
$2,418
$2,392
$2,519
$3,391
$2,356
$863
$859
$878
$937
$978
$126
$139
$148
$161
$177
Adjusted CAP to First CEO
Adjusted CAP to Second CEO
Adjusted Average CAP to Non-PEO NEO's
Company TSR

3.CAP versus Net Income
The Company had an increase in net income of approximately 35% from 2021 to 2025 while CAP for the first CEO increased approximately 48% and CAP for the non-PEO NEO’s increased approximately 64% over the same period. Overall after taking into account the impact of the timing of payment of long-term EIP awards, the stock portion of annual EIP awards and promotional/transitional stock awards on CAP, the Committee believes the changes in CAP are consistent with the TSR over this period.

The Committee believes a comparison of adjusted CAP versus net income is more appropriate than a comparison of CAP versus net income. As noted above the Committee believes the CAP amounts are distorted from a pay vs. performance standpoint due to the required timing for inclusion of the annual and long-term EIP equity components as well as the inclusion of the long-term cash award. Thus it has redistributed these amounts as shown in the table below to illustrate adjusted CAP amounts. As shown in the chart below, the PEO and other NEOs’ adjusted CAP amounts are aligned with the Company’s net income growth. Adjusted CAP amounts for 2021 were higher due to the higher relative performance vs. EIP goals that year. All of the PEO’s EIP goals and the majority of non-PEO NEO EIP goals are quantitative Company-level goals. Overall, adjusted CAP amounts have increased over the five-year period as has net income.
4.CAP versus Company-Selected Measure (CSM)
The Company had an improvement in Return on Average Assets (ROA) of approximately 15% from 2021 to 2025 while CAP for the first CEO increased approximately 48% and CAP for the non-PEO NEO’s increased approximately 64% over the same period. Overall after taking into account the impact of the timing of payment of long-term EIP awards, the stock portion of annual EIP awards and promotional/transitional stock awards on CAP, the Committee believes the changes in CAP are consistent with the ROA over this period.

The Committee believes a comparison of adjusted CAP versus ROA (the Company-Selected Measure) is more appropriate than a comparison of CAP versus ROA. As noted above the Committee believes the CAP amounts are distorted from a pay vs. performance standpoint due to the required timing for inclusion of the annual and long-term EIP equity components as well as the inclusion of the long-term cash award. Thus it has redistributed these amounts as shown in the table below to illustrate adjusted CAP amounts. As shown in the chart below, the PEO and other NEOs’ adjusted CAP amounts are aligned with the Company’s ROA trend. Adjusted CAP amounts for 2021 were higher due to the higher relative performance vs. EIP goals that year, which also was the highest ROA in the three-year period. All of the PEO’s EIP goals and the majority of non-PEO NEO EIP goals are quantitative Company-level goals. Overall, adjusted CAP amounts have increased over the five-year period as has ROA.

DIRECTOR COMPENSATION – 2025

Name	Total	Fees Earned or Paid in Cash(1)	Fees Received in Stock(1)
			Amount	Shares	Grant Date Fair Value
John F. Affleck-Graves(1)	$154,208	$99	$154,109	2,514	$61.30
Melody Birmingham(1)	166,208	151,000	15,208	250	60.83
Daniel B. Fitzpatrick(1)	165,708	150,500	15,208	250	60.83
Tracy D. Graham(1)	137,208	60,142	77,066	1,255	61.41
Andrea G. Short(3)	See Summary Compensation Table		—	—	—
Christopher J. Murphy III(3)	See Summary Compensation Table		—	—	—
Christopher J. Murphy IV(1)	125,708	110,500	15,208	250	60.83
Timothy K. Ozark(1)	167,208	97	167,111	2,731	61.19
Todd F. Schurz(1)	147,208	126	147,082	2,406	61.13
Mark D. Schwabero(1)	119,708	91	119,617	1,957	61.12
Ronda Shrewsbury(1)	155,708	131	155,577	2,543	61.18
Isaac P. Torres(1)	152,208	138	152,070	2,488	61.12

(1) These directors received a portion of their annual fees in the form of shares of stock rather than cash at their election. These shares had the weighted grant date fair values shown in accordance with FASB ASC Topic 718.
(2) There were no stock awards, option awards, non-equity incentive plan compensation, pension or other deferred compensation earnings or other compensation paid to non-employee directors in 2025.
(3) Mr. Murphy and Ms. Short received all their fees in cash.
EXECUTIVE COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT
The Executive Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion & Analysis section of this Proxy Statement with management. In reliance on these reviews and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion & Analysis section be included in this Proxy Statement.

Executive Compensation and Human Resources Committee

Melody Birmingham, Chair
John F. Affleck-Graves	Daniel B. Fitzpatrick	Timothy K. Ozark	Todd F. Schurz	Mark D. Schwabero	Ronda Shrewsbury	Isaac P. Torres
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No member of the Executive Compensation and Human Resources Committee is or was formerly an officer or employee of the Company. No executive officer of the Company currently serves or in the past year has served as a member of the compensation committee or board of directors of another company of which an executive officer serves on the Executive Compensation and Human Resources Committee. Nor does any executive officer of the Company serve or has in the past year served as a member of the compensation committee of another company of which an executive officer serves as a Director of the Company.
DELINQUENT SECTION 16(A) REPORTS
The Securities Exchange Act of 1934 requires executive officers, directors and beneficial owners of 10% or more of the issuer’s equity securities to file reports of ownership and changes in ownership of 1st Source Corporation stock with the SEC and to furnish 1st Source with copies of all reports filed.
Based solely on a review of the copies of such reports furnished to 1st Source and written representations from the executive officers and directors that no other reports were required, 1st Source believes that all filing requirements were complied with by such persons during the last fiscal year except for the untimely initial filing by Kevin C. Murphy due to the inability to get filer codes from the SEC on a timely basis before the deadline and untimely filings of stock awards to Christopher J. Murphy III, Andrea G. Short, Kevin C. Murphy, and Brett A. Bauer for 10,000, 16,179, 10,000 and 5,000 shares, respectively, due to a process error by the Company; and 30 untimely filings for 30 stock acquisitions totaling 915 shares by Melody Birmingham related to automatic reinvestment of 1st Source Corporation cash dividends into 1st Source shares immediately upon receipt of such dividends and always outside of any restricted trading periods.
Based solely on a review of the copies of reports under Section 16(a) furnished to 1st Source by persons known to be 10% beneficial owners of 1st Source, 1st Source believes that all filing requirements were complied with by such persons during the last fiscal year.
PROPOSAL NUMBER 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
BACKGROUND OF THE PROPOSAL
The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), contains a requirement that publicly traded firms, like the Company, permit a separate, non-binding advisory shareholder vote to approve the compensation of the Company’s executive officers. The Board of Directors approved permitting this non-binding advisory shareholder vote every three years after taking into account the results of the non-binding advisory shareholder vote recommending this frequency at the 2023 Annual Meeting. In accordance with these requirements, we are providing shareholders an opportunity to cast an advisory vote on the compensation of our executive officers at the 2026 Annual Meeting.
EXECUTIVE COMPENSATION
The Company believes that its compensation policies and procedures are focused on “pay for performance” principles over the longer term and are strongly aligned with the long-term interests of shareholders. 1st Source believes that both the Company and its shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue. A main objective of the Company’s executive compensation program is to align a significant portion of each executive officer’s total compensation with the Company’s annual and long-term performance and with the interests of its shareholders. A related objective of the executive compensation program is to attract and retain experienced, highly qualified executives so as to enhance the Company’s long-term success and shareholder value. The Company believes that its compensation policies and procedures achieve these objectives. Additionally, the incentive plans included in the Company’s compensation policies and procedures reflect the following best practices in equity compensation programs:
•Independent oversight. The plans are administered by the Executive Compensation and Human Resources Committee (the “Committee”), which is comprised entirely of independent directors.
•Clawback provisions. All awards under the plans are subject to potential forfeiture and/or recovery by the Company in the event it is subsequently determined that they are based on overstated financial results or metrics, either for business units of the Company or the Company as a whole.
•Shares awarded subject to future employment and continued Company performance. Shares granted under the annual awards pursuant to the Executive Incentive Plan (“EIP Plan”) are subject to forfeiture over the following five years if the Participant fails to continue to be employed (except in the case of death, disability or normal retirement) or if the Company fails to meet certain financial requirements which are set by the Committee at the time of grant. If the Company does not meet the financial requirements by the end of this forfeiture period, the shares are forfeited unless the Committee elects to waive the forfeiture period. The Committee’s intent is to use this authority only in situations where the Company generally performs in the upper quartile (usually top quartile) of its peer groups for a given period, but annual award shares granted under the EIP Plan would otherwise have been forfeited. Shares granted under the long-term awards pursuant to the EIP Plan are subject to forfeiture over the following five years if the Employee fails to remain employed (except in the case of death, disability or normal retirement). Also, shares granted under the long-term award plan and scheduled to be released from risk of forfeiture for a given year will be forfeited if the Company fails to achieve positive net income for that calendar year.

•Restrictions on book value shares awarded for annual performance. Participants awarded book value shares pursuant to the EIP Plan are required, with limited exceptions, to hold the shares until retirement and then sell them back to the Company at the then book value. The EIP Plan has remained in place for 44 years. Some participants continue to hold shares acquired in the 1980s.
•Targeted incentives for strategic execution. The Strategic Deployment Incentive Plan was formalized in its current form in 2016 and is designed to encourage NEOs and other members of senior management to execute the Company’s strategic objectives on an annual and a long-term basis.
Shareholders are encouraged to carefully review the Compensation Discussion & Analysis, executive compensation tables, accompanying narrative disclosures and other compensation information in this proxy statement for a detailed discussion of the Company’s executive compensation program.
As required by the Dodd-Frank Act and the guidance provided by the SEC and as described in this proxy statement, at the annual meeting shareholders will have the opportunity to cast an advisory vote on the Company’s executive compensation plans, programs and arrangements through what is commonly known as a “say on pay” proposal. This gives the Company’s shareholders the opportunity to endorse or not endorse the Company’s executive compensation program and policies through the following resolution:
“Resolved, that the shareholders of 1st Source Corporation approve, on a non-binding advisory basis, the compensation paid to the Company’s NEOs, as disclosed pursuant to item 402 of Regulation S-K, in the Company’s proxy statement for the 2026 Annual Meeting of Shareholders, including the executive compensation policies and procedures employed by 1st Source Corporation disclosed therein.”
VOTE REQUIRED AND EFFECT
Approval of the non-binding advisory resolution relating to the compensation of the Company’s NEOs requires that the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal. Neither abstentions nor broker non-votes will affect whether more votes are cast “for” than “against” the proposal since neither is considered a “vote cast.” Because the shareholder vote is advisory, it is not binding upon the Board of Directors. However, the Executive Compensation and Human Resources Committee and the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE PROPOSAL ON EXECUTIVE COMPENSATION.
PROPOSAL NUMBER 3: APPROVAL OF AMENDED 1982 EXECUTIVE INCENTIVE PLAN
On February 15, 2026, the Board of Directors, acting through the Executive Compensation and Human Resources Committee (the “Committee”), approved amendments to the 1982 Executive Incentive Plan (“EIP Plan”) and recommended that the EIP Plan, as amended and restated (the “Amended EIP Plan”) be submitted to our shareholders for their approval at the Annual Meeting. The complete text of the Amended EIP Plan is attached as Appendix A.

The Amended EIP Plan provides for cash awards and the grant of restricted shares to selected executives and other key employees of the Company as a means of inducing continued future employment and performance of such key executives and employees and encouraging ownership of the Company’s stock. There were approximately 165 participants in the EIP Plan as of December 31, 2025.

Purposes of the Amended EIP Plan

The principal purposes for the approval of the Amended EIP Plan are to continue to enable the Company to provide stock-based incentives that align the interests of key employees and managers with those of the shareholders of the Company by motivating its key employees to achieve long-term results and rewarding them for their achievements; and to continue to be able to attract and retain the types of employees and executives who will contribute to the Company’s long-range success. The Company also is submitting the Amended EIP Plan to the shareholders for approval to satisfy the equity compensation plan reapproval requirements under NASDAQ Listing Rule 5635(c). The Company believes that equity-based compensation is a critical part of its compensation program. Shareholder approval of the Amended EIP Plan would allow us to continue to attract and retain talented executives, employees, and managers with equity incentives.

Plan Modifications

The material modifications of the EIP Plan that have been approved by the Board and are included in the Amended EIP Plan being presented to the shareholders for approval are as follows:

•Amendments to the provision governing the number of shares of Common Stock issuable under the EIP Plan to remove the provision stating the Committee may issue not more than 0.60% in any one calendar year of the Common Stock outstanding at the beginning of such year (we refer to this provision as the “automatic replenishment” provision), and replacing it with a fixed number of shares of Common Stock the Committee is authorized to issue under the Amended EIP.

•The addition of a provision to proportionately adjust the number of shares issuable under the Amended EIP Plan resulting from stock dividends, stock splits, and other similar capital adjustments conducted by the Company.

We are reserving 1,250,000 shares of our Common Stock for future awards under the Amended EIP Plan. As of February 25, 2026, which was the latest practicable date prior to the filing of this proxy statement, the closing price of a share of the Company’s Common Stock on the NASDAQ Global Select Market was $69.31.

We are asking our shareholders to approve the Amended EIP Plan, which will become effective immediately upon shareholder approval.

Reasons Why You Should Vote in Favor of the Amended EIP Plan

The Board recommends a vote “FOR” the approval of the Amended EIP Plan because it believes the plan is in the best long-term interests of the Company and its shareholders. Moreover, the Amended EIP Plan reflects numerous best practices in equity incentive plan design, including the following:

•Independent Oversight. The Amended EIP Plan will be administered by the Executive Compensation and Human Resources Committee, which is comprised entirely of independent directors.

•Maximum $1 Million Annual New Award and $3 Million Annual Paid Award Limits for Annual and Long-Term Awards. The Board believes that retaining separate annual new award and paid award limitations for the annual and long-term awards under the Amended EIP Plan reinforces the Company’s commitment to responsible pay practices and strong corporate governance by establishing clear and transparent boundaries on incentive compensation. The annual award limits promote alignment between executive compensation and shareholder interests by ensuring that incentive opportunities remain performance-driven and proportionate to Company results, while mitigating the risk of excessive compensation. These annual caps seek to enhance predictability in compensation expense, support prudent management of equity dilution, and demonstrate responsiveness to evolving shareholder expectations regarding pay discipline and oversight.

•Aligns Employee and Shareholder Interests. The Company has historically used short- and long-term incentive awards as a key component of its overall compensation program for employees and executive officers. We believe these awards motivate participants by giving them opportunities to receive awards directly related to their service to the Company and the performance of the Company. If the Amended EIP Plan is approved, we will be able to maintain our means of aligning the interests of key personnel with the interests of our shareholders.

•Elimination of Automatic Replenishment Provision. The Amended EIP Plan eliminates the automatic replenishment provision in the EIP Plan, which could operate to automatically increase the number of shares of Common Stock issuable under the plan on an annual basis. Going forward, any increases in the number of shares reserved for issuance under the Amended EIP Plan (other than antidilution adjustments resulting from stock splits, stock dividends, and similar transactions) will need to be approved by our Board and our shareholders at an annual or special meeting of shareholders.

•Shares Awarded Subject to Future Employment and Continued Company Performance. As with the current provisions of the EIP Plan, shares granted under the annual awards pursuant to the Amended EIP Plan are subject to forfeiture over the following five years if the participant fails to continue to be employed (except in the case of death, disability, or normal retirement) or if the Company fails to meet certain financial requirements which are set by the Executive Compensation and Human Resources Committee at the time of grant. If the Company does not meet the financial requirements by the end of this forfeiture period, the shares are forfeited unless the Committee elects to waive the forfeiture. The Committee’s intent is to use this authority only in situations where the Company generally performs in the upper quartile (usually top quartile) of its peer groups for a given period, but annual award shares granted under the Amended EIP Plan would otherwise have been forfeited. Shares granted under the long-term awards pursuant to the Amended EIP Plan are subject to forfeiture over the following five years if the participant fails to continue to be employed (except in the case of death, disability, or normal retirement). Also, shares granted under the long-term awards and scheduled to be released from risk of forfeiture for a given year will be forfeited if the Company fails to achieve positive net income for that calendar year.

•Attracts and Retains Talent. Talented executives and employees are essential to executing our business strategies. One of the main purposes of the Amended EIP Plan is to attract and motivate educated, self-disciplined, and professional managers. This serves to promote the success of the Company by encouraging key individuals to accept or continue employment or service with the Company, and providing participants with a plan that provides incentives directly related to excellence in individual performance.

•Restrictions on Book Value Shares Awarded for Annual Performance. Participants awarded book value shares are required, with limited exceptions, to hold the shares until retirement and then sell them back to the Company at the then book value.

•Awards Subject to Clawback Policy. Awards under the Amended EIP are expressly subject to the Company’s clawback policy, which allows the Company to recover gains from awards granted under the plan if the Company’s financial statements are restated, including due to fraud or misconduct by an executive officer.

The EIP Plan was last amended and approved by the shareholders in 2016. In setting the size of the share pool under the Amended EIP Plan, the Board considered the historical amounts of equity awards granted by the Company in the last ten calendar years, as well as the Company’s three-year average burn rate. Shares issued under the EIP Plan for the prior ten years are as follows:

Year	Shares Issue	Shares Outstanding at Beginning of Year	Percentage of Shares Outstanding
2025	76,908	24,787,348	0.31%
2024	73,669	24,735,240	0.30%
2023	139,980	24,914,615	0.56%
2022	87,503	24,976,925	0.35%
2021	62,369	25,637,905	0.24%
2020	98,693	25,696,572	0.38%
2019	62,538	26,001,728	0.24%

2018	70,461	26,191,544	0.27%
2017	86,299	26,114,691	0.33%
2016	59,342	26,338,539	0.23%

As a result, under the EIP Plan, our most recent three-year average burn rate is 0.3900%. In setting the size of the share pool under the Amended EIP Plan, the Board also considered the total amount of equity awards outstanding under existing grants as of February 15, 2026. Based on the Board’s analysis of the number of equity awards outstanding under our equity incentive plans, our historical burn rate, and the features of the Amended EIP Plan, the Board approved the Amended EIP Plan and the share pool authorized under it to ensure that we continue to have the ability to provide industry competitive long-term incentive compensation to our key employees. Based on these same factors, we estimate that the share pool under the Amended EIP Plan will enable us to continue to make grants of equity awards at our historical average annual rates for approximately the next 10 years.

Summary of the Amended EIP Plan

This summary does not purport to be a complete description of all the provisions of the Amended EIP Plan and is qualified in its entirety by the terms of the Amended EIP Plan, a copy of which is included in this proxy statement as Appendix A.

Administration

The Amended EIP Plan will be administered by the Committee. The Committee will interpret, implement, and administer the plan and, to the extent and the manner contemplated in the plan, it will exercise the discretion granted to it as to the determination of participants in the plan, the terms and conditions under which key employees may participate or continue participating in the plan, the size and terms of awards to each participant, and the time when such awards will be granted.

Eligible Participants

Participants (in addition to the chief executive officer) are selected by the Committee to receive awards based on the recommendation of the chief executive officer in view of their participation in key management roles or their inclusion in one of the Company’s sales and service incentive plans. Approximately 180 employees of the Company, including all executive officers, will be eligible to participate in the Amended EIP Plan.

Stock Subject to the Plan

The Committee will be authorized to allocate and issue under the Amended EIP Plan a maximum of 1,250,000 shares of the outstanding Common Stock of the Company. The Common Stock authorized for issuance under the plan is referred to either as “book value shares” or as “market value shares.” The distribution of shares pursuant to the plan may be made either from authorized and unissued shares or from Treasury shares, as determined by the Committee. The aggregate number of shares available to be allocated under the Amended EIP Plan will be proportionately adjusted to reflect any change in the number or kind of shares of stock resulting from: (1) a subdivision or consolidation of shares or any other capital adjustment, (2) the payment of a stock dividend, (3) an increase or decrease in the number of shares of issued stock effected without receipt of consideration by the Company (other than contributions of stock by the Company to any employee benefit plan), or (4) any transaction or occurrence which, in the judgment of the Committee, has a similar effect on the stock.

Limits on Awards

The maximum annual award under the Amended EIP Plan to a participant in one calendar year in cash or in shares, or both, may not exceed $1 million. The maximum total amount any participant may be paid under the plan in one calendar year with respect to the annual award, including cash and the value of shares awarded in the current year and previous years released from potential forfeiture, may not exceed $3 million. Similarly, the maximum long-term award under the plan to a participant in one calendar year in cash or in shares, or both, may not exceed $1 million. The maximum total amount any participant may be paid under the plan in one calendar year with respect to a long-term award, including cash and the value of shares awarded in the current year and previous years released from potential forfeiture, may not exceed $3 million.

Types of Awards

Under the Amended EIP Plan, the Committee may grant annual awards and long-term awards. The terms and conditions of these awards are the same as under the EIP Plan. For a further description of these awards and their terms, see “Compensation Discussion and Analysis – Annual Incentive Awards Under the Executive Incentive Plan (EIP)” and “ – Long-Term Plan Awards Under the EIP” above, which is incorporated herein by reference. Annual awards paid to the NEOs in 2025 and long-term awards paid to them for the last completed long-term performance cycle are set forth in such summary. Had the Amended EIP Plan been in effect when such most recent awards were granted or paid, the amounts paid to participants would not have been materially different.

Forfeiture of Awards

Upon the occurrence of an “Act of Forfeiture” relating to a participant, the right, title and interest of all remaining unearned stock of the Company held by the participant will be automatically forfeited and terminated for all purposes. For purposes of the Amended EIP Plan, an “Act of Forfeiture” will be deemed to be any of the following: (i) the voluntary or involuntary termination of the employment of a participant during the “Forfeiture Period,” other than by death, disability or normal retirement; (ii) the employment or engagement part or full time or in any consulting or advisory capacity of a participant by a competitor of the Company at any time after termination of participant’s employment due to disability or normal retirement unless, upon written request from the participant, the Committee determines in its sole discretion that such engagement does not increase strategic or other risks to the Company; (iii) the attempted sale, exchange, transfer, pledge, hypothecation, assignment, conveyance or other voluntary or involuntary disposition of any of the unearned stock; (iv) the election by the participant to be taxed in the year of receipt of an award of stock under Section 83(b) of the Internal Revenue Code of 1986 as amended; (v) termination of the five (5) year Forfeiture Period for annual award shares if the Company fails to achieve the requisite annual net income, ROA, ROE or other performance goal or goals established in advance by the Committee in connection with the applicable award with respect to any portion of the unearned stock, unless the Committee determines otherwise; or (vi) termination of the five (5) year Forfeiture Period for long term award shares only if the Company fails to achieve positive net income during each year. For purposes of the Amended EIP Plan, “Forfeiture Period” with respect to any award of shares issued to a participant means a period commencing on the date of grant of such shares to the participant and ending over a five (5) year period thereafter.
Effect of a Change in Control

In the case of an exchange for securities of an issuer other than the Company, or a reorganization, merger, consolidation, or other like event involving the distribution of securities of an issuer other than the Company, which will result in a change of control of the Company, (i) all awarded book value shares will be converted to market value shares; (ii) all awarded shares subject to forfeiture under the Amended EIP Plan will no longer be subject to forfeiture; and (iii) all restrictions on shares of stock theretofore awarded under the plan will terminate. The foregoing sentence will be effective immediately prior to such change in control. The Committee will have full and sole discretion to determine whether a change in control of the Company will occur for these purposes, but in the absence of a contrary finding by the Committee, the acquisition by any person or group of persons, other than the Company, of beneficial ownership of 50.01% or more of the then outstanding shares (as determined pursuant to Treasury Reg. § 1.409A-3(i)(5)(vi)) of the Company’s Common Stock will be deemed to be a change of control.

Amendment and Termination

The Board, acting through the Committee, may amend, suspend or terminate the Amended EIP Plan or any portion thereof at any time, consistent with applicable law, regulation, and the NASDAQ listing rules, but it may not adversely affect the rights of any participant with respect to an award already earned. Notwithstanding the foregoing, any material amendments (as defined under the NASDAQ Listing Rules) of the Amended EIP Plan require shareholder approval.

Clawback Policy

In addition to any terms as the Committee may determine, all awards under the Amended EIP Plan will be subject to the Company’s Clawback Policy which provides for potential forfeiture and/or recovery by the Company of (i) excess awards received by any participant upon a determination that the awards were based upon financial results or other metrics that were misstated or otherwise inaccurate, either for business units of the Company or the Company as a whole, and (ii) all awards received by a participant upon a determination that the participant had responsibilities for the accounting that led to the misstatement or inaccuracy, or committed fraud or other malfeasance while employed by the Company.

Federal Income Tax Consequences

The following is a brief summary of the U.S. federal income tax provisions currently applicable to the types of awards available for grant under the Amended EIP Plan. The laws that govern the tax aspects of awards under the Amended EIP Plan are highly technical and are subject to change. The Amended EIP Plan is not subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and it is not, nor is it intended to be, qualified under Section 401(a) of the Internal Revenue Code. This discussion is not intended to be exhaustive and, among other things, does not describe state, local, or foreign tax consequences, which may be substantially different. Participants in the Amended EIP Plan and grantees of awards under the Amended EIP Plan should consult with their own tax advisors.

Restricted Stock Awards

With respect to stock awards made under the Amended EIP Plan which are subject to vesting or a substantial risk of forfeiture (referred to herein as “restricted stock”), a participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock award is granted, provided the award is nontransferable and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the stock as of that date (less any amount he or she paid for the stock) and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Performance Awards

With respect to stock awards made under the Amended EIP Plan which are subject to performance conditions (referred to herein as “performance awards”), a participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a performance award is granted (e.g., when the performance goals are established). Upon receipt of cash, stock, or other property in settlement of a performance award, the participant will recognize ordinary income equal to the value of the cash, stock, or other property received and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Code Section 409A

The Amended EIP Plan permits the grant of various types of incentive awards, which may or may not be exempt from Code Section 409A. Code Section 409A governs the taxation of deferred compensation. Any participant that is granted an award that is deemed to be deferred compensation and does not comply with Section 409A, could be subject to taxation on the award as soon as the award is no longer subject to a substantial risk of forfeiture (even if the award is not vested) and an additional 20% tax (and an additional tax based upon an amount of interest determined under Section 409A) on the value of the award.

New Plan Benefits

Employees of the Company who will participate in the Amended EIP in the future, and the nature and amounts of their awards under the plan, are to be determined by the Committee. Although the Committee intends to grant awards to eligible participants from time to time, no awards have yet been made under the Amended EIP Plan, and the nature and amounts of such awards to be granted in the future have not yet been determined. Furthermore, because all awards under the Amended EIP Plan are discretionary, it is not possible to determine which awards would have been granted during the prior fiscal year had the Amended EIP Plan been in effect at that time. Therefore, it is not possible to state the terms of any individual grants or awards which may be made under the Amended EIP Plan, or the names or positions of, or respective amounts allocable to, any participant in the Amended EIP Plan, and a New Plan Benefits Table is not provided herein.

Required Shareholder Approval

The proposal to approve the Amended EIP Plan requires that a majority of the votes cast at the Annual Meeting vote in favor of the proposal. This means that the number of shares voted “FOR” the proposal must exceed the number of shares voted “against” the proposal. Abstentions and broker non-votes are not considered votes cast for this purpose, and therefore neither will have an effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDED 1982 EXECUTIVE INCENTIVE PLAN.

PROPOSAL NUMBER 4: APPROVAL OF AMENDED STRATEGIC DEPLOYMENT INCENTIVE PLAN

On February 15, 2026, the Board of Directors, acting through the Committee, approved amendments to the Strategic Deployment Incentive Plan (the “SDIP”), and recommended that the SDIP, as amended and restated (the “Amended SDIP”) be submitted to our shareholders for their approval at the Annual Meeting. The complete text of the Amended SDIP is attached as Appendix B.
The Amended SDIP provides for performance-based stock awards to full-time executive officers of the Company and its subsidiaries, who in the opinion of the Committee, are expected to lead or contribute significantly to achievement of annual or multi-year goals and to develop and execute the long-term strategic objectives of the Company and its subsidiaries. There were five participants in the SDIP as of December 31, 2025.
Purposes of the Amended SDIP

The principal purposes for the approval of the Amended SDIP are to continue to promote the interests of the Company and its shareholders through the attraction and retention of executive officers using performance-based incentives linked to annual goals that support the Company’s long-term strategic incentives and to enable executives to share in the long-term growth and success of the Company. The Company also is submitting the Amended SDIP to the shareholders for approval to satisfy the equity compensation plan reapproval requirements under NASDAQ Listing Rule 5635(c). The Company believes that equity-based compensation is a critical part of its compensation program. Shareholder approval of the Amended SDIP would allow us to continue to attract and retain talented executives with equity incentives.

Plan Modifications

The material modifications of the SDIP that have been approved by the Board and are included in the Amended SDIP being presented to the shareholders for approval are as follows:

•Amendments to the provision governing the number of shares of Common Stock issuable under the SDIP to remove the provision stating the Committee may authorize the issuance of up to $3 million of shares under the SDIP in any calendar year based on the value of shares as of the date of issuance (we refer to this provision as the “automatic replenishment” provision), and replacing it with a fixed number of shares of Common Stock the Committee is authorized to issue under the Amended SDIP (referred to herein as the “share pool”).

•Eliminate references to Section 162(m) of the Code since the exemption for performance-based compensation is no longer available under the tax rules.

•The addition of a provision to proportionately adjust the number of shares issuable under the Amended SDIP resulting from stock dividends, stock splits, and other similar capital adjustments conducted by the Company.

We are reserving 100,000 shares of our Common Stock for future awards under the Amended SDIP. We are asking our shareholders to approve the Amended SDIP, which will become effective immediately upon shareholder approval.
Reasons Why You Should Vote in Favor of the Amended SDIP

The Board recommends a vote “FOR” the approval of the Amended SDIP because it believes the plan is in the best long-term interests of the Company and its shareholders. Moreover, the Amended SDIP reflects numerous best practices in equity incentive plan design, including the following:

•Independent Oversight. The Amended SDIP will be administered by the Executive Compensation and Human Resources Committee, which is comprised entirely of independent directors.

•Maximum $1 Million Annual New Award and $3 Million Annual Paid Award Limits. The Board believes that retaining annual award limitations under the Amended SDIP reinforces the Company’s commitment to responsible pay practices and strong corporate governance by establishing clear and transparent boundaries on incentive compensation. The annual award limits promote alignment between executive compensation and shareholder interests by ensuring that incentive opportunities remain performance-driven and proportionate to Company results, while mitigating the risk of excessive compensation. These annual caps seek to enhance predictability in compensation expense, support prudent management of equity dilution, and demonstrate responsiveness to evolving shareholder expectations regarding pay discipline and oversight.

•Aligns Employee and Shareholder Interests. The Company has historically used performance-based incentive awards as a key component of its overall compensation program for executive officers. We believe these awards motivate participants by giving them opportunities to receive awards directly related to their service to the Company and the performance of the Company. If the Amended SDIP is approved, we will be able to maintain our means of aligning the interests of our executive officers with the interests of our shareholders.

•Elimination of Automatic Replenishment Provision. The Amended SDIP eliminates the automatic replenishment provision in the SDIP, which operates to automatically increase the number of shares of Common Stock issuable under the plan on an annual basis. Going forward, any increases in the number of shares reserved for issuance under the Amended SDIP (other than antidilution adjustments resulting from stock splits, stock dividends, and similar transactions) will need to be approved by our Board and our shareholders at an annual or special meeting of shareholders.

•Shares Awarded Subject to Future Employment and Continued Company Performance. As with the provisions of the SDIP, shares granted under the Amended SDIP are subject to forfeiture if a participant ceases employment with the Company prior to the payment of the award. Furthermore, awards are subject to performance-based conditions which, if not met, will result in the partial or complete forfeiture of the awards.

•Attracts and Retains Talent. Talented executive officers are essential to executing our business strategies. One of the main purposes of the Amended SDIP is to attract and retain executive officers essential to the success of the Company and its subsidiaries. This serves to promote the success of the Company by encouraging key executives to accept or continue employment or service with the Company, and providing participants with a plan that provides incentives directly related to excellence in individual performance.

•Awards Subject to Clawback Policy. Awards under the Amended SDIP are expressly subject to the Company’s clawback policy, which allows the Company to recover gains from awards granted under the plan if the Company’s financial statements are restated, including due to fraud or misconduct by an executive officer.

The SDIP was last amended and approved by the shareholders in 2016. In setting the size of the share pool under the Amended SDIP, the Board considered the historical amounts of equity awards granted by the Company in the last ten calendar years, as well as the Company’s three-year average burn rate. While the SDIP allows for the grant of shares, currently the Company is only making cash awards under the SDIP. No shares have been issued under the SDIP for the prior five years.

In setting the size of the share pool under the Amended SDIP, the Board also considered the total amount of equity awards outstanding under existing grants as of February 15, 2026. Based on the Board’s analysis of the number of equity awards outstanding under our equity incentive plans, our historical burn rate, and the features of the Amended SDIP, the Board approved the Amended SDIP and the share pool authorized under it to ensure that we continue to have the ability to provide industry competitive long-term incentive compensation to our executive officers. Based on these same factors, we estimate that the share pool under the Amended SDIP Plan will enable us to continue to make grants of equity awards at our historical average annual rates for approximately the next ten years.

Summary of the Amended SDIP

This summary does not purport to be a complete description of all the provisions of the Amended SDIP and is qualified in its entirety by the terms of the Amended SDIP, a copy of which is included in this proxy statement as Appendix B.

Administration

The Amended SDIP will be administered by the Committee. The Committee will have the sole, final, and conclusive authority to administer, construe, and interpret the plan.

Eligible Participants

The Committee in its sole discretion will select full-time executive officers of the Company and its subsidiaries, who in the Committee’s opinion, are expected to lead or contribute significantly to achievement of annual or multi-year goals and to develop and execute the long-term strategic objectives of the Company and its subsidiaries. Six executive officers of the Company will be eligible to participate in the Amended SDIP.

Stock Subject to the Plan

The Committee will be authorized to allocate and issue under the Amended SDIP a maximum of 100,000 shares of the outstanding Common Stock of the Company. The aggregate number of shares available to be allocated under the Amended SDIP will be proportionately adjusted to reflect any change in the number or kind of shares of stock resulting from: (1) a subdivision or consolidation of shares or any other capital adjustment, (2) the payment of a stock dividend, (3) an increase or decrease in the number of shares of issued stock effected without receipt of consideration by the Company (other than contributions of stock by the Company to any employee benefit plan), or (4) any transaction or occurrence which, in the judgment of the Committee, has a similar effect on the stock.

Limits on Awards

The total cash and shares awarded to any single participant, either in cash or in shares, will not exceed $1 million in one calendar year. In addition, the total awards paid in a single calendar year to a single participant made in cash and in shares may not exceed $3 million.

Types of Awards

Any awards made to participants under the Amended SDIP will be performance-based compensation subject to certain terms and conditions. The terms and conditions of these awards are the same as under the SDIP. For a further description of these awards and their terms, see “Compensation Discussion and Analysis – Annual Incentive Awards Under the Strategic Deployment Incentive Plan (SDIP)” above, which is incorporated herein by reference. Awards paid under the SDIP for 2025 are set forth in such summary. Had the Amended SDIP been in effect when such most recent awards were granted or paid, the amounts paid to participants would not have been materially different.

Forfeiture of Awards

All awards under the Amended SDIP will require a satisfactory performance evaluation. In addition, upon any cessation of employment prior to payment of an award, the entire award will be forfeited and terminate.

Amendment and Termination

The Board, acting through the Committee, may amend, suspend or terminate the Amended SDIP or any portion thereof at any time, consistent with applicable law, regulation, and the NASDAQ listing rules, but it may not adversely affect the rights of any participant with respect to an award already earned. Any increase in the maximum total award for any calendar year for any participant or for all participants will require shareholder approval. Notwithstanding the foregoing, any material amendments (as defined under the NASDAQ Listing Rules) of the Amended SDIP also require shareholder approval.

Clawback Policy

In addition to any terms as the Committee may determine, all awards under the Amended SDIP will be subject to the Company’s Clawback Policy which provides for potential forfeiture and/or recovery by the Company of (i) excess awards received by any participant upon a determination that the awards were based upon financial results or other metrics that were misstated or otherwise inaccurate, either for business units of the Company or the Company as a whole, and (ii) all awards received by a participant upon a determination that the participant had responsibilities for the accounting that led to the misstatement or inaccuracy, or committed fraud or other malfeasance while employed by the Company.

Federal Income Tax Consequences

The U.S. federal income tax consequences currently applicable to the types of awards available for grant under the Amended SDIP are similar to those applicable to awards of under the Amended EIP Plan described above. See “Proposal Number 3: Approval of Amended 1982 Executive Incentive Plan – Federal Income Tax Consequences” above, which is incorporated by reference herein as applied to awards under the Amended SDIP. The laws that govern the tax aspects of awards under the Amended SDIP are highly technical and are subject to change. The Amended SDIP is not subject to the requirements of the ERISA, and it is not, nor is it intended to be, qualified under Section 401(a) of the Internal Revenue Code. This discussion is not intended to be exhaustive and, among other things, does not describe state, local, or foreign tax consequences, which may be substantially different. Participants in the Amended SDIP and grantees of awards under the Amended SDIP should consult with their own tax advisors.

New Plan Benefits

Executive officers of the Company who will participate in the Amended SDIP in the future, and the nature and amounts of their awards under the plan, are to be determined by the Committee. Although the Committee intends to grant awards to eligible participants from time to time, no awards have yet been made under the Amended SDIP, and the nature and amounts of such awards to be granted in the future have not yet been determined. Furthermore, because all awards under the Amended SDIP are discretionary, it is not possible to determine which awards would have been granted during the prior fiscal year had the Amended SDIP been in effect at that time. Therefore, it is not possible to state the terms of any individual grants or awards which may be made under the Amended SDIP, or the names or positions of, or respective amounts allocable to, any participant in the Amended SDIP, and a New Plan Benefits Table is not provided herein.

Required Shareholder Approval
The proposal to approve the Amended SDIP requires that a majority of the votes cast at the Annual Meeting vote in favor of the proposal. This means that the number of shares voted “FOR” the proposal must exceed the number of shares voted “against” the proposal. Abstentions and broker non-votes are not considered votes cast for this purpose, and therefore neither will have an effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDED STRATEGIC DEPLOYMENT INCENTIVE PLAN.

PROPOSAL NUMBER 5: APPROVAL OF AMENDED 1982 RESTRICTED STOCK AWARD PLAN

On February 15, 2026, the Board of Directors, acting through the Committee, approved an amendment to the 1982 Restricted Stock Award Plan (the “Restricted Stock Plan”) to increase to 500,000 the number of shares of Common Stock of the Company available for issuance under the Restricted

Stock Plan and recommended that the Restricted Stock Plan, as amended (the “Amended Restricted Stock Plan”) be submitted to our shareholders for their approval at the Annual Meeting. The complete text of the Amended Restricted Stock Plan is attached as Appendix C.
The Amended Restricted Stock Plan provides for awards of restricted stock to certain key exempt or non-exempt employees of the Company and its subsidiaries. At present, the Restricted Stock Plan provides that the Committee may allocate and issue up to 250,000 shares of the outstanding Common Stock of the Company under the Restricted Stock Plan. As of March 13, 2026, there were a total of 67,051 shares subject to outstanding awards under the Restricted Stock Plan and 35,472 remaining shares reserved for issuance under the plan. There were 27 participants in the Restricted Stock Plan as of December 31, 2025.

The Board believes that it is essential to have a sufficient number of reserved shares available for issuance under the Restricted Stock Plan to compensate and incentivize the Company’s employees, and the Board and Committee believe that the proposed increase will provide a sufficient number of available shares of Common Stock for future granting needs to help the Company achieve the purposes of the Amended Restricted Stock Plan.

Purposes of the Amended Restricted Stock Plan

The principal purposes for the approval of the Amended Restricted Stock Plan are to continue to promote the interests of the Company and its shareholders by providing an incentive to induce continued future employment and performance of certain key exempt or non-exempt employees of the Company and its subsidiaries. The Company believes that equity-based compensation is a critical part of its compensation program. Shareholder approval of the Amended Restricted Stock Plan would allow us to continue to attract and retain talented employees with equity incentives.

Plan Modifications

The only material modification embodied in the Amended Restricted Stock Plan is to increase the number of shares of Common Stock available for issuance under the plan from 250,000 to 500,000. The amendment to the plan is intended to ensure that a sufficient reserve of shares of Common Stock remains available to allow the Company to continue to use equity incentives to attract and retain the services of qualified employees of the Company and its subsidiaries whom are essential to the Company’s long-term growth and success. The Company relies on equity incentives in the form of grants of restricted stock in order to attract and retain employees of the Company and its subsidiaries, and the Company believes that such equity incentives are necessary for the Company to remain competitive in the marketplace for talented employees.

As of March 13, 2026, only 35,472 shares reserved for issuance under the Restricted Stock Plan remained. In 2025, 70,924 shares were granted under the Restricted Stock Plan. Thus, for grants expected to be made by the Company in 2026 and beyond, additional authorized shares are necessary under the Amended Restricted Stock Plan for the Company to meet the Committee’s compensation objectives in future years. As a result, the Company is seeking shareholder approval of the Amended Restricted Stock Plan to increase the number of shares authorized for issuance thereunder.

If the Amended Restricted Stock Plan is approved by the Company’s shareholders, the Amended Restricted Stock Plan will become effective immediately upon shareholder approval.

Reasons Why You Should Vote in Favor of the Amended Restricted Stock Plan

The Board recommends a vote “FOR” the approval of the Amended Restricted Stock Plan because it believes the plan is in the best long-term interests of the Company and its shareholders. Moreover, the Amended Restricted Stock Plan reflects numerous best practices in equity incentive plan design, including the following:

•Independent Oversight. The Amended Restricted Stock Plan will be administered by the Executive Compensation and Human Resources Committee, which is comprised entirely of independent directors.
•Aligns Employee and Shareholder Interests. The Company has historically used restricted stock awards as a key component of its overall compensation program for employees. We believe these awards motivate participants by giving them opportunities to receive awards directly related to their service to the Company and the performance of the Company. If the Amended Restricted Stock Plan is approved, we will be able to maintain our means of aligning the interests of our key employees with the interests of our shareholders.

•Shares Awarded Subject to Future Employment and Continued Company Performance. As with the provisions of the Restricted Stock Plan, shares granted under the Amended Restricted Stock Plan are subject to forfeiture over a period of up to ten years if the participant fails to continue to be employed or if the Company fails to meet certain financial requirements which are set by the Committee at the time of grant. If the Company does not meet the financial requirements by the end of this forfeiture period, the shares are forfeited unless the Committee elects to waive the forfeiture.

•Attracts and Retains Talent. Talented employees are essential to executing our business strategies. One of the main purposes of the Amended Restricted Stock Plan is to attract and retain key employees essential to the success of the Company and its subsidiaries. This serves to promote the success of the Company by encouraging key employees to accept or continue employment or service with the Company, and providing participants with a plan that provides incentives directly related to excellence in individual performance.

•Awards Subject to Clawback Policy. Awards under the Amended SDIP are subject to the Company’s clawback policy, which allows the Company to recover gains from awards granted under the plan if the Company’s financial statements are restated, including due to fraud or misconduct by an executive officer.

The Restricted Stock Plan was last amended and approved by the shareholders in 2011. In setting the size of the share pool under the Amended Restricted Stock Plan, the Board considered the historical amounts of equity awards granted by the Company in the last ten calendar years, as well as the Company’s three-year average burn rate. Shares issued under the Restricted Stock Plan for the prior ten years are as follows:

Year	Shares Issue	Shares Outstanding at Beginning of Year	Percentage of Shares Outstanding
2025	70,924	24,787,348	0.29%
2024	4,931	24,735,240	0.02%
2023	17,505	24,914,615	0.07%
2022	39,695	24,976,925	0.16%
2021	16,703	25,637,905	0.07%
2020	48,883	25,696,572	0.19%
2019	11,798	26,001,728	0.05%
2018	4,520	26,191,544	0.02%
2017	12,326	26,114,691	0.05%
2016	19,776	26,338,539	0.08%
As a result, under the Restricted Stock Plan, our most recent three-year average burn rate is 0.1254%. In setting the size of the share pool under the Amended Restricted Stock Plan, the Board also considered the total amount of equity awards outstanding under existing grants as of February 15, 2026. Based on the Board’s analysis of the number of equity awards outstanding under our equity incentive plans, our historical burn rate, and the features of the Amended Restricted Stock Plan, the Board approved the Amended Restricted Stock Plan and the share pool authorized under it to ensure that we continue to have the ability to provide industry competitive long-term incentive compensation to our key employees. Based on these same factors, we estimate that the share pool under the Amended Restricted Stock Plan will enable us to continue to make grants of equity awards at our historical average annual rates for approximately the next 10 years.

Summary of the Amended Restricted Stock Plan

This summary does not purport to be a complete description of all the provisions of the Amended Restricted Stock Plan and is qualified in its entirety by the terms of the Amended Restricted Stock Plan, a copy of which is included in this proxy statement as Appendix C.

Administration

The Amended Restricted Stock Plan will be administered by the Committee. The Committee will interpret, implement, and administer the plan and will exercise the discretion granted to it as to the determination of who shall participate in the plan, the terms and conditions under which key employees may participate or continue participating in the plan, how many shares shall be allocated to each participant, and the time when such shares will be allocated and issued to each participant.

Eligible Participants

The Committee will designate from time to time key exempt and non-exempt employees of the Company or its subsidiaries engaged in activities which further the objectives of the Company, who will be eligible to receive awards of shares under the plan as recommended by the chief executive officer, and the number of shares of stock of the Company to be allocated to each. In selecting participants and determining the number of shares to be allocated, the Committee will consider with respect to those employees the position and responsibility of such persons, the value of their future services to the Company, the compensation otherwise received by persons and other factors as the Committee deems pertinent.

Stock Subject to the Plan

The Committee will be authorized to allocate and issue under the Amended Restricted Stock Plan a maximum of 500,000 shares of the outstanding Common Stock of the Company. The distribution of shares pursuant to the plan may be made either from authorized and unissued shares or from Treasury shares, as determined by the Committee. The aggregate number of shares available to be allocated under the Amended Restricted Stock Plan will be proportionately adjusted to reflect any change in the number or kind of shares of stock resulting from: (1) a subdivision or consolidation of shares or any other capital adjustment, (2) the payment of a stock dividend, (3) an increase or decrease in the number of shares of issued stock effected without receipt of consideration by the Company (other than contributions of stock by the Company to any employee benefit plan), or (4) any transaction or occurrence which, in the judgment of the Committee, has a similar effect on the stock.

Terms of Restricted Stock Awards

The terms and conditions of the restricted stock awards to be granted under the Amended Restricted Stock Plan are the same as under the Restricted Stock Plan. For a further description of the restricted stock awards and their terms, see “Compensation Discussion and Analysis – Awards Under the 1982 Restricted Stock Plan” above, which is incorporated herein by reference. No restricted stock awards were granted to named executive officers of the Company under the Restricted Stock Plan in 2023, 2024, or 2025.

Forfeiture of Awards

Upon the occurrence of an “Act of Forfeiture” relating to a participant, the right, title and interest of all remaining restricted shares allocated to the participant will be automatically forfeited and terminated for all purposes. For purposes of the plan, an “Act of Forfeiture” with respect to the remaining restricted stock of any award means: (i) voluntary or involuntary termination including death, retirement or total disability of the employment of a participant during the restricted period determined under the plan; (ii) the attempted sale, exchange, transfer, pledge, hypothecation, assignment, conveyance or other voluntary or involuntary disposition of any of the restricted shares during their restricted period; (iii) the election by the participant to be taxed in the year of receipt of the restricted stock under Section 83(b) of the Code; or (iv) termination of the restricted period if the annual or cumulative rate of return on common equity of the Company determined for purposes of the award has not been achieved.

Amendment and Termination

The Company may at any time terminate or extend the Amended Restricted Stock Plan, or make modifications to the plan, as it deems advisable, consistent with applicable law, regulation, and the NASDAQ listing rules.

Clawback Policy

In addition to any terms as the Committee may determine, all awards under the Amended Restricted Stock Plan will be subject to the Company’s Clawback Policy which provides for potential forfeiture and/or recovery by the Company of (i) excess awards received by any participant upon a determination that the awards were based upon financial results or other metrics that were misstated or otherwise inaccurate, either for business units of the Company or the Company as a whole, and (ii) all awards received by a participant upon a determination that the participant had responsibilities for the accounting that led to the misstatement or inaccuracy, or committed fraud or other malfeasance while employed by the Company.

Federal Income Tax Consequences

The U.S. federal income tax consequences currently applicable to restricted stock awards available for grant under the Amended Restricted Stock Plan are similar to those applicable to awards of restricted stock under the Amended EIP Plan described above. See “Proposal Number 3: Approval of Amended 1982 Executive Incentive Plan – Federal Income Tax Consequences” above, which is incorporated by reference herein as applied to awards under the Amended Restricted Stock Plan. The laws that govern the tax aspects of awards under the Amended Restricted Stock Plan are highly technical and are subject to change. The Amended Restricted Stock Plan is not subject to the requirements of the ERISA, and it is not, nor is it intended to be, qualified under Section 401(a) of the Internal Revenue Code. This discussion is not intended to be exhaustive and, among other things, does not describe state, local, or foreign tax consequences, which may be substantially different. Participants in the Amended Restricted Stock Plan and grantees of awards under the Amended Restricted Stock Plan should consult with their own tax advisors.

New Plan Benefits

Employees of the Company who will participate in the Amended Restricted Stock Plan in the future, and the nature and amounts of their awards under the plan, are to be determined by the Committee. Although the Committee intends to grant awards to eligible participants from time to time, no awards have yet been made under the Amended Restricted Stock Plan, and the nature and amounts of such awards to be granted in the future have not yet been determined. Furthermore, because all awards under the Amended Restricted Stock Plan are discretionary, it is not possible to determine which awards would have been granted during the prior fiscal year had the Amended Restricted Stock Plan been in effect at that time. Therefore, it is not possible to state the terms of any individual grants or awards which may be made under the Amended Restricted Stock Plan, or the names or positions of, or respective amounts allocable to, any participant in the Amended Restricted Stock Plan, and a New Plan Benefits Table is not provided herein.

Required Shareholder Approval

The proposal to approve the Amended Restricted Stock Plan requires that a majority of the votes cast at the Annual Meeting vote in favor of the proposal. This means that the number of shares voted “FOR” the proposal must exceed the number of shares voted “against” the proposal. Abstentions and broker non-votes are not considered votes cast for this purpose, and therefore neither will have an effect on the outcome of the vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDED 1982 RESTRICTED STOCK AWARD PLAN

PROPOSAL NUMBER 6: RATIFICATION OF THE APPOINTMENT OF FORVIS MAZARS, LLP AS 1ST SOURCE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026
The Audit, Finance and Risk Committee has appointed Forvis Mazars, LLP (formerly FORVIS, LLP) (“Forvis Mazars”) as the independent registered public accounting firm for 1st Source for the fiscal year ending December 31, 2026. The Audit, Finance and Risk Committee made their decision on a number of factors, including the strength and reputation of the firm and its proposed service team, its expertise in the commercial banking and financial services industries, its legal and regulatory record, its relative cost, its ability to provide research and professional development resources to 1st Source personnel and other factors. The Board of Directors has determined that the appointment will be submitted for ratification by the shareholders. The Board of Directors and the Audit, Finance and Risk Committee recommend that shareholders ratify the appointment of Forvis Mazars as the independent registered accounting firm for the Company and its subsidiaries for the fiscal year ending December 31, 2026. If our shareholders do not ratify the appointment, the Audit, Finance and Risk Committee will investigate the basis for the negative vote and will reconsider its appointment in light of the results of such investigation.
2026 will be the twelfth year that Forvis Mazars will serve as the independent registered public accounting firm for the Company. Representatives of Forvis Mazars will be present at the Annual Meeting and will be afforded an opportunity to make a statement, if they desire to do so, and to respond to questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF FORVIS MAZARS, LLP AS 1ST SOURCE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The financial statements of 1st Source are audited annually by an independent registered public accounting firm. For the years ended December 31, 2025, 2024, and 2023, the audit was performed by Forvis Mazars, LLP. Fees for professional services provided by Forvis Mazars, LLP for the last three (3) years were as follows:

	Forvis Mazars	Forvis Mazars	Forvis Mazars
	2025	2024	2023
Audit Fees	$941,250	$455,600	$424,050
Audit-Related Fees(1)	25,000	20,250	21,750
Tax Fees	11,950	13,040	10,800
All Other Fees	—	—	—
Total	$978,200	$488,890	$456,600

(1) Amounts billed for employee benefit plan audits and other assurance services performed during the fiscal years indicated.
The Audit, Finance and Risk Committee Charter requires that the Audit, Finance and Risk Committee shall pre-approve all audit and non-audit services provided by the independent auditors and that the Audit, Finance and Risk Committee shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation. The Committee may delegate pre-approval authority to a member of the Audit, Finance and Risk Committee. The decisions of any Audit, Finance and Risk Committee member to whom pre-approval authority is delegated must be presented to the full Audit, Finance and Risk Committee at its next scheduled meeting. All fees paid to Forvis Mazars, LLP in 2025 for non-audit services were pre-approved by the Audit, Finance and Risk Committee.
PROPOSALS OF SHAREHOLDERS
Proposals intended for inclusion in our 2027 proxy statement pursuant to SEC Rule 14a-8 submitted by shareholders for presentation at the next Annual Meeting must be submitted in writing to the Secretary, 1st Source Corporation, no earlier than 120 days, nor later than 90 days, prior to the next Annual Meeting to be held on or before April 22, 2027. Proposals not intended for inclusion in our 2027 proxy statement pursuant to the process under Rule 14a-8 must be submitted by shareholders in writing to the Secretary, 1st Source Corporation, on or before January 28, 2027.
In addition, SEC Rule 14a-19 requires inclusion on the Company’s proxy card of all nominees for director for whom the Company has received notice under the rule, which must be received no later than 60 calendar days prior to the first anniversary of the preceding year’s annual meeting. For the proxy card relating to next year’s annual meeting, notice must be received at the Company’s principal executive offices of a shareholder’s intent to solicit proxies and the names of their nominees no later than February 22, 2027. Such notice must comply with the requirements of Rule 14a-19(b).
ADDITIONAL INFORMATION
Receipt of a favorable vote of a plurality of the votes cast in the election of directors at the annual meeting is required for election of directors. Approval of the amended 1982 Executive Incentive Plan, the amended Strategic Deployment Plan and the amended 1982 Restricted Stock Award Plan requires the favorable vote of a majority of the votes cast on such matters respectively at the annual meeting. Ratification of the appointment of independent auditors and the advisory approval of executive compensation requires that the votes cast in favor exceed the votes cast against. The Company knows of no other proposals expected to be presented at the meeting. Such a proposal, if any, would be approved if votes in favor of such proposal exceed those cast against.
The SEC’s rules permit a company to deliver a single proxy statement, annual report, notice of Internet availability of proxy materials or prospectus to an address shared by two or more of its shareholders. This method of delivery is referred to as “householding.” Unless shareholders request otherwise, 1st Source will “household” their proxy statement and annual report, as well as any prospectus or notice of Internet availability of proxy materials, which may be sent to them. Regardless of how many 1st Source shareholders live under one roof, they will receive a single copy of each proxy statement, annual report, notice of Internet availability of proxy materials or prospectus that is being mailed to shareholders. However, 1st Source will continue to deliver to every 1st Source shareholder in a household an individual proxy card in connection with any meeting of its shareholders where votes are being cast.
If a shareholder prefers to receive individual copies of proxy statements, annual reports, notice of Internet availability of proxy materials or prospectuses, the shareholder should write to Chuck Ditto, Trust Operations, 1st Source Corporation, P. O. Box 1602, South Bend, IN 46634. 1st Source will start sending separate documents to a requesting shareholder of record within 30 days of the request.
Beneficial shareholders can request information about householding from their banks, brokers or other holders of record.

Important Notice Regarding The Availability Of Proxy Materials For The Shareholder Meeting To Be Held On April 23, 2026: The Notice of Annual Meeting of Shareholders and Proxy Statement, Annual Report and Proxy Card are available at www.proxyvote.com.
A copy of 1st Source’s Annual Report on Form 10-K is furnished herewith to shareholders for the calendar year ended December 31, 2025, containing financial statements for such year.
By Order of the Board of Directors,
Brian S. Duba
Secretary
South Bend, Indiana
March 13, 2026

Exhibit A

Amended as of February 15, 2026
1st SOURCE CORPORATION
1982 EXECUTIVE INCENTIVE PLAN

1. PURPOSE. This Executive Incentive Plan (the “Plan”) is intended to promote the interests of 1st Source Corporation, an Indiana corporation (“1st Source” or the “Corporation”) and its shareholders by attracting and motivating educated, self-disciplined and professional managers, and by providing an incentive to induce continued future employment of certain key employees of the Corporation and certain key employees of one or more Subsidiaries of the Corporation. For the purposes of this Plan, the term “Subsidiary” shall mean a corporation or corporations of which the Corporation owns, directly or indirectly, a majority of the outstanding voting stock.
2. ADOPTION AND ADMINISTRATION OF THE PLAN. The Plan became effective as of January 1, 1982. The Plan shall be administered by the Executive Compensation and Human Resources Committee of the Board of Directors of the Corporation (the “Committee”). The Committee shall interpret, implement, and administer the Plan and, to the extent and the manner contemplated herein, it shall exercise the discretion granted to it as to the determination of who shall participate in the Plan, the terms and conditions under which key employees may participate or continue participating in the Plan, the size and terms of awards to each Participant (as defined below), and the time when such awards shall be granted to each Participant. Any action taken by the Committee with respect to the implementation, interpretation or administration of the Plan shall be final, conclusive and binding on the Corporation and each Participant.
3. STOCK SUBJECT TO THE PLAN. After April 23, 2026, the Committee may allocate and issue under the Plan not more than 1,250,000 shares of the outstanding common stock of the Corporation. Such common stock is herein sometimes referred to either as “book value shares” or as “market value shares.” The distribution of shares pursuant to this Plan may be made either from authorized and unissued shares or from Treasury shares, as determined by the Committee. All shares issued in accordance with the Plan shall be fully paid and non-assessable shares and free from preemptive rights. The aggregate number of shares available to be allocated under this Plan shall be proportionately adjusted to reflect any change in the number or kind of shares of stock resulting from: (1) a subdivision or consolidation of shares or any other capital adjustment, (2) the payment of a stock dividend, (3) an increase or decrease in the number of shares of issued stock effected without receipt of consideration by the Corporation (other than contributions of stock by the Corporation to any employee benefit plan), or (4) any transaction or occurrence which, in the judgment of the Committee, has a similar effect on the stock.
4. ELIGIBILITY. The Committee shall designate from time to time, those key employees who serve in management of the Corporation or any of its subsidiaries as the Chief Executive Officer may recommend, and the Committee deems appropriate. The key employees who shall be eligible to receive an award under the Plan shall be selected because of their management responsibility and the long-term impact their management has on the overall performance of the Corporation or because of their inclusion in one of the Corporation’s sales and service incentive plans. The Committee shall make its selections of management participants from among the Chief Executive Officer and the candidates recommended by the Chief Executive Officer and shall determine their partnership percentage and salary level for purposes of the Plan. In making its decisions, the Committee shall consider, among other items, the position and responsibility of the Participant, the value of the future service to be performed, the compensation of the Participant, the actual earnings performance of the Corporation and the allocation proposed by the Chief Executive Officer. Management shall forthwith advise each employee selected to participate in an award by written notice. Each employee who shall be the subject of an award shall be designated as a “Participant.” All awards under the Plan shall require a satisfactory performance evaluation.
5. ANNUAL AWARD. The Committee shall establish the amount of the annual award or awards to be granted to each Participant. These awards will be granted for attainment of annual, calendar year, goals. Any annual awards made to Participants under the Plan will be performance-based compensation to the maximum extent possible subject to the attainment of pre-established objective performance goals established by the Committee.
(a) The Corporation may provide two annual awards up to a maximum amount as determined by the Committee: (i) an amount payable in cash and earned immediately, and (ii) an amount equal to a full or partial match of the cash award in book value or market value shares of common stock. At the end of the performance period the Committee shall determine (i) the amount of cash earned, which shall be paid in a lump sum after the end of the performance period and (ii) the type of shares (i.e. book value shares or market shares) and the number of shares. These shares of stock are fixed at a maximum amount and will be subject to a substantial risk of forfeiture over the succeeding five (5) years based on the achievement of future performance metrics and the employee remaining with the Corporation, as described in Section 8 as the “Forfeiture Period”. The maximum annual award under the Plan to a Participant in one calendar year in cash or in shares or both may not exceed $1 million. The maximum total amount any Participant may be paid under the Plan in one calendar year with respect to the annual award, including cash and the value of shares awarded in the current year and previous years released from potential forfeiture, may not exceed $3 million. The book value shares will be restricted as described in paragraph 8 and 9 below.

(b) Each Participant under the Plan (except for Participants under separate sales and service incentive plans discussed in section (f) below) is assigned a “partnership level” percentage as of the date of grant that is the starting point for determining his or her annual cash award. Partnership levels are stated as a percentage of the Participant’s salary range midpoint or base salary as assigned by the Committee as of the date of grant for purposes of computing the cash award. The “Base Bonus” for each Participant is equal to the Participant’s assigned salary range midpoint or base salary multiplied by the assigned partnership share percentage.
(c) If the Committee determines it appropriate at the date of grant of an award, the Base Bonus may be further adjusted up or down by the “Company Performance Factor.” The Company Performance Factor is based on the Company’s return on assets performance compared to the performance of its $3 to $10 billion peer group. The Company Performance Factor is set at 100% at the 50% percentile and then is increased by 1% for each percentile above 50% to a maximum Company Performance Factor of 125% at the 75th percentile level or above. The Company Performance Factor is reduced by 2.5% for each percentile below 50% to a minimum of 75% at the 40th percentile level. As long as such adjustments do not result in the award failing to be qualified performance based compensation under Section 162(m) of the Internal Revenue Code, the Committee is authorized to make adjustments from reported net income in its discretion for purposes of determining the Company Performance Factor to account for extraordinary impacts positive or negative that were not in control of nor could be foreseen by the Participants or that were caused by actions undertaken for the long-term benefit of the shareholders and that are not considered “normal operating activities” and the sources of such adjustments may include one or more of the following not included in the budget or other net income target: (i) results of acquisition, divestiture or restructuring activities; (ii) investment securities gains or losses; (iii) tax planning activities; (iv) new regulatory costs; (v) tax law or regulatory changes; (vi) changes in generally accepted accounting principles or the Company’s interpretation or implementation of these; or (vii) significant national and/or international events significantly affecting the Company’s reported net income.
(d) For each Participant, the Base Bonus opportunity after adjustment for the Company Performance Factor is multiplied by 300% for each goal to calculate the maximum award and then the maximum award may be adjusted down to a minimum of 0% for each goal based upon the Participant’s performance against a set of corporate, group, division, unit and individual Participant performance goals established at the beginning of the fiscal year with such award levels generally being targeted at 150% for staff employees and 200% for those line managers with primary responsibility for revenues and/or credit.
(e) After applying the Company Performance Factor in (c) above the Base Bonus opportunity will be adjusted for each Participant as described in (d) above based on one or more of the following criteria at the corporate, group, division, unit or individual Participant level: (i) net income; (ii) return on assets; (iii) exceed median return on assets results for selected peer group; (iv) return on common equity; (v) revenues, net interest margin, pricing, and/or fees; (vi) expense to revenue ratio and/or expenses; (vii) growth in average assets, loans or core deposits; (viii) average 30-day delinquency ratio; (ix) year-end nonperforming assets and/or monthly average nonperforming assets; (x) net charge offs and other credit-related losses to average loans, leases, repossessed assets and other real estate; (xi) net growth in primary relationships or other strategic growth metrics; (xii) deposit mix or noninterest-bearing deposit growth; (xiii) assets under management and/or investment performance; and (xii) other performance goals.
(f) The Corporation may also provide the annual awards described in (a) above to Participants whose awards are calculated pursuant to other sales incentive programs, investment management programs, operational risk management programs, or other programs established by the Corporation and determined by the Committee.
(g) The stock portion of the awards shall be made in whole book value shares or whole market value shares only. No fractional shares shall be awarded.
(h) Except as otherwise determined by the Committee, if the Participant’s employment ends prior to the payment of the cash portion of the annual award, the entire annual award shall be forfeited, void and of no further force and effect. An annual award will be considered for someone who has worked at least 50% of the year before their death or total disability. The award would not be automatic but based on the facts and circumstances involved and subject to the review and approval of the Committee.
6. LONG-TERM AWARD.
(a) The Corporation may also provide for a long-term award from time to time for selected Participants as designated by the Committee. These awards will be granted for attainment of longer-term goals, usually for three (3) years or longer. Such awards will consist of two distinct parts: (i) an amount payable in cash and earned immediately; and (ii) an amount in market value shares of common stock. At the end of the performance period the Committee shall determine (i) the amount of cash earned, which shall be paid in a lump sum after the end of the performance period and (ii) the number of shares. These shares of stock are fixed at a maximum amount and will be subject to a substantial risk of forfeiture over the succeeding five (5) years based on the Participant remaining with the Corporation and the Corporation continuing to have positive net income calculated as of the end of each calendar year, as described in Section 8 as the Forfeiture Period. The maximum long-term award under the Plan to a Participant in one calendar year in cash or in shares or both may not exceed $1 million. The maximum total amount any Participant may be paid under the Plan in one calendar year with respect to the long-term award, including cash and the value of shares awarded in the current year and previous years released from potential forfeiture, may not exceed $3 million.
(b) The Committee assigns a set of weighted long-term goals at the start of each long-term award period. For each goal Company performance is scored at 50% for minimum, 100% for target and 200% for maximum.
(c) The Committee also assigns each Participant a “partnership level” for long-term award purposes as of the date of grant.

(d) The long-term awards then are calculated based upon a pre-determined mathematical formula that multiplies the Company’s weighted performance relative to its long-term goals by the Participant’s partnership level and then by the Participant’s average annual incentive award under the Plan over the long-term award period.
(e) Long-term cash awards made to Participants under the Plan will be performance-based compensation subject to the attainment of pre-established objective performance goals, based on one or more of the following criteria: (i) return on assets; (ii) expense to revenue ratio; (iii) net interest margin; (iv) net charge offs and other credit-related losses to average loans, leases, repossessed assets and other real estate; (v) average and/or period-end nonperforming assets; (vi) sales volume and/or pricing; (vii) fee income; (viii) average and/or period-end loans, deposits, or other volumes outstanding; and (ix) net new primary relationships
(f) The stock portion of the awards shall be made in whole market value shares only. No fractional shares shall be awarded.
(g) Except as otherwise determined by the Committee, if the Participant’s employment ends prior to the payment of the cash portion of the long-term award, the entire long-term award shall be forfeited, void and of no further force and effect. A long-term award will be considered for someone who has worked at least 50% of the final year of a long-term award period before their death or total disability. The award would not be automatic but based on the facts and circumstances involved and subject to the review and approval of the Committee.
7. ACTION REQUIRED OF PARTICIPANTS.
(a) Within 30 days from the date of such written notice of a Participant’s initial award under the Plan, the Participant shall notify the Committee, in writing, of acceptance of the award and the terms thereof, applicable to the initial award and to all subsequent awards accepted under the Plan, which notice shall be deemed delivered for all purposes under this Plan when personally delivered or mailed to Chief Financial Officer, 1st Source Corporation, P.O. Box 1602, South Bend, Indiana 46634 by postpaid certified United States mail. In addition, commencing with awards made in 2017 for 2016 performance, each new or existing Participant who has not already signed and delivered to the Corporation the Corporation’s standard form of Confidentiality and Non-Solicitation Agreement shall, before receipt of any initial or further awards under the Plan, be required to do so as a condition for continued participation and receipt of awards under the Plan.
(b) The Corporation may require that, in allocating shares, the Participant agree with, and represent to, the Corporation that Participant is acquiring such shares for the purpose of investment and with no present intention to transfer, sell or otherwise dispose of such shares except such transfer by a legal representative as shall be required by will or the laws of any jurisdiction in winding up the estate of any Participant. Such shares shall be transferable thereafter only if the proposed transfer shall be permissible pursuant to this Plan and if, in the opinion of counsel (who shall be satisfactory to Corporation), such transfer shall at such time be in compliance with applicable securities law.
8. RESTRICTIONS. By accepting the award of shares under this Plan, Participant agrees and consents to the following additional restrictions:
(a) All shares are subject to forfeiture and shall be retained by Corporation. A notice of the shares awarded to a Participant shall be delivered by the Corporation to a Participant on or after the date of issuance. Such Participant thereupon shall be a shareholder with respect to all of the shares represented by such certificate or certificates and shall have all rights of a shareholder with respect to all such shares, including the right to vote such shares and receive all dividends and other distributions, subject to termination upon the occurrence of an Act of Forfeiture as set forth in the Plan. The certificates for such shares shall be either imprinted or stamped with a legend to the effect that the shares represented thereby may not be sold, exchanged, transferred, pledged, hypothecated (except to issuer), assigned, conveyed, or otherwise voluntarily or involuntarily disposed of except in accordance with this Plan (any such disposition being automatically an Act of Forfeiture) by the holder thereof until such time as the restrictions provided for herein lapse.
(b) If new or additional or different shares or securities are distributed with respect to shares of common stock of the Corporation as the result of a stock split, stock dividend, combination of shares or other change involving 1st Source securities, or exchange for other securities, or reclassification, reorganization, merger, consolidation, recapitalization or otherwise, the Participant shall, as the owner of book value or market value shares subject to terms and restrictions hereunder, be entitled to such new or additional or different shares of stock or securities subject to such terms, conditions and restrictions as existed on the originally awarded shares.
(1) In the case of such a stock split, stock dividend, combination or other change involving 1st Source securities, exchange for other 1st Source securities, reclassification, recapitalization, or other like event involving the distribution of 1st Source securities, the certificate or certificates for, or other evidences of, such new or additional or different book value or market value shares or securities shall be appropriately imprinted with the legend provided in paragraph 8(a) of this Plan and all provisions of this Plan relating to restrictions to such new or additional or different book value or market value shares or securities to the extent applicable to the shares with respect to which they were distributed; provided, further, that if the Participant shall receive rights, warrants or fractional interests in respect of any of such shares, such rights or warrants and such fractional interests shall be received by the Participant subject to all of the remaining restrictions herein set forth. All such additional book value or market value shares, rights or other securities shall be retained in safekeeping by the Corporation for the account of the Participant.

(2) In the case of such an exchange for securities of an issuer other than 1st Source, or such a reorganization, merger, consolidation, or other like event involving the distribution of securities of an issuer other than 1st Source, which will result in a change of control of 1st Source, (i) all awarded book value shares shall be converted to market value shares, (ii) all awarded shares subject to forfeiture under this Plan shall no longer be subject to forfeiture, and (iii) all restrictions on shares of stock theretofore awarded hereunder shall terminate (including the restrictions at paragraphs 7, 8 and 9 hereof and except for those imposed by applicable securities laws). The foregoing sentence shall be effective immediately prior to such distribution or exchange. The Committee shall have full and sole discretion to determine whether a change in control of 1st Source will occur for these purposes, but in the absence of a contrary finding by the Committee, the acquisition by any person or group of persons, other than 1st Source, of beneficial ownership of 50.01% or more of the then outstanding shares (as determined pursuant to Treasury Reg. § 1.409A-3(i)(5)(vi)) of 1st Source common stock shall be deemed to be a change of control.
(c) The term “Restricted Period” with respect to any book value shares awarded to a Participant under this Plan shall mean that period commencing with the date of issuance of such shares and ending on the date at which all such shares have been purchased from Participant by Corporation or exchanged by the Participant for market value shares as provided herein.
(d) The term “Forfeiture Period” with respect to any award of shares issued to a Participant under this Plan shall mean a period commencing on the date of grant of such shares to the Participant and ending over a five (5) year period thereafter. The Forfeiture Period shall terminate at an equal and proportionate rate for each year in which:
(1) the Participant served continuously as an employee, for the full year, however continuous employment shall not be required if it ended because the Participant died, became totally disabled or retired at his/her normal retirement age or thereafter while an employee, and during which,
(2) for annual award shares only (whether book value or market value shares), the Corporation achieved the requisite annual net income, ROA, ROE or other performance goal or goals established in advance by the Committee in connection with the applicable award; and
(3) for long term award shares only, the Corporation achieved positive net income at the end of the calendar year during the Forfeiture Period.
(e) The “normal retirement age” means age 65 unless changed by the Committee. Alternatively, a Participant who is age 60 or older will be treated as attaining normal retirement age if they have completed either:
(i) 15 years of participation in the Plan or
(ii) 20 years of service with the Corporation,
and, in either case, have provided notice of their upcoming retirement at least 150 days beforehand so the Corporation can plan in advance for succession and transition of clients in the most effective way.
(f) However, the Committee may also authorize a “normal” retirement at an earlier age for a Participant if it determines that such action is in the best interests of the Corporation and is otherwise warranted based upon extreme hardship or other special or extraordinary circumstances and such circumstances be limited to career ending events where the Participant is unable to work effectively or properly carry out his or her assigned duties, or other extremely unlikely occurrences which prevents the Participant from continuing to serve. This decision is at the sole discretion of the Committee and is to be extremely limited.
(g) With respect to annual award shares only, for any year in which the Corporation’s performance is equal to or has exceeded the requisite cumulative goals established for the accumulated years subsequent to the date of the award, all risk of forfeiture is removed for those shares which were not released in that year or any prior year in which the Corporation failed to meet the required annual or cumulative goals.
(h) The Committee generally may not change or adjust upward the number of shares determined as of the end of the applicable performance period, however, the Committee may reduce the number of shares, down to zero, in such circumstances as are set forth herein or otherwise determined by the Committee in its discretion. In addition, there may be circumstances in which the annual net income growth, EPS growth, ROA, ROE or other performance goal or goals established by the Committee for annual award shares become unattainable or otherwise unreasonable during the Forfeiture Period. In such situations, and upon an explicit determination that (i) unfavorable market conditions or external events have demonstrably rendered such performance goals unattainable, unreasonable or adverse, and (ii) the Corporation’s relative financial performance under the current conditions or since such event remains in the top quartile of the Corporation’s peers with regard to ROA, nonperforming assets, net charge-offs, or other performance indicators, the Committee may take such other action as the Committee deems appropriate with respect to an award as long as such action does not increase the award. Such other action includes, without limitation, extending the forfeiture period or adjusting the performance goals for the forfeiture period to fairly compensate the Participants for their performance during the calendar years for which such annual awards were made. Relative performance in the top quartile of peers in the face of unfavorable market conditions or external events is an indicator that financial performance goals were achieved in prior years without sacrificing the management of the risks of unfavorable market conditions or external events. The Committee’s authorization to make adjustments under these circumstances is intended to recognize and encourage continuing good stewardship of the Corporation as reflected by high quality financial performance and strong risk management for the long-term benefit of its shareholders.

(i) For all purposes of this Plan, an Act of Forfeiture shall be deemed to be any one of the following:
(1) The voluntary or involuntary termination of the employment of a Participant during the Forfeiture Period, other than by death, disability or normal retirement, or
(2) The employment or engagement part or full time or in any consulting or advisory capacity of a Participant by a competitor of the Corporation or any Subsidiary at any time after termination of Participant’s employment due to disability or normal retirement unless, upon written request from the Participant, the Committee determines in its sole discretion that such engagement does not increase strategic or other risks to the Corporation or any Subsidiary, or
(3) The attempted sale, exchange, transfer, pledge, hypothecation, assignment, conveyance or other voluntary or involuntary disposition of any of the unearned stock all of which is hereby expressly prohibited by this Plan, or
(4) The election by the Participant to be taxed in the year of receipt of an award of stock under Section 83(b) of the Internal Revenue Code of 1986 as amended, or (5) Termination of the five
(5) year Forfeiture Period for annual award shares if the Corporation fails to achieve the requisite annual net income, ROA, ROE or other performance goal or goals established in advance by the Committee in connection with the applicable award with respect to any portion of the unearned stock, if the Committee does not determine otherwise as discussed in subparagraph 8(g) above, or
(6) Termination of the five (5) year Forfeiture Period for long term award shares only if the Corporation fails to achieve positive net income during each year.
(j) Upon the occurrence of an Act of Forfeiture relating to a Participant, the right, title and interest of all remaining unearned stock of Corporation held by such Participant shall be automatically forfeited and terminated for all purposes.
(k) The right, title and interest of any transferee of any shares acquired from a Participant under this Plan by will or by laws of descent and distribution will and shall be subject to all of the terms and conditions of the Plan, including but without limitation, the restrictions on transfer and the provisions relating to forfeiture.
(l) The book value shares may only be sold to the Corporation under the terms of this Plan except as provided in subparagraphs 8(b)(1) and 8(b)(2) above. 1st Source may, in addition to any other purchases required by this Plan, upon request of a Participant, purchase earned book value stock from the Participant prior to death, disability, retirement, or other termination of employment. Any such purchase is limited to 50% of the Participant’s shares of earned book value stock which, at the time of purchase, have been earned book value stock for at least seven years. Such a purchase is permitted only upon approval of the Committee and only for the following reasons: (1) purchase of the Participant’s principal residence or a second home, (2) payment of tuition or related educational expenses for the Participant, the Participant’s spouse, or a dependent and (3) financial hardship. The Committee will have sole discretion to determine whether the enumerated criteria are being satisfied in any purchase. Any transfer or purported transfer made by a Participant at any time, except at the times and in the manner expressly authorized, shall be null and void and the Corporation shall not be obligated to recognize nor to give effect to such transfer on its books or records nor to recognize the person or persons to whom such purported transfer has been made as the legal beneficial holder of such shares.
(m) The Committee may impose such other restrictions on any shares awarded to a Participant pursuant to this Plan as it may deem advisable, including without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any stock exchange upon which such shares or shares of the same class are then listed, and under any blue-sky or securities laws applicable to such shares.
9. MANDATORY RESALE OF BOOK VALUE STOCK.
(a) If the Participant is employed at the time of his death, total disability, or normal retirement, Participant or his/her personal representative must sell his/her earned book value stock back to the Corporation.
(1) Twenty percent (20%) of the purchase price will be paid each year thereafter, beginning on the first anniversary of the date of such death, total disability, or retirement.
(2) The purchase price for any year shall be the book value at the close of the most recent year ended prior to the date of such death, total disability or retirement.
(3) The amount of the purchase price shall bear interest at the percentage determined by 1st Source Corporation’s
(i) Dividends for the most recently completed calendar year divided by
(ii) The ending market value for the most recently completed calendar year,
(iii) adjusted annually on the anniversary date of the note documenting the sale agreement.
(4) At the date of such retirement or total disability, Participant may elect to delay the sale of all book value stock for a period of up to five (5) years from the date of retirement or total disability under the sale terms above. The purchase price for any delayed sale shall be the book value at the close of the most recent year ended prior to the end of the delayed period.

(5) The Corporation may elect to pay the purchase price through an exchange of all book value stock for market value stock of equal value. Such election must be made for all book value shares earned at time of such retirement or disability in accordance with the requirements established by the Committee. The Corporation may take into account the request of the Participant to be paid in either cash or market value stock.
(6) As any unearned book value stock at date of such retirement is earned thereafter, it shall be sold to, or exchanged with, the Corporation consistent with the Corporation’s election in the immediately preceding subparagraph, and otherwise subject to the terms above.
(b) Upon termination of employment by voluntary act of Participant or by act of Corporation, except death or disability or normal retirement, all of such Participant’s earned book value stock must be sold to Corporation.
(1) The price to be paid by Corporation shall be the lower of (a) book value at the close of the most recent year ended prior to the date of departure, or (b) book value at the close of the year of departure. Book value shall be determined by the Committee as described in paragraph 10 below.
(2) Installments of ten percent (10%) of the purchase price of the shares shall be paid to the Participant each year, without interest.
(c) If the Committee in its sole discretion determines in any case that lump sum payment instead of installment payment as required by paragraph 9(a) or (b) would be desirable (whether for financial reasons, administrative ease, or otherwise) due to the size of the required installment payments, the Committee may order without consent of the Participant such lump sum payment be made in lieu of payment in installments. Such a lump sum payment shall be in an amount equal to the present value of the installment payments which would have otherwise been paid discounted at the current long-term “applicable federal rate.”
10. MISCELLANEOUS PROVISIONS.
(a) Expense. All expenses and costs in connection with the administration of the Plan shall be borne by the Corporation.
(b) No Prior Rights of Offer. Nothing in the Plan shall be deemed to give any officer or employee of the Corporation or his or its legal representatives or assigns or any other person or entity claiming under or through any Participant any contractual or other right to participate in the benefits of the Plan.
(c) Indemnification of the Committee. In addition to such other rights or indemnification as they may have, the members of the Committee shall be indemnified by the Corporation against all costs and expenses reasonably incurred by them or any of them in connection with any action, suit or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any award granted thereof and against all amounts paid by them in settlement thereof (provided such settlement is approved by legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceedings, the person desiring indemnification shall give the Corporation an opportunity, at its own expense, to handle and defend the same.
(d) Liability of Corporation. The liability of the Corporation under this Plan or any award of shares made hereunder is limited to the obligation set forth with respect to such award, and nothing herein contained shall be construed to impose any liability on the Corporation in favor of any Participant with respect to any loss, cost or expense which a Participant may incur in connection with or arising out of any transaction in connection therewith.
(e) No Agreement to Employ. Nothing in the Plan shall be construed to constitute or be evidence of an agreement or understanding expressed or implied on the part of the Corporation or any Subsidiary to employ or retain any Participant to whom any shares have been awarded for any specified period of time or times.
(f) Book value. Book value under this Plan shall be determined in accordance with generally accepted accounting principles, as published in the Corporation’s Annual Report.
(g) Market value. Market value under this Plan shall mean the closing price of a share of common stock, as reported by NASDAQ, or by any other exchange upon which the shares may be traded, for the day on which the value is to be determined or if that day is not a stock trading day, then on the last preceding trading day.
(h) Overstated Financial Results or Other Metrics, Fraud, Malfeasance or Purposeful Misstatement. In addition to any terms as the Committee may determine, all awards under the Plan are subject to the Corporation’s Clawback Policy which provides for potential forfeiture and/or recovery by the Corporation of (i) excess awards received by any Participant upon a determination that the awards were based upon financial results or other metrics that were misstated or otherwise inaccurate, either for business units of the Corporation or the Corporation as a whole, and (ii) all such awards received by any Participant upon a determination that the Participant had responsibilities for the accounting that led to the misstatement or inaccuracy, or committed fraud or other malfeasance while employed by the Corporation.
(i) Requirements of Internal Revenue Section Code 162(m). Notwithstanding any other provision of the Plan, the Committee may impose such conditions on any award as may be required to satisfy the requirements of Section 162(m) of the Internal Revenue Code (or any successor or similar rule relating thereto) to the extent desired by the Committee and whether awards are qualified performance based compensation under Section 162(m) of the Internal Revenue Code shall be at the sole discretion of the Committee.

(j) Tax Withholding. The Corporation will have the right to withhold from the payment of any Award the amount of any federal, state or local taxes which the Corporation is required to withhold.
11. AMENDMENT AND TERMINATION OF THE PLAN. The Board of Directors, acting through the Committee, may amend, suspend or terminate the Plan, any portion thereof at any time, consistent with applicable law, regulation and listing rules, but it may not adversely affect the rights of any participant with respect to an award already earned. Notwithstanding the foregoing, any material amendments (as defined under the NASDAQ Listing Rules) of the EIP Plan will require shareholder approval.
12. POWERS OF EXECUTIVE COMPENSATION AND HUMAN RESOURCES COMMITTEE. The Committee shall have the authority to make all interpretations of this plan in its sole discretion. It shall make all administrative rules and other determinations and shall rule upon all questions and requests with respect to the Plan.

Exhibit B

Amended as of February 15, 2026

1st Source Corporation Strategic Deployment Incentive Plan

1.Purpose. The purpose of the 1st Source Corporation (“Company”) Strategic Deployment Incentive Plan (“Plan”) is to promote the interests of the Company and its shareholders through the (i) attraction and retention of executive officers (“Executives”) essential to the success of the Company and its subsidiaries; (ii) motivation of Executives using performance-based incentives linked to annual goals that support the Company’s long-term strategic objectives; and (iii) enabling of the Executives to share in the long term growth and success of the Company.
2.Administration. The Plan will be administered by the Executive Compensation and Human Resources Committee (“Committee”) of the Board of Directors of the Company. The Committee will have the sole, final and conclusive authority to administer, construe and interpret the Plan.
3.Eligibility. The Committee in its sole discretion will select full-time Executives of the Company and its subsidiaries, who in its opinion, are expected to lead or contribute significantly to achievement of annual or multi-year goals and to develop and execute the long-term strategic objectives of the Company and its subsidiaries.
4.Performance-Based Compensation. Any awards (“Awards”) made to Executives under the Plan will be performance-based compensation with three dimensions. First, the Plan is designed to encourage the Executives to focus on initiatives that support the Company’s long-term strategic objectives but not at the expense of meeting or exceeding the expectations of the Company’s shareholders as reflected in the annual or multi-year performance goals approved by the Committee. There will be no payment of any Awards unless the Company achieves its minimum net income goal pre-established by the Committee.
Second, the payment of any Awards will be calculated as a percentage of the Company’s annual net income. Sharing a modest portion of net income with the Executives who successfully lead and execute the initiatives designed to meet the Company’s long-term strategic objectives directly aligns their performance on these initiatives with the long-term interests of shareholders. At the beginning of each annual or multi-year award period, the Committee will set a range for each of the Executives reflected by a minimum, target and maximum percentage of net income with the maximum total award for any calendar year not to exceed 1.00% for any Executive or 2.00% for all Executives, as well as a minimum and target percentage of net income so that the Committee may reduce the award pursuant to the third dimension below. In setting the amounts, the Committee shall consider the roles and responsibilities of each Executive with respect to the Company’s long-term strategic objectives.
Third, the Committee may reduce the maximum percentage of net income within pre-established ranges by reference to pre-established shared and/or individual goals for the Executives that support the Company’s long-term strategic objectives (“Annual Strategic Goals”). The Committee will assign Annual Strategic Goals to each of the Executives at the beginning of each calendar year or multi-year award period using objective performance targets or criteria and weightings among the Annual Strategic Goals. The Committee will then use the results achieved during each calendar year (individually or in aggregate) to determine the amount of the Award, if any, to be paid to each Executive which is to be reduced from the maximum percentage of net income based on performance.
All determinations of eligibility, Annual Strategic Goals, financial metrics and formulas for calculation of Awards for an award period will be established by the Committee in writing no later than ninety (90) days after the beginning of the annual or multi-year award. The total cash and shares awarded to any single Executive either in cash or in shares shall not exceed $1 million in one calendar year. The total awards paid in a single calendar year to a single Executive made in cash and in shares may not exceed $3 million. No performance measures for an Executive’s Annual Strategic Goals will allow for any discretion by the Committee to increase an Award, but the Committee shall have discretion to reduce an Award. The payment of any Award under the Plan to an Executive with respect to a relevant calendar year will be contingent upon certification by the Committee prior to any such payment that the applicable performance measure(s) or criteria for the Executive’s Annual Strategic Goals have been satisfied. Payment of any Award must be made not later than the end of the applicable short term deferral exception period established in Section 409A (or successor provision) of the Internal Revenue Code or regulations thereunder.
To the extent authorized by the Committee at the time of payment of an award, an award may be paid in whole or in part in the form of shares of common stock of the Company having a fair market value or book value at the time of issuance equal to the dollar amount of the award (or portion thereof) to be so paid. After April 23, 2026, the Committee may allocate and issue under the Plan not more than 100,000 shares of the outstanding common stock of the Company. The Committee may require each Executive acquiring shares pursuant to this Plan to represent to and agree with the Company in writing that he/she is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfers. The aggregate number of shares available to be allocated under this Plan shall be proportionately adjusted to reflect any change in the number or kind of shares of stock resulting from: (1) a subdivision or consolidation of shares or any other capital adjustment, (2) the payment of a stock dividend, (3) an increase or decrease in the number of shares of issued stock effected without receipt of consideration by the Company (other than contributions of stock by the Company to any employee benefit plan), or (4) any transaction or occurrence which, in the judgment of the Committee, has a similar effect on the stock.

All awards under the Plan shall require a satisfactory performance evaluation.
Upon any cessation of employment prior to payment of the Award, the entire Award shall be forfeited and terminate.
5.No Employment Contract. The Plan is not and is not intended to be an employment contract with respect to any of the Executives, and the Company’s rights to continue or to terminate the employment relationship of any Executive will not be affected by the Plan.
6.Amendment and Termination. The Board of Directors of the Company, acting through the Executive Compensation and Human Resources Committee, may amend, suspend or terminate the Plan or any portion thereof at any time, but it may not adversely affect the rights of any Executive with respect to an Award already earned by an Executive. Any increase in the maximum total award for any calendar year for any Executive or for all Executives will require shareholder approval. Notwithstanding the foregoing, any material amendments (as defined under the NASDAQ Listing Rules) of the SDIP will require shareholder approval.
7.Indemnity. Each person who is or will have been a member of the Board of Directors or the Committee will be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred in connection with or resulting from any claim, action, suit, or proceeding to which such person may be a party or in which they may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such persons in settlement thereof with the Company’s approval, or paid in satisfaction of a judgment in any such action, suit or proceeding against them, provided they will give the Company an opportunity, at its own expense, to handle and defend the same before they undertake to handle and defend it on their behalf. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
8.Overstated Financial Results or Other Metrics, Fraud, Malfeasance or Purposeful Misstatement. In addition to any terms as the Committee may determine, all awards under the Plan are subject to the Corporation’s Clawback Policy which provides for potential forfeiture and/or recovery by the Corporation of (i) excess awards received by any Participant upon a determination that the awards were based upon financial results or other metrics that were misstated or otherwise inaccurate, either for business units of the Corporation or the Corporation as a whole, and (ii) all such awards received by any Participant upon a determination that the Participant had responsibilities for the accounting that led to the misstatement or inaccuracy, or committed fraud or other malfeasance while employed by the Corporation.
9.Expenses of Plan. The expenses of administering the Plan will be borne by the Company.
10.Successors. The Plan will be binding upon the successors and assigns of the Company.
11.Tax Withholding. The Company will have the right to withhold from the payment of any Award the amount of any federal, state or local taxes which the Company is required to withhold.
12.Governing Law and Notice. The Plan, and its rules, rights, agreements and regulations, will be governed, construed, interpreted and administered solely in accordance with the laws of the State of Indiana. In the event any provision of the Plan is held invalid, illegal or unenforceable, in whole or in part, for any reason, such determination will not affect the validity, legality or enforceability of any remaining provisions and the Plan shall remain in full force and effect to the fullest extent possible notwithstanding the invalidity, illegality or unenforceability of such provision.
Unless otherwise specifically provided herein, any notice to be given to the Committee under the Plan will be given in writing and will be deemed delivered for all purposes of the Plan if personally delivered to a member of the Committee or mailed to such Committee addressed to the Company by postpaid, certified United States mail.
13.Effective Date and Duration of Plan. The Plan was adopted on February 19, 1998, by the Executive Committee of the Board of Directors of the Company and became effective as of that date. The Plan will have no termination date, unless otherwise required by law or otherwise terminated by the Committee.
-END-

Exhibit C

Amended as of February 15, 2026

1ST SOURCE CORPORATION
1982 RESTRICTED STOCK AWARD PLAN

1.Purpose. This Restricted Stock Award Plan (“the Plan”) is intended to promote the interest of 1st Source Corporation, an Indiana corporation (the “Corporation”) and its shareholders by providing an incentive to induce continued future employment and performance of certain key exempt or non-exempt employees of the Corporation and certain key employees of one or more Subsidiaries of Corporation. For the purposes of this Plan, the term “Subsidiary” shall mean a corporation or corporations of which the Corporation owns, directly or indirectly, a majority of the outstanding voting stock.

2.Adoption and Administration of the Plan. The Plan shall become effective as of May 1, 1982. The Plan shall be administered by the Executive Compensation Committee of the Corporation (the “Committee”). The Committee shall interpret, implement, and administer the Plan to the extent and the manner contemplated herein it shall exercise the discretion granted to it as to the determination of who shall participate in the Plan, the terms and conditions under which key employees may participate or continue participating in the Plan, how many shares shall be allocated to each participant, and the time when such shares shall be allocated and issued to each participant. Any action taken by the Committee with respect to the implementation, interpretation or administration of the Plan shall be final, conclusive and binding on the Corporation and each participant.

3.Stock Subject to Plan. After April 23, 2026 the Committee may allocate and issue under the Restricted Stock Award Plan not more than 500,000 shares of the outstanding common stock of the Corporation, which common stock is herein sometimes referred to as “shares.” The distribution of shares pursuant to this Plan may be made either from authorized and unissued shares or from Treasury shares as determined by the Committee. All shares issued in accordance with the Plan shall be fully paid and non-assessable shares and free from preemptive rights. The aggregate number of shares available to be allocated under this Plan shall be proportionately adjusted to reflect any change in the number or kind of shares of stock resulting from: (1) a subdivision or consolidation of shares or any other capital adjustment, (2) the payment of a stock dividend, (3) an increase or decrease in the number of shares of issued stock effected without receipt of consideration by the Company (other than contributions of stock by the Company to any employee benefit plan), or (4) any transaction or occurrence which, in the judgment of the Committee, has a similar effect on the stock.

4.Eligibility. The Committee shall designate from time to time key exempt and non-exempt employees of the Corporation or a Subsidiary (including officers) engaged in activities which further the objectives of the Corporation, who shall be eligible to receive an allocation or allocations of shares under the Plan as recommended by the Chief Executive Officer, and the number of shares of stock of the Corporation to be allocated to each. In selecting those persons to whom allocations of shares hereunder shall be made at any time, and in determining the number of shares to be allocated, the Committee shall consider with respect to those employees the position and responsibility of such persons, the value of their future services to the Corporation, the compensation otherwise received by persons and other factors as the Committee deems pertinent.

5.Form of Allocation. At the time of making any allocation by the Committee, the Committee shall advise the employee selected to participate in a stock award under this Plan as to such allocation by written notice, which employee so selected hereinafter is sometimes referred to as “Participant.”

6.Action Required of Participants.

(a) Within 30 days from the date of such written notice of the Participant’s initial allocation under the Plan, the Participant shall notify the Committee, in writing, of acceptance of the allocation and the terms thereof, applicable to the initial allocation and to all subsequent allocations accepted under the Plan, which notice shall be deemed delivered for all purposes by this Plan when personally delivered or mailed to Chief Financial Officer, 1st Source Corporation, P.O. Box 1602, South Bend, Indiana 46634 by postpaid certified United States mail.

(b) The Corporation may require that, in allocating shares, the Participant agree with, and represent to, the Corporation that Participant is acquiring such shares for the purpose of investment and with no present intention to transfer, sell or otherwise dispose of such shares except such distribution by a legal representative as shall be required by will or the laws of any jurisdiction in winding up the estate of any Participant. Such shares shall be transferable thereafter only if the proposed transfer shall be permissible pursuant to this Plan and if, in the opinion of counsel (who shall be satisfactory to Corporation), such transfer shall at such time be in compliance with applicable securities laws.

7.Restrictions. By accepting the allocation of shares under this Plan, a Participant agrees and consents to the following additional restrictions:

(a) A certificate or certificates for the shares allocated to a Participant shall be delivered by the Corporation to a Participant on the date at which restrictions set forth in paragraph 7(c) below, shall have lapsed. Until such time as the restrictions lapse, Corporation shall issue and retain in safekeeping such allocation. Upon issue Participant shall be a shareholder with respect to all of the shares represented by such certificate or certificates and shall have all rights of a shareholder with respect to all such shares, including the right to vote such shares and receive all dividends and other distributions, subject to termination upon the occurrence of an Act of Forfeiture as set forth in this Plan. The certificates for such shares may be either imprinted or stamped with a legend to the effect that the shares represented thereby may not be sold, exchanged, transferred, pledged, hypothecated, assigned, conveyed, or otherwise voluntarily or involuntarily disposed of except in accordance with this Plan (any such disposition being automatically an Act of Forfeiture) by the holder thereof until such time as the restrictions provided for herein lapse.

(b) If new or additional or different shares or securities are distributed with respect to shares of common stock of the Corporation as the result of a stock split, stock dividend, combination of shares or other change involving 1st Source securities, or exchange for other securities, or reclassification, reorganization, merger, consolidation, recapitalization or otherwise (“Exchange Event”), the Participant shall, as the owner of shares subject to restrictions hereunder, be entitled to such new or additional or different shares of stock or securities.

(1) In the case of an Exchange Event, the certificate or certificates for, or other evidences of, such new or additional or different shares or securities shall be appropriately imprinted with the legend provided in paragraph 7(a) of this Plan, and all provisions of this Plan relating to restrictions and lapse of restrictions herein set forth shall thereupon be applicable to such new or additional or different shares or securities to the extent applicable to the shares with respect to which they were distributed; provided, further, that if the Participant shall receive rights, warrants or fractional interests in respect of any of such shares, such rights or warrants and such fractional interests shall be received by the Participant subject to all of the remaining restrictions herein set forth. All such additional shares, rights or other securities shall be retained in safekeeping by the Corporation for the account of the Participant.

(2) In the case of a qualifying termination of employment of the Participant, as defined below, (i) all awarded shares subject to forfeiture under this Plan shall no longer be subject to forfeiture and shall be earned stock for all purposes of the Plan, and (ii) all restrictions on shares of stock theretofore awarded hereunder shall terminate (except for any restrictions imposed by applicable securities laws). The foregoing sentence shall be effective immediately prior to such qualifying termination of employment.

(3) For purposes of this Section, the following defined terms have the described meanings. “Qualifying termination of employment” means the involuntary termination of the Participant’s employment (i) within one year following an Exchange Event that involves the distribution of securities of an issuer other than 1st Source and that results in a change of control of 1st Source and (ii) for reasons other than the Participant’s willful and continued failure to perform his or her material duties and other than the Participant’s dishonesty or willful misconduct in connection with his or her work. “Change of control” means a change of ownership or management that the Committee, in its full and sole discretion, shall determine to be a change of control for purposes of this Section; in the absence of a contrary finding by the Committee, the acquisition by any person or group of persons, other than 1st Source, of beneficial ownership of 50.01% or more of the then outstanding shares of 1st Source common stock shall be deemed a change of control.

(c) The term “Restricted Period” with respect to any allocation of shares issued to a Participant under this Plan shall mean a period commencing on the date of issuance of such shares to the Participant and ending ten (10) years or such other period as the Committee may designate in the notice of allocation thereafter. The restricted period shall terminate at an equal and proportionate amount of the allocation of shares for each year in which:

(1) the Participant has served continuously as an employee, and was employed or retired at year end, or in which such employee dies while employed or retired.

(2) the company return on equity meets or exceeds the rate of return on common equity established in advance by the Committee, or the Participant meets or exceeds the individual performance goal(s) established in advance by the Committee, as applicable.

Any year in which the cumulative rate of return on equity meets or exceeds the rate established for the accumulated years subsequent to the year of the award, will remove the restrictions for that year and any prior year for which the yearly rate failed to meet the established rate.

Notwithstanding the foregoing, the Committee may in its sole discretion at any time extend the Forfeiture Period on issued shares for the current or prior year(s), despite the Corporation’s failure to meet the required annual or cumulative rate of return.

With respect to individual performance goals, if a Participant fails to meet or exceed his/her individual performance goal(s) for a given year, all shares so restricted with respect to that year will be forfeited.

The Committee may designate the particular shares with respect to which such restrictions end at the expiration of each such yearly period either by authorizing the issuance of separate certificates or by other instruments or documentation as deemed feasible by the Committee, and such certificates shall be delivered to Participant forthwith.

(d) For all purposes of this Plan, an “Act of Forfeiture” with respect to the remaining restricted stock of any award shall be deemed to be any one of the following:

(1) Voluntary or involuntary termination including death, retirement or total disability of the employment of a Participant during the Restricted Period, or
(2) The attempted sale, exchange, transfer, pledge, hypothecation, assignment, conveyance or other voluntary or involuntary disposition of any of the restricted shares during their Restricted Period, all of which is hereby expressly prohibited by this agreement, or

(3) The election by the Participant to be taxed in the year of receipt of the restricted stock under Section 83(b) of the Internal Revenue Code of 1986 as amended, or

(4) Termination of the Restricted Period if the annual or cumulative rate of return on common equity has not been achieved.

(e) Upon the occurrence of an Act of Forfeiture relating to a Participant, the right, title and interest of all remaining restricted shares of Corporation allocated to the Participant shall be automatically forfeited and terminated for all purposes and Participant agrees on behalf of himself, his personal representatives, heirs, legatees, or successors to:

(1) Execute and deliver to Corporation such forms of stock power, assignments or instruments of transfer which Corporation may reasonably request and, upon the failure of Participant or his personal representatives, heirs, legatees or successors so to do, the Secretary of Corporation is hereby appointed as the attorney-in-fact of Participant and his personal representatives, heirs, legatees or successors to execute and deliver any and all forms of stock power, assignments and instruments of transfer requested by the Committee to vest and transfer to Corporation complete title to all such forfeited shares, and further each Participant consents and agrees that the St. Joseph Circuit Court of St. Joseph County, Indiana, shall have personal jurisdiction over such Participant to permit Corporation to obtain an order to specific performance which is authorized and for which consent is hereby given by each Participant who accepts an allocation of shares under this Plan.

(f) The right, title and interest of any transferee of any restricted shares acquired from a Participant under this Plan by Will or by the laws of descent and distribution shall be subject to all the terms and conditions of this Plan, including, but without limitation, the restrictions on transfer and the provisions relating to forfeiture.

(g) Any transfer or purported transfer made by a Participant at any time while restricted or prohibited by this Plan, except at the times and in the manner expressly authorized, shall be null and void and the Corporation shall not be obligated to recognize or give effect to such transfer on its books or records or recognize the person or persons to whom such purported transfer has been made as the legal beneficial holder of such shares.

(h) The Committee may impose such other restrictions on any shares allocated to a Participant pursuant to this Plan as it may deem advisable, including without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any stock exchange upon which such shares or shares of the same class are then listed, and under any blue-sky or securities laws applicable to such shares.

8. Miscellaneous Provisions.

(a) Expense. All expenses and costs in connection with the administration of the Plan shall be borne by the Corporation.

(b) No Prior Rights of Offer. Nothing in the Plan shall be deemed to give any officer or employee of the Corporation or his or its legal representatives or assigns or any other person or entity claiming under or through any Participant any contractual or other right to participate in the benefits of the Plan.

(c) Indemnification of the Committee. In addition to such other rights or indemnifications as they may have, the members of the Committee shall be indemnified by the Corporation against all costs and expenses reasonably incurred by them or any of them in connection with any action, suit or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any award granted thereof and against all amounts paid by them in settlement thereof (provided such settlement is approved by legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceedings, the person desiring indemnification shall give the Corporation an opportunity, at its own expense, to handle and defend the same.

(d) Liability of Corporation. The Liability of the Corporation under this Plan or any allocation of shares made hereunder is limited to the obligation set forth with respect to such allocation, and nothing herein contained shall be construed to impose any liability on the Corporation in favor of any Participant with respect to any loss, cost or expense which a Participant may incur in connection with or arising out of any transaction in connection therewith.

(e) No Agreement to Employ. Nothing in the Plan shall be construed to constitute or be evidenced of an agreement or understanding expressed or implied on the part of the Corporation or any Subsidiary to employ or retain any Participant to whom any shares have been allocated for any specified period of time or times.

9. Amendment and Termination of the Plan. The Corporation may at any time terminate or extend the Plan, or make such modification of the Plan or of the exhibits attached to this Plan as it shall deem advisable. No termination or amendment of the Plan shall, without the consent of any person affected thereby, modify or in any way affect any right or obligation created prior to such termination or amendment.

Your **Vote** Counts!

1ST SOURCE CORPORATION

2026 Annual Meeting

Vote by April 22, 2026 11:59 PM ET. For shares held in a Plan, vote by April 20, 2026 11:59 PM ET.

V83257-P42891

You invested in 1ST SOURCE CORPORATION and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy materials for the shareholder meeting to be held on April 23, 2026.**

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View the Notice of Annual Meeting of Shareholders and Proxy Statement, Annual Report and Proxy Card online OR you can receive a free paper or email copy of the material(s) by requesting prior to April 9, 2026. If you would like to request a copy of the material(s) for this and/or future shareholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

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April 23, 2026
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THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming shareholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items		Board Recommends
1.	Election of Directors for terms expiring April 2029: **Nominees:**	
1a.	Christopher J. Murphy III	For
1b.	Timothy K. Ozark	For
1c.	Todd F. Schurz	For
1d.	Andrea G. Short	For
2.	Advisory Approval of Executive Compensation.	For
3.	Approval of Amended 1982 Executive Incentive Plan.	For
4.	Approval of Amended Strategic Deployment Incentive Plan.	For
5.	Approval of Amended 1982 Restricted Stock Award Plan.	For
6.	Ratification of the appointment of FORVIS MAZARS, LLP as 1st Source Corporation's independent registered public accounting firm for the fiscal year ending December 31, 2026.	For

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. The proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the proxy will be voted for all nominees listed in proposal 1, for proposals 2, 3, 4, 5 and 6. The undersigned hereby appoints Christopher J. Murphy III, Brian S. Duba and Brett A. Bauer and each of them proxies; to represent the undersigned, with full power of substitution, at the Annual Meeting of Shareholders of 1st Source Corporation to be held April 23, 2026 and at any and all adjournments thereof.

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V83258-P42891

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Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 22, 2026 for shares held directly and by 11:59 p.m. Eastern Time on April 20, 2026 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

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V83255-P42891

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

1ST SOURCE CORPORATION

The Board of Directors recommends you vote FOR the following:

1. Election of Directors for terms expiring April 2029:

Nominees:	**For**	**Against**	**Abstain**
1a. Christopher J. Murphy III	☐	☐	☐
1b. Timothy K. Ozark	☐	☐	☐
1c. Todd F. Schurz	☐	☐	☐
1d. Andrea G. Short	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. The proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the proxy will be voted for all nominees listed in proposal 1 and for proposals 2, 3, 4, 5 and 6. The undersigned hereby appoints Christopher J. Murphy III, Brian S. Duba and Brett A. Bauer and each of them proxies; to represent the undersigned, with full power of substitution, at the Annual Meeting of Shareholders of 1st Source Corporation to be held April 23, 2026 and at any and all adjournments thereof.

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF SHAREHOLDERS OF 1st SOURCE CORPORATION

April 23, 2026, 8:00 a.m.

V83256-P42891

1ST SOURCE CORPORATION
Proxy for Annual Meeting of Shareholders April 23, 2026
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Christopher J. Murphy III, Brian S. Duba, and Brett A. Bauer and each of them proxies; to represent the undersigned, with full power of substitution, at the Annual Meeting of Shareholders of 1st Source Corporation to be held April 23, 2026 and at any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

(Continued and to be signed on the reverse side)